 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261711
PROSPECTUS
89,684,876 Shares of Common Stock
7,666,667 Warrants

This prospectus relates to the registration of the Common Stock, par value $0.0001 per share, of Solid Power, Inc. (the “Common Stock”) and warrants to purchase shares of Common Stock as described herein.
This prospectus relates to the offer by us, and the resale by the Selling Securityholders (as defined in “Selling Securityholders” below) of: (i) up to 7,666,667 shares of Common Stock issuable upon the exercise of an aggregate of 7,666,667 warrants held by Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and certain former independent directors, each of which is exercisable at a price of $11.50 per share (collectively, the “Private Placement Warrants”), (ii) up to 11,666,667 shares of Common Stock issuable upon the exercise of 11,666,667 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants,” and, collectively with the Private Placement Warrants, the “Warrants”), and (iii) up to 5,091,169 shares of Common Stock issuable upon the exercise of certain options to purchase shares of Common Stock held by Douglas Campbell (the “Legacy Expiring Option Shares”).
This prospectus also relates to the resale from time to time by the Selling Securityholders of: (i) 45,760,373 shares of Common Stock (the “Founder and Certain Legacy Holder Shares”) consisting of (a) an aggregate of 8,750,000 shares of Common Stock held by the Sponsor and certain former independent directors and (b) an aggregate of 37,010,373 shares of Common Stock beneficially owned by certain former stockholders of Solid Power Operating, Inc. (f/k/a Solid Power, Inc.; “Legacy Solid Power”), (ii) 19,500,000 shares of Common Stock purchased at Closing (as defined below) by a number of subscribers pursuant to separate subscription agreements (the “PIPE Shares”) and (iii) the 7,666,667 Private Placement Warrants.
The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Of the 89,684,876 shares of Common Stock that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 58,518,209 of those shares pursuant to our bylaws and/or other agreements further described in the sections titled “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus.
Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SLDP” and our Public Warrants are listed on Nasdaq under the symbol “SLDPW.” On December 16, 2021, the last quoted sale price for our Common Stock as reported on Nasdaq was $9.71 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $3.12 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 7 of this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

EXPLANATORY NOTE
On December 8, 2021 (the “Closing Date”), Solid Power, Inc., a Delaware corporation (f/k/a Decarbonization Plus Acquisition Corporation III, “Solid Power,” the “Company,” “we,” “us” or “our”), consummated its previously announced business combination pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated June 15, 2021 (as amended, the “Business Combination Agreement”), by and among the Company, DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Solid Power Operating, Inc., a Colorado corporation (f/k/a Solid Power, Inc., “Legacy Solid Power”), following the approval at a special meeting of the stockholders of the Company held on December 7, 2021 (the “Special Meeting”). Decarbonization Plus Acquisition Corporation III prior to the business combination is referred to herein as “DCRC.”
Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Legacy Solid Power, with Legacy Solid Power surviving the merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “business combination”). On the Closing Date, the Company changed its name from “Decarbonization Plus Acquisition Corporation III” to “Solid Power, Inc.”
In connection with the closing of the business combination (the “Closing”), and subject to the terms and conditions of the Business Combination Agreement, each outstanding share of Legacy Solid Power’s common stock (including shares of Legacy Solid Power common stock resulting from the conversion of each share of Legacy Solid Power’s preferred stock and the shares issuable upon the exercise of all of its outstanding warrants) was canceled and converted into the right to receive the number of shares of the Company’s Common Stock (as defined below) based on an exchange ratio equal to approximately 3.182 (the “Exchange Ratio”), and each outstanding Legacy Solid Power option was converted into a Company option based on the Exchange Ratio applicable to shares of Legacy Solid Power common stock. At the Closing, the Company issued an aggregate of 104,518,159 shares of Common Stock to the equityholders of Legacy Solid Power and the Legacy Solid Power optionholders held options in the Company to receive an aggregate 34,407,949 shares of Common Stock, subject to payment of the applicable exercise price and, in certain circumstances, vesting obligations.
Furthermore, in connection with the business combination, (i) all shares of DCRC’s Class A common stock prior to the business combination were re-designated as “common stock, par value $0.0001 per share” of the Company (as so re-designated, “Common Stock”) and (ii) all 40,000 shares of the Company’s Class B common stock were converted, on a one-for-one basis, into an equivalent number of shares of Common Stock.
On the Closing Date, a number of purchasers (the “PIPE Investors”), including certain of the Company’s equityholders and commercial partners, purchased from the Company an aggregate of 19,500,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $195 million (the “PIPE Financing”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into on June 15, 2021 or October 27, 2021. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the PIPE Investors with respect to the PIPE Shares.
Prior to the Closing, DCRC had $1,500,000 outstanding under working capital loans from Decarbonization Plus Acquisition Sponsor III LLC (the “Sponsor”), which, in connection with the Closing, the Sponsor elected to convert into 1,000,000 warrants to purchase shares of Common Stock at a price of $1.50 per warrant, which warrants are included in the 7,666,667 Private Placement Warrants registered by the registration statement of which this prospectus is a part. The working capital warrants are identical to the private placement warrants issued to the Sponsor in a private placement consummated simultaneously with the Company’s initial public offering, including as to exercise price, exercisability and exercise period.

ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”
MARKET AND INDUSTRY DATA
We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.
TRADEMARKS
Our logo and trademark appearing in this prospectus are our property. This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Common Stock and Warrants. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Overview
Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte, and is focused solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market. The world has started its transition to battery-powered electric vehicles. Current liquid electrolyte-based lithium-ion battery technology allowed electric vehicles to secure roughly 2% of new vehicle sales in 2020. BloombergNEF predicts by the mid-2030s approximately 50% of all new auto sales will be fully electric. This corresponds to an estimated $305 billion total addressable market based on projected new auto sales in 2035, assuming a 70 kWh pack size and a cost of $85/kWh.
In recent years, liquid electrolyte-based lithium-ion technology made considerable strides to increase stored energy while lowering costs; however, current technology is approaching its practical limits. To reach mass adoption where a majority of new passenger vehicles are electrified, battery cell technology must take a big step forward. We are developing our All-Solid-State Platform to address these needs.
We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive original equipment manufacturers (“OEMs”) and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:
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safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

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energy density, a measure of the energy stored by the battery cell relative to its volume, by enabling higher capacity electrodes that are otherwise not considered viable in a traditional lithium-ion battery cell;

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calendar life — how long a battery cell can last before seeing significant degradation, especially at elevated temperature — as compared to current-generation lithium-ion; and

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cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs.

We have demonstrated that our all-solid-state battery cell technology can be manufactured in a high-throughput manner using existing lithium-ion battery cell manufacturing techniques and equipment. We believe that our technology could power longer range, lower cost, and safer electric vehicles, resulting in broader electric vehicle market adoption.
Our principal executive offices are located at 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027, and our telephone number is (303) 219-0720. Our website is https://www.solidpowerbattery.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

Risks Related to Development and Commercialization
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It will be challenging to develop all-solid-state battery cells capable of production at volume and with acceptable performance, yields and costs. The pace of development in materials science is often not predictable. Delays or failures in accomplishing particular development objectives may postpone or prevent us from generating revenues from the licensing of our battery cell technology or sales of our sulfide-based solid electrolytes.

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If our all-solid-state battery cells fail to perform as expected, our ability to develop, market, and license our technology could be harmed.

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We may not succeed in developing all-solid-state battery cells for commercialization under our joint development agreements (“JDAs”) within the time parameters specified therein. If we do not meet the milestones in certain JDAs, our partners may terminate them without liability to us. Termination of a JDA by a partner, particularly a key partner like Ford Motor Company (“Ford”), BMW of North America LLC or SK Innovation Co. Ltd. (“SK Innovation”), could impair our reputation and prospects materially.

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We depend on our ability to manage our relationships with existing partners, and to develop new relationships over time. We may not succeed in managing these business relationships, which could slow our development progress and impair our business prospects.

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We have not reached any agreement with our partners on economic terms for the supply of our all-solid-state battery cell technology or sale of sulfide-based solid electrolytes. As a result, our projections of revenue and other financial results are uncertain.

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The non-exclusive nature of our JDAs exposes us to the risk that our partners may elect to pursue other electric vehicle technologies, which likely would impair our revenue generating ability.

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The terms of certain JDAs permit our partners to share in the intellectual property developed through the research and development efforts required under our particular agreements with them. Our ability to share developments gained through the course of performance of a particular JDA with our other partners may be limited in certain circumstances. In certain circumstances, our partners may be able to exploit certain of the intellectual property developed under their respective JDAs in ways that are detrimental to us.

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We have only conducted preliminary safety testing on our prototype all-solid-state battery cells. Our all-solid-state battery cells will require additional and extensive safety testing prior to being installed in electric vehicles.

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Substantial increases in the prices for our raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect our business.

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We have been, and may in the future be, adversely affected by the global COVID-19 pandemic and/or any other pandemic.

Risks Related to Industry and Market Trends
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If solid-state battery cell technology does not become widely accepted, we may not be successful in generating revenues from the manufacturing and sale of our sulfide-based solid electrolytes.

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The battery cell market continues to evolve and is highly competitive, and we may not be successful in competing in this market or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

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Our future growth and success are dependent upon consumers’ willingness to adopt electric vehicles.

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We may not be able to accurately estimate the future supply and demand for our all-solid-state battery cells and/or our sulfide-based solid electrolytes, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

Risks Related to Limited Operating History
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Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

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We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.

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We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.

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Most of our management does not have experience in operating a public company.

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We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our technologies and our business, revenues and prospects.

Risks Related to Intellectual Property
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We rely heavily on owned and exclusively-licensed intellectual property, which includes patent rights, trade secrets, copyright, trademarks, and know-how. If we are unable to protect and maintain access to these intellectual property rights, our business and competitive position would be harmed.

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Our patent applications may not result in issued patents, which would result in the disclosures in those applications being available to the public. Also, our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our products.

Risks Related to Finance and Accounting
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Our expectations and targets regarding the times when we will achieve various technical, pre-production and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by us, which if incorrect or flawed, could have a material adverse effect on our actual operating results and performance.

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Incorrect estimates or assumptions by management in connection with the preparation of our financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.

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The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

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Our auditors identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.

Risks Related to Legal and Regulatory Compliance
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We are subject to regulations regarding the storage and handling of various products. We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

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We are subject to substantial regulation, and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

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We are subject to various existing and future environmental health and safety laws, which may result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact our financial results or operations.

Implications of Being an Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING
Issuance of Common Stock
Shares of our Common Stock outstanding prior to exercise of all Warrants
167,557,988 shares
Shares of our Common Stock that may be issued upon exercise of all Warrants
19,333,334 shares
Use of Proceeds . . . . . .
We will not receive any proceeds from the sale of our Common Stock and Warrants offered by the Selling Securityholders (the “Securities”). We will receive up to an aggregate of approximately $222,536,987.76 assuming the exercise in full of all of the Warrants for cash and receipt of the exercise price for all the options underlying the Legacy Expiring Option Shares. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” for more information.
Resale of Common Stock and Warrants
Shares of Common Stock offered by the Selling Securityholders hereunder (representing the Founder and Certain Legacy Holder Shares, the PIPE Shares, the Legacy Expiring Option Shares and the shares of Common Stock that may be issued pursuant to the exercise of the Warrants
89,684,876 shares
Warrants offered by the Selling Securityholders hereunder (representing the Private Placement Warrants)
7,666,667 Warrants
Redemption
The Public Warrants are redeemable in certain circumstances. See the section titled “Description of Capital Stock — Warrants” for further discussion.
Risk Factors
See the section titled “Risk Factors” beginning on page 7 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Common Stock and Warrants.
Nasdaq Symbol
“SLDP” for our Common Stock and “SLDPW” for our Public Warrants.
Lock-Up Restrictions
Of the 89,684,876shares of Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 58,518,209 of those shares. Specifically, pursuant to our bylaws and the Sponsor Letter (as described in “Certain Relationships and Related Party Transactions”), other than for certain permitted transfers: (i) subject to certain mutual waiver rights, shareholders of Legacy Solid Power that received shares of our Common Stock issued or that are issuable in exchange for Legacy Solid Power securities or options may not be transferred, and the holder thereof may not make a public announcement of any intention to transfer any such shares of Common Stock, before the earliest of (a) June 6, 2022, (b) the termination, expiration or waiver of the Founder Shares Lock-up Period (as defined below), and (c) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in the holders of our Common Stock having the right to exchange their Common Stock for cash, securities or other property (the “Legacy Solid Power Lock-Up Period”); (ii) the Sponsor and certain individuals, each of whom was a member of DCRC’s board or management team prior to the Closing (each, an “Insider”), may not transfer, or make a public announcement of any intention to transfer, any Private Placement Warrants or any shares issuable upon the exchange of such before January 7, 2022 (the “Private Placement Warrants Lock-Up Period”) and (iii) the Sponsor and the Insiders may not transfer, or make a public announcement of any intention to transfer any Founder Shares (as defined below) until the earliest of (a) December 8, 2022, (b) if the last sale price of our Common Stock equals or exceeds $12.00 per share (subject to customary adjustments) for any 20 trading days within any 30 trading day period commencing on May 7, 2022 and (c) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in the holders of our Common Stock having the right to exchange their Common Stock for cash, securities or other property (the “Founder Shares Lock-Up Period” and, together with the Legacy Solid Power Lock-Up Period and Private Placement Warrants Lock-Up Period, the “Lock-Up Periods”).
The number of shares of Common Stock outstanding is based on 167,557,988 shares of Common Stock as of December 14, 2021 and excludes the following, in each case as of December 14, 2021:
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34,407,949 shares of our Common Stock issuable upon the exercise of outstanding options under the Solid Power, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), which were assumed by the Company in connection with the merger, with a weighted average exercise price of $1.87 per share, 5,091,169 shares of which have been registered in the registration statement of which this prospectus is a part;

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7,666,667 shares of our Common Stock issuable upon the exercise of Private Placement Warrants to purchase shares of our Common Stock, with an exercise price of $11.50 per share;

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11,666,667 shares of our Common Stock issuable upon the exercise of Public Warrants to purchase shares of our Common Stock, with an exercise price of $11.50 per share;

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18,900,000 shares of our Common Stock reserved for future issuance under the Solid Power, Inc. 2021 Equity Incentive Plan (the “2021 Plan”); and

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3,778,000 shares of our Common Stock reserved for future issuance under the Solid Power, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our Common Stock and Warrants could decline, and you could lose part or all of your investment.
Risks Related to Development and Commercialization
It will be challenging to develop all-solid-state battery cells capable of production at volume and with acceptable performance, yields and costs. The pace of development in materials science is often not predictable. Delays or failures in accomplishing particular development objectives may postpone or prevent us from generating revenues from the licensing of our battery cell technology or sales of our sulfide-based solid electrolytes.
Our business depends on our ability to develop all-solid-state battery cells that outperform the lithium-ion batteries currently prevalent in electric vehicles. We expect to need at least four years of research and development and automotive qualification efforts before our cells will be advanced enough for us to realize material revenue generation from licensing agreements for our all-solid-state battery cells or reach commercial levels of manufacturing of our sulfide-based solid electrolytes. Developing the technology and know-how to produce all-solid-state battery cells at scale and cost, and which meet the performance requirements for wide adoption by automotive original equipment manufacturers (“OEMs”), is extremely challenging. We must overcome significant hurdles to complete development, validation and automotive qualification of our battery cells prior to being able to license or sell our technology to any customers. Some of the development hurdles that we need to overcome before licensing or selling our all-solid-state battery cell technology to customers include:
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increasing the volume, yield, reliability and uniformity of our electrode layers, separators and cells;

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increasing the size and layer count of our multi-layer cells;

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developing manufacturing techniques to produce the volume of cells needed for customer applications;

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understanding optimization requirements for high volume manufacturing equipment;

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designing and engineering packaging to ensure adequate cycle life (i.e., the number of charge and discharge cycles that a battery cell can sustain until its capacity falls below 80% of the original capacity);

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reducing cost of production; and

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meeting the rigorous and challenging specifications required by our customers, and ultimately OEMs and cell manufacturers, including but not limited to, calendar life, energy density, abuse testing, charge rate, cycle life, and operating temperature.

We expect to encounter engineering challenges as we increase the dimensions and throughput of components and cells. To achieve target energy density, we need to increase the layer-count and dimensions of our current electrodes, which are enclosed within a single battery package. We have built and tested both ten-layer cells and 22-layer cells. In order to be commercially viable, we expect our cells will need to have at least 40 layers, our cells will need to be capable of being produced at a high yield without compromising performance, and we will have to solve related packaging challenges in a way that is scalable and at an acceptable cost. If we are not able to overcome these engineering and mechanical hurdles, we may not succeed in licensing our all-solid-state battery cell technology or selling our sulfide-based solid electrolytes to customers as needed to continue our business.

Even if we complete development and succeed in entering into license agreements, we may not start to generate revenues from such agreements until our customers have retrofitted or constructed and deployed facilities to build our all-solid-state battery cells at scale. Any delay in the development, automotive qualification or third-party manufacturing scale-up of our all-solid-state battery cells would negatively impact our business as it will delay time to revenue. It may also negatively impact end-user relationships, including OEMs. Significant delays in providing licenses to our technology would materially damage our business, prospects, financial condition, operating results and brand.
If our all-solid-state battery cells fail to perform as expected, our ability to develop, market, and license our technology could be harmed.
Our battery cell architecture is inherently complex and incorporates technology and components that have not been used in commercial battery cell production. We anticipate that our research and development efforts will extend in an iterative process even beyond the time at which we initially deliver our all-solid-state battery cells to OEMs for validation. The continuous need to refine and optimize our products will require us to continue to perform extensive and costly research and development efforts even after the initial delivery of our cells to OEMs. For instance, we may learn from these validation efforts that our cells contain defects or errors that cause the cells not to perform as expected. Fixing any such problems may require design changes or other research and development efforts, take significant time, and be costly. There can be no assurance that we will be able to detect and fix any defects in our all-solid-state battery cell architecture. If our cell design fails to perform as expected, we could lose licensing contracts and customers of our sulfide-based solid electrolytes.
In addition, because we have a limited frame of reference from which to evaluate the long-term performance of our all-solid-state battery cell design, it is possible that issues or problems will arise once our technology has been deployed for a longer period. If our customers determine our technology does not perform as expected, they may delay deliveries, terminate further orders, or initiate product recalls, each of which could adversely affect our business, prospects, and results of operations.
We may not succeed in developing all-solid-state battery cells for commercialization under our JDAs within the time parameters specified therein. If we do not meet the milestones in certain JDAs, our partners may terminate them without liability to us. Termination of a JDA by a partner, particularly a key partner like Ford, BMW of North America LLC or SK Innovation, could impair our reputation and prospects materially.
We have entered into non-exclusive JDAs, including with certain of our early investors, Ford and BMW of North America LLC as well as SK Innovation, to collaborate on the research and development of our all-solid-state battery cell. The terms of some of these JDAs generally require us to continue our research and development of all-solid-state battery cells and component materials such that our products are capable of being deployed in electric vehicles within the next few years. There is no assurance that we will be able to complete research and development in the time frame required by the JDAs and if we are unable to, our partners may terminate their participation in the JDAs. Given the importance to us of these relationships, the termination of a JDA by a partner could impair our reputation and prospects materially.
Our business depends on our ability to manage our relationships with existing partners, and to develop new relationships over time. We may not succeed in managing these business relationships, which could slow our development progress and impair our business prospects.
Our OEM partners may have economic, business, or legal interests or goals that are inconsistent with ours. As a result, it may be challenging for us to resolve issues that arise in respect of the performance of our JDAs, and in particular as any issue might impact development work underway under the JDAs. Any significant disagreements with them, and especially if we become dependent on that OEM partner for our research and development efforts, may impede our ability to maximize the benefits of our partnerships and slow the commercial roll-out of our all-solid-state battery cell designs. In addition, if our partners are unable or unwilling to meet their economic or other obligations under the JDAs, we may be required to fulfill those obligations alone, which could delay research and development progress and otherwise negatively impact our business and financial results. Furthermore, the relationships we have with our existing partners and the rights our partners’ rights have under their respective JDAs, may deter other automotive OEMs and cell manufacturers from working with us. If we are not able to expand our other customer relationships, our business and prospects could be materially harmed.

We have not reached any commercial agreement with our partners on economic terms for the supply of our all-solid-state battery cell technology or sale of sulfide-based solid electrolytes. As a result, our projections of revenue and other financial results are uncertain.
Our JDAs provide a framework for our cooperation, and certain of the JDAs contemplate that we will enter into additional arrangements with our partners for the purchase and pricing of sulfide-based solid electrolyte materials for integration into our all-solid-state battery cell design, as well as licensing our all-solid-state battery cell technology to cell producers. We have not reached agreement on key commercial terms with any of these partners and the structure for realizing the monetary value of our products is unknown. There can be no assurance that we will be able to agree with our partners on these key elements or that any terms will be financially beneficial for us.
The non-exclusive nature of our JDAs exposes us to the risk that our partners may elect to pursue other battery cell technologies, which likely would impair our revenue generating ability.
Our OEM partners are motivated to develop and commercialize improved battery cell technologies. To that end, our partners have invested, and are likely to continue to invest in the future, in their own development efforts and, in certain cases, in JDAs with our current and future competitors. If other technology is developed more rapidly than our all-solid-state battery cells, or if such competing technologies are determined to be more efficient or effective than our all-solid-state battery cells, our partners may elect to adopt and install a competitor’s battery cell technology or products over ours, which could materially impact our business, financial results, and prospects.
The terms of certain JDAs permit our partners to share in the intellectual property developed through the research and development efforts required under our particular agreements with them. Our ability to share developments gained through the course of performance of a particular JDA with our other partners may be limited in certain circumstances. In certain circumstances, our partners may be able to exploit certain of the intellectual property developed under their respective JDAs in ways that are detrimental to us.
Certain of our JDAs provide that, among other things, (i) any intellectual property jointly developed will be owned by both parties, with each party having the right to license that intellectual property to third parties in connection with the development of such party’s products, (ii) each party retains sole ownership of previously or independently developed intellectual property, and (iii) the partner receives a license to our solely developed intellectual property under the JDA for use in the partner’s products. Furthermore, to the extent a development we make jointly with one of our partners involves such partner’s previously developed intellectual property, we may not be able to use any information gleaned in the course of performance under the JDA with such partner in performance of our other partners’ JDAs, which could prevent us from scaling the development or deploying it in work with all of our partners. There are no assurances we will maintain the access we need to any intellectual property of our partners or that any jointly developed intellectual property will be adequately protected, or that our partners will not seek to capitalize on jointly developed intellectual property for their sole benefit, such as through licensing agreements or other contractual arrangements they may enter with third parties that do not benefit us. In certain of our JDAs to date, we have agreed that our partners would receive certain rights to our intellectual property in certain circumstances, including if we were to fail to perform under commercial agreements that we may enter into in the future or otherwise abandon our business following the execution of such commercial agreements. If those provisions are triggered, certain of our partners may receive perpetual, irrevocable, royalty-free licenses to portions of our intellectual property, which may limit the profitability and competitive advantage offered by our intellectual property and adversely affect our revenue.
We have only conducted preliminary safety testing on our prototype all-solid-state battery cells. Our all-solid-state battery cells will require additional and extensive safety testing prior to being installed in electric vehicles.
To achieve acceptance by automotive OEMs, our anticipated commercial-sized all-solid-state battery cells will have to undergo extensive safety testing. We cannot assure you such tests will be successful, and we may identify different or new safety issues in our development or the commercial cells that have not been present in our prototype cells. If we have to make design changes to address any safety issues, we may have to delay or suspend commercialization, which could materially damage our business, prospects, financial condition, operating results and brand.

We are subject to risks relating to the construction and development of facilities for our short-term research and development and long-term production requirements.
Our business model contemplates that we will construct additional facilities for research and development and eventually sulfide-based solid electrolyte manufacturing. In the near-term, we need to construct a facility for higher-end research and development and scaling of our sulfide-based solid electrolyte material production. In the longer-term, and in connection with potential supply agreements, we will need to construct facilities to produce commercial volumes of our sulfide-based solid electrolyte. We have not secured a location or obtained the necessary licenses or permits for commercial-level sulfide-based solid electrolyte manufacturing facilities. In connection with constructing these facilities, we will need to identify and acquire the land or obtain leases for suitable locations appropriately zoned for activities involving hazardous materials, which will limit where we are able to locate our facilities and may require us to pay a premium for any such real estate. If we fail to do so, or otherwise encounter delays or lose necessary consents, permits, licenses, or commercial agreements, we could face delays or terminations of construction or development activities. If our planned facilities do not become operable on schedule, or at all, or become inoperable, production of our battery cells and our business will be harmed.
We are subject to risks relating to production scale manufacturing of our all-solid-state battery cells through partners in the longer term.
Our business plan contemplates top tier battery cell suppliers and automotive OEMs will manufacture our all-solid-state battery cells pursuant to licensing agreements with us. A component of our plan is to develop our products in such a way as to enable our manufacturing partners to utilize existing lithium-ion battery cell manufacturing processes and equipment. While we believe our development of a manufacturing process compatible with existing lithium-ion battery cell manufacturing lines provides significant competitive advantages, modifying or constructing these lines for production of our products could be more complicated or present significant challenges to our manufacturing partners that we do not currently anticipate. As with any large-scale capital project, any modification or construction of this nature could be subject to delays, cost overruns or other complications. Any failure to commence commercial production on schedule likely would lead to additional costs and could delay our ability to generate meaningful revenues. In addition, any such delay could diminish any “first mover” advantage we aim to attain, prevent us from gaining the confidence of OEMs and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.
Collaboration with third parties to manufacture our all-solid-state battery cells reduces our level of control over the process. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, which could stop or slow battery cell production, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to such third parties’ collaboration with us. In addition, we cannot guarantee that our suppliers will not deviate from agreed-upon quality standards. Further, any partnerships with international third-party cell manufacturers or automotive OEMs could expose us to the political, legal and economic risks impacting the regions in which our partners’ manufacturing facilities are located, further reducing our control over the production process as we scale manufacturing.
We may be unable to enter into agreements with cell manufacturers on terms and conditions acceptable to us and therefore we may need to contract with other third parties or create our own commercial production capacity. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
We rely on complex equipment for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We rely heavily on complex equipment for our operations and the production of our all-solid-state battery cells. The work required to integrate this equipment into the production of our all-solid-state battery cells is time intensive and requires us to work closely with the equipment providers to ensure that it works properly with our proprietary technology. This integration involves a degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to our all-solid-state battery cells.
Our current manufacturing facilities require, and we expect our future manufacturing facilities will require, large-scale machinery. Such machinery may unexpectedly malfunction and require repairs and spare parts to resume operations, which may not be available when needed. We do not expect to maintain any redundancies in our research and development facilities, so unexpected malfunctions of our production equipment may significantly affect our operational efficiency. In addition, because this equipment has historically not been used to build all-solid-state battery cells, the operational performance and costs associated with this equipment is difficult to predict and may be influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our products in a timely manner and at prices and volumes acceptable to us, environmental hazards and associated costs of remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters.
Problems with our manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, in some cases operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.
From time to time, we may license from third parties, including our partners under the JDAs, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our all-solid-state battery cells and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our projected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.
Substantial increases in the prices for our raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect our business.
We rely on third-party suppliers for components and equipment necessary to develop our all-solid-state battery cells, including key supplies, such as Li2S, lithium nickel manganese cobalt oxide (“NMC”), silicon, lithium metal foil and manufacturing tools for our all-solid-state battery cells. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and tools we need. Further, certain components, including Li2S, are not currently produced at a scale we believe necessary to support our proposed commercial operations. To the extent that we are unable to enter into commercial agreements with our current suppliers or our replacement suppliers on favorable terms, or these suppliers experience difficulties meeting our requirements, the development and commercial progression of our all-solid-state battery cells and related technologies may be delayed.
Separately, we may be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers if certain issues are discovered. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.
Any disruption in the supply of components, equipment or materials could temporarily disrupt research and development activities or production of our all-solid-state battery cells or sulfide-based solid electrolytes until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components or equipment to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects. Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components or equipment for our all-solid-state battery cells or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our results of operations, financial condition and prospects.
We may be unable to adequately control the costs associated with our operations and the components necessary to build our all-solid-state battery cells, and, if we are unable to control these costs and achieve cost advantages in our production of our all-solid-state battery cells at scale, our business will be adversely affected.
We require significant capital to develop our all-solid-state battery cell technologies and expect to incur significant expenses, including those relating to research and development, raw material procurement, leases, sales and distribution as we build our brand and market our technologies, and general and administrative costs as we scale our operations. Our ability to become profitable in the future will not only depend on our ability to successfully develop and market our sulfide-based solid electrolytes and all-solid-state cells, but also to control our costs. If we are unable to efficiently design, appropriately price, sell and distribute our sulfide-based solid electrolytes and all-solid-state battery cell technologies, our anticipated margins, profitability and prospects would be materially and adversely affected.
If we are unable to attract and retain key employees and qualified personnel, our ability to compete could be harmed.
Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. Our success also depends on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could seriously harm our business and prospects.
In addition, we are highly dependent on the services of Douglas Campbell, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. If Mr. Campbell or other key personnel were to depart, we may not be able to successfully attract and retain the personnel necessary to grow our business.
Our insurance coverage may not be adequate to protect us from all business risks.
We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results. Furthermore, although we plan to obtain and maintain insurance for damage to our property and the disruption of our business, this insurance may be challenging to obtain and maintain on terms acceptable to us and may not be sufficient to cover all of our potential losses.
Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events, including fire and explosions.
We currently conduct our operations in a single leased facility. Our current and future development and manufacturing facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health pandemics and epidemics such as the ongoing COVID-19 pandemic, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, explosions, floods, cyber-attacks (including ransomware attacks), typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to conduct our research and development activities as and on the timeline currently contemplated. These risks will remain particularly acute until we have completed the permitting and build-out of our second facility, which we expect will not occur until 2022 and may be further delayed.
We have been, and may in the future be, adversely affected by the global COVID-19 pandemic and/or any other pandemic.
We face various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic and/or any other pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also impacted our potential customers and our suppliers by disrupting the manufacturing, delivery and overall supply chain of battery cell, electric vehicle and equipment manufacturers and suppliers and has led to a global decrease in battery cell and electric vehicle sales in markets around the world.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees, research and development activities and operations and the operations of our customers, suppliers, vendors and business partners. In addition, various aspects of our business cannot be conducted remotely, including many aspects of the research and development and manufacturing of our all-solid-state material and our all-solid-state battery cells. These measures, to the extent imposed by government authorities, may remain in place for a significant period of time and they may adversely affect our future research and development, manufacturing and building plans, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our customers, employees, suppliers, vendors and business partners.
The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even as the COVID-19 pandemic subsides, we may continue to experience an adverse impact to our business as a result of the global economic impact, including any recession that has occurred or may occur in the future.
There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.
Risks Related to Industry and Market Trends
If solid-state battery cell technology does not become widely accepted, we may not be successful in generating revenues from the manufacturing and sale of our sulfide-based solid electrolytes.
Our business plan contemplates that we will develop the necessary production capabilities to manufacture our sulfide-based solid electrolytes for sale to top tier battery suppliers and automotive OEMs that have determined to manufacture solid-state battery cells, whether or not the ones we are working to develop. If a market for solid-state battery cells does not develop in the time or to the level we anticipate, we might not be able to generate revenues from this product line, which may prevent us from achieving our financial projections or recouping the costs we expect to incur in scaling our production of our sulfide-based solid electrolytes.

The battery cell market continues to evolve and is highly competitive, and we may not be successful in competing in this market or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.
The battery cell market in which we compete continues to evolve and is highly competitive. To date, we have focused our efforts on our all-solid-state battery cell technology, a promising alternative to conventional lithium-ion battery cell technology. However, lithium-ion battery cell technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, traditional lithium-ion battery cell manufacturers may continue to reduce cost and expand supply of conventional batteries and, therefore, reduce the prospects for our business or negatively impact the ability for us to sell our products at a market-competitive price and yet at sufficient margins.
Many automotive OEMs are researching and investing in solid-state battery cell efforts and, in some cases, in battery cell development and production. We do not have exclusive relationships with any OEM to provide their future battery cell technologies, and it is possible that the investments made by these OEMs might result in technological advances earlier than, or superior in certain respect to, the all-solid-state battery cells we are developing. There are a number of companies seeking to develop alternative approaches to solid-state battery cell technology. We expect competition in battery cell technology and electric vehicles to intensify due to increased demand for these vehicles and a regulatory push for electric vehicles, continuing globalization, and consolidation in the worldwide automotive industry. As new companies and larger, existing vehicle and battery cell manufacturers enter the solid-state battery cell space, we may lose any perceived or actual technological advantage we may have in the marketplace and suffer a decline in our position in the market.
Furthermore, the battery cell industry also competes with other emerging or evolving technologies, such as natural gas, advanced diesel and hydrogen-based fuel cell powered vehicles. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our products. As technologies change, we will attempt to upgrade or adapt our products to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. If we are unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than the lithium-ion battery cell industry, our competitive position and growth prospects may be harmed. Similarly, if we fail to accurately predict and ensure that our all-solid-state battery cell technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our all-solid-state battery cells, our business will be harmed.
We must continue to commit significant resources to develop our all-solid-state battery cell technology in order to establish a competitive position, and these commitments must be made without knowing whether our investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements, develop and bring our all-solid-state battery cells to market on a timely basis, or that products and technologies developed by others will not render our all-solid-state battery cells obsolete or noncompetitive, any of which would adversely affect our business and operating results.
We expect that automotive OEMs and top tier battery cell suppliers will be less likely to license our all-solid-state battery cells and/or incorporate our sulfide-based solid electrolytes if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain our business, we must instill and maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as:

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our limited operating history;

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market unfamiliarity with our products;

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delays in or impediments to completing or achieving our research and development goals;

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unexpected costs that automotive OEM and top tier cell partners may be required to incur to scale manufacturing, delivery and service operations to meet demand for electric vehicles containing our technologies or products;

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competition and uncertainty regarding the future of electric vehicles;

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the development and adoption of competing technologies that are less expensive and/or more effective than our products; and

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our eventual production and sales performance compared with market expectations.

Our future growth and success are dependent upon consumers’ willingness to adopt electric vehicles.
Our growth and future demand for our products is highly dependent upon the adoption by consumers of alternative fuel vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and factors, evolving government regulation and industry standards, and changing consumer demands and behaviors. If the market for electric vehicles in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.
We may not succeed in attracting customers during the development stage or for high volume commercial production, and our future growth and success depend on our ability to attract customers.
We may not succeed in attracting customers during our development stage or for high volume commercial production. Customers may be wary of unproven products or not be inclined to work with less established businesses. In addition, if we are unable to attract new customers in need of high-volume commercial production of our products, our business will be harmed.
Automotive OEMs are often large enterprises. Therefore, our future success will depend on our or our partners’ ability to effectively sell our products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our products.
Automotive OEMs that are large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.
We may not be able to accurately estimate the future supply and demand for our all-solid-state battery cells and/or our sulfide-based solid electrolytes, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our all-solid-state battery cells and/or our sulfide-based solid electrolytes or our ability to develop, manufacture, and deliver such products, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of our all-solid-state battery cells and/or our sulfide-based solid electrolytes to our potential customers could be delayed, which would harm our business, financial condition and operating results.
Risks Related to Limited Operating History
Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital requirements of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results, prospects and financial position could be materially affected. The projected financial information appearing elsewhere in these materials was prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. In particular, our projected results are heavily reliant on our ability to license our all-solid-state battery cells and sell our sulfide-based solid electrolytes. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.
We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.
We incurred a net loss of approximately $14.4 million for the year ended December 31, 2020 and an accumulated deficit of approximately $105.3 million from our inception in 2012 through December 31, 2020. We believe that we will continue to incur operating and net losses each quarter until the time significant production of our all-solid-state battery cells or sales of our sulfide-based solid electrolytes begins, which is not expected to occur until at least 2026, and may occur later.
We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our materials and all-solid-state battery cells; expand our research and development activities; invest in additional research and development and manufacturing facilities and capabilities; build up inventories of raw materials and other components; commence sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.
We may need additional capital before we commence generating revenues, and it may not be available on acceptable terms, if at all. For example, our capital budget assumes, among other things, that our development timeline progresses as planned and our corresponding expenditures are consistent with current expectations, both of which are subject to various risks and uncertainties, including those described herein.
More specifically, we expect our capital expenditures and working capital requirements to increase materially in the near future, as we accelerate our research and development efforts and scale up production operations with our partners. As we approach commercialization, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company.
As a result, we may need to access the debt and equity capital markets to obtain additional financing in the future. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including:
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market conditions;

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the level of success we have experienced with our research and development programs;

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our operating performance;

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investor sentiment; and

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our ability to incur additional debt in compliance with any agreements governing our then-outstanding debt.

These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, references or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations or raise additional capital, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects.
If we fail to effectively manage our future growth, we may not be able to market and license the technology and know-how to manufacture our all-solid-state battery cells or sell our sulfide-based solid electrolyte successfully.
We intend to use the net proceeds from Legacy Solid Power’s recent Series B Financing and the net proceeds received from the business combination, including the proceeds from the PIPE Financing, to expand our operations significantly, with a view toward accelerating our research and development activities and positioning our company for potential commercialization of our technologies. In connection with these efforts, we anticipate hiring, retaining and training personnel, establishing manufacturing plants and other facilities, and implementing administrative infrastructure, systems and processes. That said, our management team has considerable discretion in the application of the funds available to us. We may use these funds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the cash we hold in a manner that does not produce income or that loses value. If we cannot manage our growth effectively, including by controlling our expenditures for these initiatives to the greatest extent possible, our business could be harmed.
Most of our management does not have experience in operating a public company.
Most of our executive officers do not have experience in the management of a publicly traded company. Our management team may not successfully or effectively manage being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team members may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.
We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our technologies and our business, revenues and prospects.
Our business and prospects depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our current and potential competitors, including many battery cell manufacturers and automotive OEMs around the world, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.
Risks Related to Intellectual Property
We rely heavily on owned and exclusively-licensed intellectual property, which includes patent rights, trade secrets, copyright, trademarks, and know-how. If we are unable to protect and maintain access to these intellectual property rights, our business and competitive position would be harmed.
We may not be able to prevent unauthorized use of our owned and exclusively-licensed intellectual property, which could harm our business and competitive position. We rely on a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights and competitive advantage in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties, including our business partners, may attempt to copy or otherwise obtain and use our intellectual property without our consent or may decline to license or defend necessary intellectual property rights to us on terms favorable to our business. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could require involvement of the licensor, be time-consuming and expensive, and could divert management’s attention, all of which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our proprietary technologies. A significant portion of our patent rights have been obtained through exclusive licenses. Because we do not own those patent rights, we have less control over their maintenance and enforcement, which could harm our ability to maintain any competitive advantage those patent rights provide.
Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be impossible outside of the United States. Failure to adequately protect our owned and exclusively-licensed intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue and reputational harm caused by inferior products offered by third parties, which would adversely affect our business, prospects, financial condition and operating results.

Our patent applications may not result in issued patents, which would result in the disclosures in those applications being available to the public. Also, our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our products.
Our patent portfolio includes some patent applications. Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to our products to our disadvantage. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, any number of which could be considered prior art and prevent us from obtaining a patent. In addition to those who may claim priority, any of our future or existing patents or pending patent applications (including those we have rights to under exclusive license) may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries may be subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.
We have not performed exhaustive searches or analyses of the intellectual property landscape of the battery industry; therefore, we are unable to guarantee that our technology, or its ultimate integration into electric vehicle battery packs, does not infringe intellectual property rights of third parties. We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, license, lease or market our products or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from third parties relating to whether we are infringing their intellectual property rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease selling, leasing, incorporating or using products that incorporate the challenged intellectual property;

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pay substantial damages;

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materially alter our research and development activities and proposed production processes;

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obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or

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redesign our battery cells at significant expense.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to continue to use the technology on reasonable terms, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not well-founded, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management’s attention.
We also license patents and other intellectual property from third parties, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them as permitted by our license agreements. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

Risks Related to Finance and Accounting
Our expectations and targets regarding the times when we will achieve various technical, pre-production and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by us, which if incorrect or flawed, could have a material adverse effect on our actual operating results and performance.
Our expectations and targets regarding the times when we will achieve various technical, pre-production and production objectives reflect our current expectations and estimates. Whether we will achieve these objectives when we expect depends on a number of factors, many of which are outside our control, including, but not limited to:
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success and timing of our development activity and ability to develop an all-solid-state battery cell that achieves our desired performance metrics and achieves the requisite automotive industry validations before our competitors;

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unanticipated technical or manufacturing challenges or delays;

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difficulties identifying or constructing the necessary research and development and manufacturing facilities;

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technological developments relating to lithium-ion, lithium-metal all-solid-state or other batteries that could adversely affect the commercial potential of our technologies;

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the extent of consumer acceptance of electric vehicles generally, and those deploying our products, in particular;

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competition, including from established and future competitors in the battery cell industry or from competing technologies such as hydrogen fuel cells that may be used to power electric vehicles;

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whether we can obtain sufficient capital when required to build our manufacturing facilities and sustain and grow our business;

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adverse developments in our partnership relationships, including termination of our partnerships or changes in our partners’ timetables and business plans, which could hinder our development efforts;

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our ability to manage our growth;

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whether we can manage relationships with key suppliers and the availability of the raw materials we need to procure from them;

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our ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

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the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our ability to achieve our objectives when planned and our business, results of operations and financial results.
Incorrect estimates or assumptions by management in connection with the preparation of our financial statements could adversely affect our reported assets, liabilities, income, revenue or expenses.
The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenue or expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect our reported amounts of assets, liabilities, income, revenue and expenses during the reporting periods. If we make incorrect assumptions or estimates, our reported financial results may be over or understated, which could materially and adversely affect our business, financial condition and results of operations.

Our auditors identified a material weakness in Legacy Solid Power’s internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.
As part of the independent audit of Legacy Solid Power’s 2019 and 2020 financial statements, we undertook a technical evaluation of our accounting of several financial instruments, including the convertible notes and equity grants Legacy Solid Power issued in 2019 and 2020. Our evaluation did not consider the applicable accounting guidance. As a result, our auditor issued a finding of a material weakness in internal controls over financial reporting related to the review of complex transactions for proper accounting treatment as our control environment would have failed to detect the misstatement prior to the financial statement issuance. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Management continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. In the future, management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements.
In addition, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) are significantly more stringent than those that were required of us as a privately held company. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, if we are unable to maintain compliance with securities law requirements regarding timely filing of periodic reports or applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result and we could become subject to litigation or investigations by the SEC or other regulatory authorities, which could require additional financial and management resources. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.
As a public company, we face increased legal, accounting, administrative and other costs and expenses that Legacy Solid Power did not face as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, our board of directors (the “Board”) has committees that did not exist on the Legacy Solid Power board of directors and we have adopted new internal controls and disclosure controls and procedures.

In addition, we will incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. As a public company, it is also more expensive to obtain director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to spend money that could otherwise be used on our research and development programs and to achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change NOLs to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may be subject to limitations on our ability to utilize our existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the business combination and future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our pre-change NOLs and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.
There is also a risk that changes in law or regulatory changes may result in suspensions on the use of NOLs or tax credits, possibly with retroactive effect, and our existing NOLs or tax credits expiring or otherwise being unavailable to offset future income tax liabilities.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.
We currently, and expect to continue to, benefit from certain government subsidies and economic incentives including tax credits, rebates and other incentives that support the development and adoption of clean energy technology. We cannot assure you that these subsidies and incentive programs will be available to us at the same or comparable levels in the future. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of clean and renewable energy products or other reasons, may require us to seek additional financing, which may not be obtainable on commercially attractive terms or at all, and may result in the diminished competitiveness of the battery cell industry generally or our all-solid-state battery cells in particular. Any change in the level of subsidies and incentives from which we benefit could materially and adversely affect our business, prospects, financial condition and operating results.
Risks Related to Legal and Regulatory Compliance
We are subject to regulations regarding the storage and handling of various products. We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims which could harm our business, prospects, operating results, and financial condition. We face inherent risk of exposure to claims in the event our all-solid-state battery cells do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our all-solid-state battery cells and sulfide-based solid electrolytes are still in the development stage and have not yet been commercially tested or mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our technology and business and inhibit or prevent commercialization of our all-solid-state battery cells and sulfide-based solid electrolytes and future product candidates, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under then-existing policies.
From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and consolidated financial position.
We may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, former employees and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. For example, in connection with the business combination, we received demand letters from alleged stockholders of the Company relating to the proposals for which we sought stockholder approval at the Special Meeting. We may incur costs in responding to, or ultimately settling with, such alleged stockholders. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.
Furthermore, DCRC was a special purpose acquisition company (“SPAC”). SPACs have been the subject of increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the business combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.
We are subject to substantial regulation, and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.
The sale of electric vehicles, and motor vehicles in general, is subject to substantial regulation under international, federal, state and local laws, including export control laws and other international trade regulations, which are continuously evolving as technology develops and becomes more widely adopted. We anticipate that our all-solid-state battery cells and sulfide-based solid electrolytes also would be subject to these regulations, and we expect to incur significant costs in complying with these regulations.
The U.S. government has made and continues to make significant changes in U.S. trade policy and has taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States, increasing scrutiny on foreign direct investment, and modifying export control laws applicable to certain technologies. In retaliation, other countries have implemented, and continue to evaluate, imposing additional trade controls on a wide range of American products and companies. The U.S. or foreign governments may take additional administrative, legislative, or regulatory action that could materially interfere with our ability to source and procure the raw materials we need for our research and development activities and, in the future, to sell products in certain countries. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners could result in a global economic slowdown and long-term changes to global trade. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes could be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.
To the extent the laws change, our products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition and results of operations.
Our technology and our website, systems, and data we maintain may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales. We may be required to expend significant resources to continue to modify or enhance our protective measures to detect, investigate and remediate vulnerabilities to security incidents, including measures impacting our ability to develop and maintain a supply chain. In addition, we will be required to comply with rapidly evolving laws and regulations legislation in this area. Any future failure by us to comply with applicable cybersecurity or data privacy legislation or regulation could have a material adverse effect on our business, reputation, results of operations or financial condition.
We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. We also anticipate receiving and storing confidential business information of our partners and customers. Advances in technology, an increased level of sophistication and expertise of hackers, and new discoveries in the field of cryptography can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information, and other data. We may be a target for attacks designed to disrupt our operations or to attempt to gain access to our systems or to data that we possess, including proprietary information that we obtain from our partners pursuant to our JDAs with them. We also are at risk for interruptions, outages and breaches of our and our outsourced service providers’ operational systems and security systems, our integrated software and technology, and data that we or our third-party service providers process or possess. These may be caused by, among other causes, physical theft, viruses or other malicious code, denial or degradation of service attacks, ransomware, social engineering schemes, and insider theft or misuse.
The availability and effectiveness of our all-solid-state battery cell technology and our ability to conduct our business and operations depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems we currently use or may use in the future in conducting our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We currently use, and may use in the future, outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Our ability to monitor our outsourced service providers’ security measures is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of personal, confidential, or other data, including data relating to individuals. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service and may adversely affect our business, prospects, financial condition, reputation and operating results.
Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In particular, ransomware attacks have become more prevalent in the industrial sector, which could materially and adversely affect our ability to operate and may result in significant expense.

In addition, we may face increased compliance burdens regarding such requirements with regulators and customers regarding our products and services and also incur additional costs for oversight and monitoring of our supply chain. These additional compliance and logistical burdens are attenuated through our international partnerships. We also cannot be certain that these systems, networks, and other infrastructure or technology upon which we rely, including those of our third-party suppliers or service providers, will be effectively implemented, maintained or expanded as planned, or will be free from bugs, defects, errors, vulnerabilities, viruses, or malicious code. We may be required to expend significant resources to make corrections or to remediate issues that are identified or to find alternative sources.
Any failure or perceived failure by us or our service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data.
Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.
Additionally, laws, regulations, and other actual and potential obligations relating to privacy, data hosting and transparency of data, data protection, and data security are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and we cannot provide assurance that we will not claims, allegations, or other proceedings related to actual or alleged obligations relating to privacy, data protection, or data security. It is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. We anticipate needing to dedicate substantial resources to comply with laws, regulations, and other obligations relating to privacy and cybersecurity in order to comply. Any failure or alleged or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against us by governmental entities or others, penalties and other liability, and damage to our reputation and credibility, and could have a negative impact on our business, prospects, financial condition and operating results.

We are subject to various existing and future environmental health and safety laws, which may result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact our financial results or operations.
Our company and our operations, as well as our contractors, suppliers, and customers, are subject to numerous federal, state, local and foreign environmental laws and regulations governing, among other things, the generation, storage, transportation, and disposal of hazardous substances and wastes. We are also subject to a variety of product stewardship and manufacturer responsibility laws and regulations, primarily relating to the collection, reuse and recycling of electronic waste, as well as regulations regarding the hazardous material contents of electronic product components and product packaging, and non-hazardous wastes. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions and operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operations requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business. There are also significant capital, operating and other costs associated with compliance with these environmental laws and regulations.
Environmental and health and safety laws and regulations are subject to change and may become more stringent in the future, such as through new regulations enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, could cause additional expenditures, restrictions, and delays in connection with our operations as well as our other future projects, or may require us to manufacture with alternative technologies and materials.
Our manufacturing process creates regulated air emissions which are typically managed within established permit limits by available emissions control technology. Should permitted limits or other requirements change in the future, the company may be required to install additional, more costly control technology. If we were to violate any such permit or related permit conditions, we may incur significant fines and penalties.
We rely on third parties to ensure compliance with certain environmental laws, including those relating to the disposal of wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, may result in liability under environmental laws, as well as liability for any impacts to human health or natural resources. The costs of liability with respect to contamination could have a material adverse effect on our business, financial condition, or results of operations. Additionally, we may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.
Our research and development activities expose our employees to potential occupational hazards such as, but not limited to, the presence of hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Employees may be exposed to toxic hydrogen sulfide as a result of the components we use being exposed to moisture. If released in an uncontrolled manner, this hydrogen sulfide can create hazardous working conditions. Consequences may include litigation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances, or ability to operate.
Some of our operations involve the manufacture and/or handling of a variety of explosive and flammable materials. We might experience incidents such as leaks and ruptures, explosions, fires, transportation accidents involving our chemical products, chemical spills and other discharges or releases of toxic or hazardous substances or gases and environmental hazards in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations, for which we may not be adequately insured.

We rely on government contracts and grants for a significant portion of our revenue and to partially fund our research and development activities, which are subject to a number of uncertainties, challenges, and risks.
We currently rely on government contracts and grants for a significant portion of our revenue and to partially fund our research and development activities. Contracts and grants with government entities are subject to a number of risks. Obtaining grant funding and selling to government entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that we will be successful. In the event that we are successful in being awarded a government contract or grant, such award may be subject to appeals, disputes, or litigation, including, but not limited to, bid protests by unsuccessful bidders. Availability of government funding for our solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Where government funds are used, the government may require all work to be performed in and/or certain products to be manufactured in the United States, and we may not manufacture all products in locations that meet government requirements, and as a result, our business and results of operations may suffer. Contracts with governmental entities may also include preferential pricing terms, including, but not limited to, “most favored customer” pricing and obligations to disclose aspects of how our pricing is developed. Additionally, we may be required to obtain special certifications to sell some or all of our solutions to government or quasi-government entities. Such certification requirements for our solutions may change, thereby restricting our ability to sell into the federal government sector until we have obtained such certification. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from selling our products to such governmental entities, or be at a competitive disadvantage, which would harm our business, results of operations, and financial condition. There are no assurances that we will find the terms for obtaining such certifications to be acceptable or that we will be successful in obtaining or maintaining the certifications.
As a government contractor or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and grants and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to terminate existing contracts for convenience and/or with short notice and without cause, and whether a government contract or grant might be terminated by the government under such a provision is outside of our control and could adversely affect our revenue. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from obtaining government contracts and grants for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could have a material adverse effect on our business, results of operations, financial condition, public perception and growth prospects.
We are subject to multiple environmental permitting processes at the national, sub-national, and/or local level. Failure to obtain key permits and approvals may adversely impact our business.
Our facilities are subject to local, state and federal siting and environmental permitting requirements. Permitting agencies with discretionary authority may refuse to issue required permits, forcing consideration of alternative sites, or may impose costly permit conditions. Such actions could increase the cost, or lengthen the timeline, of developing additional manufacturing facilities.
Even if we successfully navigate our way through the permitting phases, future conflicts may arise in the course of our development activities, including restrictions on our actions due to new or evolving environmental legislation, changes in permitted uses and conflicts with non-governmental organizations regarding the use of land for our manufacturing facilities. If such conflicts arise, we may be delayed or prevented from building our research and development and manufacturing facilities, which could have a negative impact on our financial condition, prospects, and results of operations.
We are subject to anti-corruption and anti-bribery laws and anti-money laundering laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in various jurisdictions in which we conduct, or in the future may conduct, activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit us and our officers, directors, employees, business partners agents, representatives and third-party intermediaries from corruptly offering, promising, authorizing or providing, directly or indirectly anything of value to recipients in the public or private sector.
We may leverage third parties to sell our products and conduct our business abroad. We, our officers, directors, employees, business partners agents, representatives and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will not take actions in violation of applicable law, for which we may be ultimately held responsible. If we conduct international sales and business, our risks under these laws may increase.
These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls and compliance procedures designed to prevent any such actions. While we have certain policies and procedures to address compliance with such laws, we cannot assure you that none of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.
A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, settlements, prosecutions, enforcement actions, fines, damages, loss of export privileges, and severe administrative, civil and criminal sanctions, suspension or debarment from government contracts, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, prospects, financial condition and reputation. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Risks Related to the Warrants
There is no guarantee that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for our Warrants is $11.50 per share of Common Stock. There is no guarantee that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Public Warrants may expire worthless.
We may amend the terms of the Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants (or, if applicable, 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Placement Warrants, voting as separate classes). As a result, the exercise price of the Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Warrant could be decreased, all without a holder’s approval.
Our Warrants were issued in registered form under our warrant agreement with Continental Stock Transfer & Trust Company, as Warrant agent. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants (or, if applicable, 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Placement Warrants, voting as separate classes) approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants (or, if applicable, 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Placement Warrants, voting as separate classes) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.
We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrantholders, thereby making their Warrants worthless.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last sales price of the Common Stock has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we give notice of such redemption and provided certain other conditions are met. Redemption of the outstanding Warrants could force the holders of such Warrants (the “Warrantholders”) (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
In addition, we have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Warrant if, among other things, the last sale price of the Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which notice of the redemption is given. In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of shares of Common Stock determined by reference to a make-whole table. The value received upon such exercise of the Warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Warrants, including because the number of shares of Common Stock that may be received in connection with such an exercise is capped at 0.361 shares of Common Stock per whole Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

General Risk Factors
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
If Nasdaq delists our shares of Common Stock or Public Warrants from trading on its exchange for failure to meet Nasdaq’s listing standards, we and our stockholders or Warrantholders, as applicable, could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock to drop significantly.
Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.
We intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans and the 29,316,780 shares issuable upon exercise of the options outstanding under the 2014 Plan. Upon effectiveness of that registration statement, subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the lock-up restrictions discussed in the “Prospectus Summary” above, the shares issued thereunder will be available for immediate resale in the public market.
Approximately 67.6% of our outstanding shares of Common Stock are subject to one of the Lock-up Periods. Sales of our Common Stock following the expiration of the Lock-Up Periods or pursuant to the exercise of registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our Common Stock to fall and make it more difficult for you to sell shares of our Common Stock at a time and price that you deem appropriate.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.
The trading market for our Common Stock and Warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Warrants would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect our after-tax profitability and financial results.
Our effective tax rates may fluctuate widely in the future, particularly if our business expands domestically or internationally. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. generally accepted accounting principles (“GAAP”), changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (i) changes in tax laws or the regulatory environment,

(ii) changes in accounting and tax standards or practices, (iii) changes in the composition of operating income by tax jurisdiction and (iv) pre-tax operating results our business.
Additionally, we may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (i) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (ii) changes in the valuation of deferred tax assets and liabilities, if any, (iii) the expected timing and amount of the release of any tax valuation allowances, (iv) the tax treatment of stock-based compensation, (v) changes in the relative amount of earnings subject to tax in the various jurisdictions, (vi) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (vii) changes to existing intercompany structure (and any costs related thereto) and business operations, (viii) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (ix) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.
Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.
Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.
We are a U.S. corporation and thus subject to U.S. corporate income tax on our worldwide income. Further, our operations and customers are primarily located in the United States, and, as a result, we are subject to various U.S. federal, state and local taxes. U.S. federal, state and local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on its business and future profitability.
For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as us) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following March 26, 2026, the fifth anniversary of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or

(c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.
We may issue additional Common Stock under an employee incentive plan or an employee stock purchase plan or preferred stock. Any such issuances would dilute the interest of our stockholders and likely present other risks.
We may issue a substantial number of additional shares of Common Stock under an employee incentive plan or an employee stock purchase plan, and we may also issue preferred stock. The issuance of additional shares of Common Stock or of preferred stock:
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may significantly dilute the equity interests of our investors;

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may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

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could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our Common Stock and/or Warrants.

Delaware law and provisions in our Second A&R Charter and Bylaws might delay, discourage or prevent a change in control of the Company or changes in our management, thereby depressing the market price of our Common Stock and Warrants.
Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law (“DGCL”) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, the second amended and restated certificate of incorporation of Solid Power (the “Second A&R Charter”) and the amended and restated bylaws of Solid Power (the “Bylaws”) contain provisions that may make the acquisition of us more difficult or delay or prevent changes in control of our management. Among other things, these provisions:
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provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of our stockholders, which may preclude our stockholders from bringing certain matters before meetings of our stockholders;

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provide the Board the ability to authorize issuance of preferred stock in one or more series, which makes it possible for the Board to issue, without our stockholder’s approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Solid Power and which may have the effect of deterring hostile takeovers or delaying changes in control or management of Solid Power;

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provide that the Board be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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provide that certain provisions of our Second A&R Charter can only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of our Common Stock entitled to vote thereon, voting together as a single class;

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provide that certain provisions of our Bylaws can be altered or repealed by (i) the Board or (ii) our stockholders upon the affirmative vote of 66 2/3% of the voting power of our Common Stock outstanding and entitled to vote thereon, voting together as a single class;

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only the Board (pursuant to a majority vote), the Chairperson of the Board, the President or the Chief Executive Officer may call a special meeting; and

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the designation of Delaware and federal courts as the exclusive forum for certain disputes.

Our Bylaws designate state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Solid Power, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of Solid Power to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our Second A&R Charter or our Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
In addition, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.
Our Bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended), or any other claim over which the federal courts have exclusive jurisdiction.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, regarding our future financial performance and our strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that the forward-looking statements contained herein are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.
In addition, we caution you that the forward-looking statements regarding the Company contained in this prospectus are subject to the following factors:
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risks relating to our status as an early stage company with a history of financial losses, and an expectation to incur significant expenses and continuing losses for the foreseeable future;

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risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require;

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risks relating to the non-exclusive nature of our original equipment manufacturers and joint development agreement relationships;

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our ability to negotiate and execute supply agreements with our partners;

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our ability to protect our intellectual property, including in jurisdictions outside of the United States;

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broad market adoption of electric vehicles and other technologies where we are able to deploy our all-solid-state batteries;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

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changes in applicable laws or regulations;

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our ability to execute our business model, including market acceptance of all-solid-state battery cell technology;

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the possibility that COVID-19 may adversely affect our results of operations, financial position and cash flows; and

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the possibility that we may be adversely affected by other economic, business or competitive factors and may not be able to manage other risks and uncertainties.

We caution you that the foregoing list does not contain all of the risks or uncertainties that could affect the Company.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS
All of the shares of Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of such securities hereunder. We may receive up to approximately $222,536,987.76 assuming the exercise in full of all of the Warrants for cash and receipt of the exercise price for all the options underlying the Legacy Expiring Option Shares. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes.
With respect to the registration of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities. We will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information and Holders
Our Common Stock and the Public Warrants are currently listed on Nasdaq under the symbols “SLDP” and “SLDPW,” respectively. Prior to the consummation of the business consummation, DCRC’s units, Class A Common Stock and Public Warrants were quoted on the Nasdaq Capital Market under the symbols “DCRCU,” “DCRC” and “DCRCW,” respectively. In connection with the closing of the business combination, DCRC’s units automatically separated into the component securities and, as a result, ceased to trade as a separate security, and the Class A Common Stock was re-designated into Common Stock.
As of December 14, 2021, there were 167,557,988 shares of Common Stock issued and outstanding held of record by 81 holders and 19,333,334 Warrants issued and outstanding held of record by seven holders.
Dividend Policy
The payment of cash dividends on Common Stock in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Company. In addition, the Company’s ability to pay cash dividends may be limited by covenants of any indebtedness or other contractual limitations of the Company or its subsidiaries. The payment of any cash dividends on Common Stock will be within the discretion of the Board. The Board is not currently contemplating and does not anticipate declaring dividends on Common Stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information of Solid Power has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”) and presents the combination of historical financial information of Legacy Solid Power and DCRC, adjusted to give effect to the business combination. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of DCRC as of September 30, 2021 with the historical balance sheet of Legacy Solid Power as of September 30, 2021 on a pro forma basis as if the business combination and other events, summarized below, had been consummated on September 30, 2021.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 combine the historical statements of operations of DCRC and the historical statements of operations of Legacy Solid Power for such periods on a pro forma basis as if the business combination and other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. Since DCRC was incorporated on January 29, 2021, there is no statement of operations for the year ended December 31, 2020 to include in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following items:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited financial statements and accompanying notes of DCRC as of September 30, 2021 and for the period from January 29, 2021 (inception) to September 30, 2021, appearing elsewhere in this prospectus;

•
the historical audited financial statements and accompanying notes of Legacy Solid Power as of and for the years ended December 31, 2020 and 2019, appearing elsewhere in this prospectus; and

•
the historical unaudited financial statements and accompanying notes of Legacy Solid Power as of September 30, 2021 and for the nine months ended September 30, 2021, appearing elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.
Pursuant to the first amended and restated certificate of incorporation of DCRC, public stockholders were offered the opportunity to redeem, upon the Closing, shares of DCRC Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in DCRC’s trust account. The unaudited pro forma condensed combined financial statements reflect actual redemptions of 210,171 shares of DCRC’s Class A common stock at $10.00 per share.
Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the business combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DCRC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Solid Power represent a continuation of the financial statements of Legacy Solid Power with the business combination treated as the equivalent of Legacy Solid Power issuing shares for the net assets of DCRC, accompanied by a recapitalization. Operations prior to the reverse recapitalization are those of Legacy Solid Power. Legacy Solid Power has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Legacy Solid Power’s former stockholders hold a majority of the outstanding equity interests in Solid Power;

•
Legacy Solid Power’s prior management comprises the management of Solid Power;

•
Legacy Solid Power’s prior board of directors constitutes a majority of the Solid Power board of directors;

•
the operations of Solid Power represent the prior operations of Legacy Solid Power; and

•
Solid Power assumed Legacy Solid Power’s name and headquarters.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Solid Power following the completion of the business combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
(Dollar amounts in thousands)
	As of September 30, 2021				As of September 30, 2021
	DCRC (Historical)	Legacy Solid Power (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$—	$109,272	$195,000	(A)	$608,267
			350,016	(B)
			(3,523)	(C)
			(41,896)	(D)
			1,500	(H)
			(2,102)	(I)
Contract receivables	—	642	—		642
Prepaid expenses and other current assets	561	1,103	—		1,664
Total current assets	561	111,017	498,995		610,573
Cash equivalent held in trust account	350,011	—	(350,011)	(B)	—
Property and equipment – net	—	13,405	—		13,405
Intangible assets (net)	270	430	—		700
Total assets	$350,842	$124,852	$148,984		$624,678
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	3,389	1,293	(3,389)	(C)	1,293
Accrued compensation	—	1,340	—		1,340
Current portion of long-term debt	—	1,231	—		1,231
Other accrued liabilities	134	617	(134)	(C)	617
Total current liabilities	$3,523	$4,481	$(3,523)		$4,481
Long-term debt, net of current portion	—	569	—		569
Deferred underwriting fee payable	12,250	—	(12,250)	(D)	—
Warrant liabilities	39,429	—	2,233	(H)	41,662
Other long-term liabilities	—	265	—		265
Deferred taxes	—	164	—		164
Total liabilities	$55,202	$5,479	$(13,540)		$47,141
Mezzanine Equity
Solid Power Series A-1 Preferred Stock	—	286,167	(286,167)	(F)	—
Solid Power Series B Preferred Stock	—	224,186	(224,186)	(F)	—
Class A Common stock subject to possible redemption	350,000	—	(350,000)	(F)	—
Stockholders’ Equity (Deficit)
Common Stock	—	1	(1)	(F)	—
Class A Common Stock	—	—	2	(A)	16
			13	(F)

	As of September 30, 2021				As of September 30, 2021
	DCRC (Historical)	Legacy Solid Power (Historical)	Pro Forma Adjustments		Pro Forma Combined
			1	(G)
Class B Common Stock	1	—	(1)	(G)	—
Additional paid in capital	—	—	194,998	(A)	966,859
			(28,641)	(D)
			(3,375)	(E)
			805,979	(F)
			(2,102)	(I)
Accumulated deficit	(54,361)	(390,981)	54,361	(F)	(389,338)
			5	(B)
			(1,004)	(D)
			3,375	(E)
			(733)	(H)
Total Stockholders’ Equity (Deficit)	(54,360)	(390,980)	1,022,877		577,537
Total Liabilities and Stockholders’ Equity (Deficit)	$350,842	$124,852	$148,984		$624,678

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2021
(in thousands, except per share data)
	For the Nine Months Ended September 30, 2021				For the Nine Months Ended September 30, 2021
	DCRC (Historical)	Legacy Solid Power (Historical)	Pro Forma Adjustments		Pro Forma Combined
Collaboration and support revenue
Commercial	—	36	—		36
Governmental	—	1,633	—		1,633
Total collaboration and support revenue	—	1,669	—		1,669
Operating expenses
Research and development	—	10,709	—		10,709
Direct costs	—	1,764	—		1,764
Marketing and sales	—	1,819	—		1,819
Finance and administrative	5,038	6,200	(5,038)	(AA)	2,825
			(3,375)	(BB)
Total operating expenses	5,038	20,492	(8,413)		17,117
Operating loss	(5,038)	(18,823)	8,413		(15,448)
Interest expense	—	374	(263)	(CC)	111
Offering costs allocated to warrant liabilities	957	—	—		957
Decrease in fair value of warrants	12,429	—	(733)	(GG)	11,696
Loss from change in value of embedded derivative liability	—	2,680	(2,680)	(DD)	—
Contract termination loss	—	3,102	(3,102)	(EE)	—
Interest Income	(11)	(27)	11	(FF)	(32)
			(5)	(HH)
Pretax loss	(18,413)	(24,952)	15,185		(28,180)
Income tax expense	—	(88)	—		(88)
Net loss	(18,413)	(24,864)	15,185		(28,092)
Deemed dividend related to Solid Power Series A-1 and Series B redeemable Legacy preferred stock	—	266,772	(266,772)	(II)	—
Net loss attributable to common stockholders	$(18,413)	$(291,636)	$281,957		$(28,092)
Basic and diluted net loss per common share	$(0.52)	$(34.67)			$(0.17)
Weighted average shares outstanding, basic and diluted	35,717	8,411			167,558

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(in thousands, except per share data)
	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020
	DCRC (Historical)	Legacy Solid Power (Historical)	Pro Forma Adjustments		Pro Forma Combined
Collaboration and support revenue
Commercial	—	906	—		906
Governmental	—	1,197	—		1,197
Total collaboration and support revenue	—	2,103	—		2,103
Operating expenses
Research and development	—	9,594	—		9,594
Direct costs	—	1,670	—		1,670
Marketing and sales	—	1,205	—		1,205
Finance and administrative	—	1,227	—		1,227
Total operating expenses	—	13,696	—		13,696
Operating loss	—	(11,593)	—		(11,593)
Interest expense	—	361	(164)	(JJ)	197
Gain on loan extinguishment	—	(923)	—		(923)
Transaction costs related to warrant liabilities	—	—	1,004	(KK)	1,004
Loss from change in fair value of debt	—	437	(437)	(LL)	—
Loss from change in embedded derivative liability	—	2,817	(2,817)	(MM)	—
Contract termination loss	—	—	3,100	(NN)	3,100
Interest Income	—	(28)	—		(28)
Pretax loss	—	(14,257)	(686)		(14,943)
Income tax expense	—	118	—		118
Net loss	—	(14,375)	(686)		(15,061)
Deemed dividend related to Solid Power Series A-1 and Series B redeemable Legacy preferred stock	—	80,086	(80,086)	(OO)	—
Net loss attributable to common stockholders	$—	$(94,461)	$79,400		$(15,061)
Basic and diluted net loss per common share	$—	$(12.85)			$(0.09)
Weighted average shares outstanding, basic and diluted	—	7,352			167,558

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The business combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DCRC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination is treated as the equivalent of Legacy Solid Power issuing stock for the net assets of DCRC, accompanied by a recapitalization. The net assets of DCRC are stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the business combination as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 give pro forma effect to the business combination as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:
•
DCRC’s unaudited balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this prospectus; and

•
Legacy Solid Power’s unaudited balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:
•
DCRC’s unaudited statement of operations from January 29, 2021 (inception) through September 30, 2021 and the related notes, which is included elsewhere in this prospectus; and

•
Legacy Solid Power’s unaudited statement of operations for the nine months ended September 30, 2021 and the related notes, which is included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Legacy Solid Power’s audited statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the unaudited pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.
The unaudited pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described below, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Solid Power.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. DCRC and Legacy Solid Power have not had any historical relationship unrelated to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted net loss per common share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s common shares outstanding, assuming the business combination occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
(A)
Reflects the proceeds from the private placement of 19,500,000 shares of Solid Power common stock at $10.00 per share to the PIPE Investors.

(B)
Reflects the reclassification of approximately $350 million of cash and cash equivalents held in the DCRC trust account at the balance sheet date that became available in connection with the business combination.

(C)
Reflects settlement of DCRC accounts payable and accruals in accordance with the business combination.

(D)
Reflects elimination of estimated transaction fees and expenses incurred in connection with the business combination.

(E)
Reflects elimination of transaction expenses capitalized upon Closing.

(F)
Reflects conversion of Legacy Solid Power preferred stock and Legacy Solid Power common stock to Solid Power’s Common Stock and the change of DCRC’s Class A Common Stock to Solid Power’s Common Stock following Closing, including the clearing of the balance in DCRC accumulated deficit.

(G)
Reflects the reclassification of the DCRC founder shares from Class B common stock to Common Stock at the Closing.

(H)
Reflects the issuance of a promissory note for $1,500,000 to the Sponsor on October 14, 2021, which were converted into 1,000,000 private placement warrants at the Closing.

(I)
Reflects a reduction in the amount of cash transferred to Solid Power from the DCRC trust account upon redemption of 210,171 shares of DCRC Class A common stock at $10.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months ended September 30, 2021
The unaudited pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:
(AA)
Elimination of fees incurred by DCRC under an administrative support agreement with an affiliate of the Sponsor that ceased to be paid upon completion of the business combination. For the period from January 29, 2021 (Inception) to September 30, 2021, DCRC had accrued approximately $5.0 million of general and administrative expenses including due diligence costs incurred in the pursuit of acquisition plans, which were outstanding at September 30, 2021.

(BB)
Elimination of estimated transaction expenses capitalized upon Closing.

(CC)
Elimination of interest expenses related to Legacy Solid Power convertible notes payable that were converted to shares of Legacy Solid Power’s Series B preferred stock, par value $0.0001 per share (“Series B Preferred Stock”).

(DD)
Elimination of loss on Legacy Solid Power convertible notes that were converted to shares of Series B Preferred Stock.

(EE)
Elimination of $3.1 million in May 2021 to cancel product manufacturing rights previously held by a Legacy Solid Power Series A-1 preferred stock, par value $0.0001 per share (“Series A-1 Preferred Stock”) stockholder.

(FF)
Elimination of interest income related to Cash Held in Trust by DCRC that became available in connection with the business combination.

(GG)
Reflects gain in fair value of private placement warrants at the Closing.

(HH)
Reflects interest income for Cash Held in Trust from September 30, 2021 until date of Closing.

(II)
Elimination of a deemed dividend related to Legacy Solid Power preferred stock that converted to Common Stock upon Closing.

Note: The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Management believes statutory tax adjustments in this unaudited pro forma condensed combined financial information would not be meaningful given the combined entity is an early stage company with a history of financial losses.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020
The unaudited pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
(JJ)
Elimination of interest expenses related to convertible notes of Legacy Solid Power that were converted to Legacy Solid Power Series B preferred stock.

(KK)
Elimination of estimated transaction fees and expenses incurred in connection with the business combination.

(LL)
Elimination of debt-related fair value adjustment convertible notes of Legacy Solid Power that ceased upon closing of the sale of Legacy Solid Power Series B preferred stock.

(MM)
Elimination of loss on Legacy Solid Power convertible note embedded derivatives that were converted to Legacy Solid Power Series B preferred stock.

(NN)
Elimination of $3.1 million in May 2021 to cancel product manufacturing rights previously held by a Legacy Solid Power Series A-1 preferred stock stockholder.

(OO)
Elimination of a deemed dividend related to Legacy Solid Power preferred stock that converted to Common Stock upon Closing.

Note: The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Management believes statutory tax adjustments in this unaudited pro forma condensed combined financial information would not be meaningful given the combined entity is an early stage company with a history of financial losses.
3.
Loss per Share

As the business combination has been reflected as if it occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the business combination had been outstanding as of such date. Pro forma basic and diluted net loss per share for the period from January 1, 2021 through September 30, 2021 and January 1, 2020 through December 31, 2020 are calculated as follows:
(in thousands, except per share data)	Nine months ended September 30, 2021	Year ended December 31, 2020
Pro forma net loss for the nine months ended September 30, 2021	$(28,092)	$(15,061)
Pro forma weighted average shares outstanding – basic and diluted(1)	167,558	167,558
Pro forma net loss per share, basic and diluted	$(0.17)	$(0.09)
Pro forma weighted average shares outstanding – basic and diluted
DCRC Class A Common Stock	43,500	43,500
DCRC Class B Common Stock	40	40
Total DCRC	43,540	43,540
Legacy Solid Power(1)	104,518	104,518
Common Stock (PIPE Investors)	19,500	19,500
Pro forma weighted average shares outstanding basic and diluted	167,558	167,558

(1)
The equivalent pro forma basic and diluted per share data for Legacy Solid Power is calculated by multiplying the estimated number of shares of Legacy Solid Power common stock issued and outstanding immediately prior to the Effective Time (i.e., 9,999,885 shares of Common Stock, 14,069,187 shares of Series A-1 Preferred Stock, which were converted into 14,069,187 shares of Legacy Solid Power common stock immediately prior to the Effective Time, and 8,777,812 shares of Series B Preferred Stock, which were converted into 8,777,812 shares of Legacy Solid Power common stock immediately prior to the Effective Time) by the Exchange Ratio. The Exchange Ratio at the Effective Time was approximately 3.182. The pro forma basic and diluted per share data for Legacy Solid Power does not include the 34,407,949 shares of Solid Power Common Stock, which may be issued upon the exercise of the options that were issued in exchange for Legacy Solid Power options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As a result of the Closing, the financial statements of Legacy Solid Power are now the financial statements of Solid Power. Thus, the following discussion and analysis of our financial condition and results of operations of Legacy Solid Power prior to the business combination and Solid Power following the completion of the business combination should be read in conjunction with Legacy Solid Power’s financial statements and the notes thereto appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial statements under the header “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte. We focus solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market.
As a development-stage company, we have historically generated revenue through performance on government contracts and grants as well as a small volume of sales of our cells and materials into non- commercial markets. These activities have partially funded our research and development activities to date. In addition, we have been able to secure additional liquidity through various financing rounds. Most recently, on May 5, 2021, we announced a $135.6 million Series B investment round (the “Series B Financing”), led by BMW Holding B.V. (“BMW Holding”) and Ford, resulting in an implied post-money enterprise value of $685.6 million. In conjunction with this capital infusion, we also announced an expansion of our Joint Development Agreements with BMW of North America LLC and Ford to develop all-solid-state battery cells for future electric vehicles.
Furthermore, on June 15, 2021, we entered into the Business Combination Agreement with DCRC and Merger Sub, where, at signing, the combined company’s implied enterprise value was approximately $1.2 billion pre-money. This increase in implied valuation (which valuation includes funds received from the Series B Financing but does not include any other cash received in connection with the Closing) relative to the post-money valuation at the closing of the Series B Financing was attributable to many factors, including, but not limited to, an aggregate economic investment of over $80 million by BMW Group (“BMW”) and Ford in the Series B Financing, expansion of the Joint Development Agreements reflecting Ford and BMW of North America LLC’s respective commitments to continue to work with us to further develop our all-solid-state battery cell technology, and continued improvement and validation of our proprietary technology. As a result, the Series B Preferred Stock was valued at $224.2 million as of September 30, 2021, and the holders of Series B Preferred Stock received an aggregate of 33,516,978 shares of Common Stock at Closing, which included 5,586,149 shares of Common Stock issued upon the exercise of warrants received in the Series B Financing, which shares and warrants had an aggregate value of approximately $402.2 million based on the closing trading price of the Common Stock on December 7, 2021.
We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive OEMs and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:
•
safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

•
cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs;

•
range, the distance a car can travel between charges, through innovations in battery technology battery life is being expanded; and

•
calendar life — how long a battery cell can last before seeing significant degradation, especially at elevated temperature — as compared to current-generation lithium-ion.

Critically, the cell manufacturing processes we have developed are already used globally for high volume traditional lithium-ion battery cell production, which we anticipate will enable manufacturers of our all-solid- state battery cells to meet volume and cost requirements of OEMs.
We intend to license our all-solid-state battery cell architectures and manufacturing know-how to our commercialization partners. In addition, we plan to sell our proprietary sulfide-based solid electrolyte material to enable cell production by our partners and to other solid-state cell producers who may not be using our unique all-solid-state cell designs. Longer-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which may be employed both in powering all-solid-state battery cells in electric vehicles and in other commercial applications.
The Business Combination
The business combination is accounted for as a reverse recapitalization. Legacy Solid Power is deemed the accounting predecessor and the combined entity is the successor SEC registrant, meaning that Legacy Solid Power’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, DCRC is treated as the acquired company for financial statement reporting purposes. The most significant change in Solid Power’s future reported financial position and results are expected to be the $499.0 million net increase in cash and cash equivalents (as compared to Legacy Solid Power’s balance sheet at September 30, 2021) and the $1,022.9 million net increase in total stockholders’ equity (as compared to Legacy Solid Power’s balance sheet at September 30, 2021), both of which include $195 million in gross proceeds from the sale of 19.5 million shares of Common Stock to the PIPE Investors. Total transaction costs are estimated at approximately $41.9 million.
As a result of the business combination, Legacy Solid Power became the successor to an SEC-registered and Nasdaq-listed company, which will require Legacy Solid Power to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. In addition, we expect that our research and development and other expenses will continue to increase as we expand our development efforts to obtain qualification for electric vehicle testing, expand existing relationships with our development partners, and eventually commercialize our products. See “— Liquidity and Capital Resources.”
Key Trends, Opportunities and Uncertainties
We are a research and development company; we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Specifically, the success of our business is dependent upon our ability to successfully develop and commercialize our products, which will require significant capital and subject us to regulatory oversight. For more information, please read “Business” below.
Additionally, the COVID-19 pandemic has disrupted supply chains and affected production and sales across a range of industries. The long-term extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the virus, vaccine distribution and uptake and the impact on our customers, employees and vendors. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.
To date, the primary impact of the COVID-19 pandemic on our liquidity was an overall unfavorable fundraising environment during mid-2020, which delayed our Series B Financing to May 2021. In response to such delay, our planned growth during 2020 was largely deferred to 2021. To date, we have not materially altered any terms with our contractors, suppliers, customers, other business partners or financing sources as a result of the COVID-19 pandemic.

Basis of Presentation
We currently conduct our business through one operating segment. As a research and development company with no commercial operations, our activities to date have been limited and were conducted primarily in the United States. Our historical results are reported under U.S. GAAP and in U.S. dollars.
Components of Our Results of Operations
We are a research and development stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.
Collaboration and Support Revenue
We earn revenue primarily from collaborative research and development agreements with both commercial partners and governmental agencies. Our revenues include a modest amount of product sales. Collaboration and support revenues are recognized as the underlying costs of fulfilling required research objectives are incurred.
Cost of Revenue
Cost of revenue consists primarily of employee compensation and related overhead costs, as well as direct material and consulting expenses incurred to fulfill contractually required research deliverables. Costs of collaboration and support revenue are expensed as incurred.
Gross Margin
Our gross margin can fluctuate significantly from quarter to quarter, reflecting contractual delivery timeframes, conclusion of existing contracts, additions of new contracts and the timing effects of the variable availability of employees, materials and access to technical equipment. Gross margin, calculated as collaboration and support revenue less costs of revenue, has been, and will continue to be, affected by various factors, including fluctuations in the number and mix of collaboration and support revenue contracts and the cost of enhancing our internal technical equipment resources.
Operating Expenses
Research and development
Research and development expenses primarily consist of personnel-related expenses for scientific, engineering and operation technician personnel, as well as materials, equipment costs and consulting expenses incurred to further our commercialization development efforts. We anticipate significant research and development cost increases related to the expansion of our research and development team and building the infrastructure needed to enable the achievement of entering automotive product qualification testing processes.
Sales and marketing
Sales and marketing expenses consist primarily of expenses for business development personnel as well as expenses associated with trade shows, lobbying and consulting. We anticipate significant expansion in our sales and marketing efforts as the COVID-19 pandemic abates, resulting in resumption of technical conferences, trade shows and significant efforts to expand our business development into both the electric vehicle markets and other battery-oriented markets.
Finance and administrative
Finance and administrative expenses consist primarily of personnel-related expenses for our executive and administrative functions as well as outside professional services, including legal, accounting and other advisory services. We expect our finance and administrative expenses to increase significantly in the near term due to transaction related costs and expansion of our infrastructure to adjust to being a public company.
Other income (expense)
Interest (expense)
Interest (expense) consists primarily of interest incurred on equipment financing notes, a bank term loan and unsecured convertible investor notes issued at various times from December 2019 to September 2021.
Other income (expense)
Other income (expense) consists primarily of income realized from cash investments and a forgiven 2020 Payroll Protection Plan (“PPP”) loan, more than offset by costs associated with fair value recording of convertible notes and contract cancellation costs. The notes contained multiple conversion features that constituted embedded derivatives; we evaluated each note and recorded expenses either reflecting the cost of marking the notes to fair value or the expense associated with the assessed value of the embedded derivatives in the notes. During 2021, our other income (expense) includes amounts paid to terminate a manufacturing rights letter agreement with one of our stockholders that we entered into in connection with the initial sale of Series A-1 Preferred Stock.
Results of Operations
Comparison of the Three Months Ended September 30, 2021 to the Three Months Ended September 30, 2020
The following table sets forth our historical operating results for the periods indicated:
	Three Months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change
Collaboration and support revenue	628	572	56	10%
Cost of revenue	709	467	242	52%
Gross margin	(81)	105	(186)	(177)%
Operating expenses:
Research and development	4,400	2,384	2,016	85%
Sales and marketing	729	309	420	136%
Finance and administrative	3,271	302	2,969	983%
Total operating expenses	8,400	2,995	5,405	180%
Loss from operations	(8,481)	(2,890)	(5,591)	(193)%
Other income (expense):
Interest (expense)	(14)	(88)	74	84%
Other (expense)	(2)	-	(2)	NM
Total other income (expense)	(16)	(88)	72	82%
Loss before income taxes	(8,497))	(2,978)	(5,519)	(185)%
Provision for income taxes	(47)	25	(72)	(288)%
Net loss	(8,450)	(3,003)	(5,447)	(181)%

NM = Not meaningful
Collaboration and Support Revenue
Collaboration and support revenue increased by $0.06 million, or 10%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily attributable to a multi-year government contract we entered into during 2020, and which had significant related revenues in the third quarter of 2021.
Cost of Revenue
Cost of revenue increased by $0.2 million, or 52%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily driven by increased personnel-related expenses charged to collaboration and services agreements in the third quarter of 2021.
Gross Margin
Gross margin decreased by $0.2 million, or 177%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This decrease was primarily related to lower commercial revenues in the third quarter of 2021.
Operating Expenses
Research and development
Research and development expenses increased by $2.0 million, or 85%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily driven by increased costs associated with a higher allocation of personnel, and related personnel costs, to commercialization efforts.
Sales and marketing
Sales and marketing expense increased by $0.4 million, or 136%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily the result of increased costs associated with a higher allocation of personnel and engagement with marketplace advisory services to aid our commercialization efforts.
Finance and administrative
Finance and administrative expense increased by $3.0 million, or 983%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily due to increased costs associated with a higher allocation of personnel-related expenses and increased professional fees associated with legal, compliance and accounting matters, primarily in connection with the business combination.
Other income (expense)
Interest (expense)
Interest (expense) decreased by $0.07 million, or 84%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The decrease primarily reflects the increased interest income offsetting interest expense in the third quarter compared to prior year.
Results of Operations
Comparison of the Nine Months Ended September 30, 2021 to the Nine Months Ended September 30, 2020
The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change
Collaboration and support revenue	$1,669	$1,517	$152	10%
Cost of revenue	1,764	1,234	530	43%
Gross margin	(95)	283	(378)	(134)%
Operating expenses:
Research and development	10,709	7,506	3,203	43%
Sales and marketing	1,819	926	893	96%
Finance and administrative	6,200	935	5,265	563%
Total operating expenses	18,728	9,367	9,361	100%
Loss from operations	(18,823)	(9,084)	(9,739)	(107)%
Other income (expense):
Interest (expense)	(347)	(239)	(108)	(45)%
Other (expense)	(5,782)	—	(5,782)	NM
Total other income (expense)	(6,129)	(239)	(5,890)	NM
Loss before income taxes	(24,952)	(9,323)	(15,629)	(168)%
Provision for income taxes	(88)	77	(165)	(214)%
Net loss	$(24,864)	$(9,400)	$(15,464)	(165)%

NM = Not meaningful
Collaboration and Support Revenue
Collaboration and support revenue increased by $0.2 million, or 10%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily attributable to a multi-year government contract we entered into in late 2020, and which had significant related revenues in the first nine months of 2021.
Cost of Revenue
Cost of revenue increased by $0.5 million, or 43%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily driven by increased personnel-related expenses charged to collaboration and services agreements in the first nine months of 2021.
Gross Margin
Gross margin decreased by $0.4 million, or 134%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This decrease was primarily related to lower commercial revenues in the first nine months of 2021.
Operating Expenses
Research and development
Research and development expenses increased by $3.2 million, or 43%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily driven by increased costs associated with a higher allocation of personnel, and related personnel costs, to commercialization efforts.
Sales and marketing
Sales and marketing expense increased by $0.9 million, or 96%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily the result of increased costs associated with a higher allocation of personnel and engagement with marketplace advisory services to aid our commercialization efforts.
Finance and administrative
Finance and administrative expense increased by $5.3 million, or 563%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily due to increased costs associated with a higher allocation of personnel-related expenses and increased professional fees expenses associated with legal, compliance and accounting matters, primarily in connection with the Series B Financing and the proposed business combination.
Other income (expense)
Interest (expense)
Interest (expense) increased by $0.1 million, or 45%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase primarily reflects the increased interest expense associated with the $10.0 million of aggregate principal amount of unsecured convertible notes we issued to investors in December 2020 and during the first half of 2021.
Other (expense)
Other (expense) increased to net other expense totaling $5.8 million for the nine months ended September 30, 2021, primarily due to amounts paid to terminate a manufacturing rights letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock, expense adjustments associated with our convertible notes and their embedded derivatives issued in the first half of 2021, and loss on extinguishment of a loan.
Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019
The following table sets forth our historical operating results for the periods indicated:
	Year Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Collaboration and support revenue	$2,103	$2,276	$(173)	(8)%
Cost of revenue	1,670	1,821	(151)	(8)%
Gross margin	433	455	(22)	(5)%
Operating expenses:
Research and development	9,593	7,241	2,352	32%
Sales and marketing	1,205	1,544	(339)	(22)%
Finance and administrative	1,227	917	311	34%
Total operating expenses	12,026	9,701	2,325	24%
Loss from operations	(11,593)	(9,247)	(2,346)	(25)%
Other income (expense):
Interest (expense)	(361)	(59)	(302)	(512)%
Other income (expense)	(2,303)	232	(2,535)	NM
Total other income (expense)	(2,664)	173	(2,837)	NM
Loss before income taxes	(14,257)	(9,074)	(5,184)	(57)%
Provision for income taxes	118	135	(17)	(13)%
Net loss	$(14,375)	$(9,208)	$(5,166)	(56)%

NM = Not meaningful

Collaboration and Support Revenue
Collaboration and support revenue decreased by $0.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily attributable to the termination of a services agreement for administrative services to a related party company. The services agreement was discontinued in mid-2019 and generated approximately $0.2 million of support revenue in the year ended December 31, 2019.
Cost of Revenue
Cost of revenue decreased by $0.2 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily driven by reduced personnel-related expenses charged to collaboration and services agreements compared to the year ended December 31, 2019.
Operating Expenses
Research and development
Research and development expenses increased by $2.4 million, or 32%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased costs associated with a higher allocation of personnel to commercialization efforts and increased purchases of materials to support manufacturing functionality testing and the production of samples on our pilot production line.
Sales and marketing
Sales and marketing expense decreased by $0.3 million, or 22%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily driven by reduced business meetings, technical conferences and associated travel-related costs, as these activities were effectively ceased for a large portion of the year ended December 31, 2020 at the onset of the COVID-19 pandemic in March 2020.
Finance and administrative
Finance and administrative expense increased by $0.3 million, or 34%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by the elimination of personnel-related expenses allocated to the related-party support services arrangement that was discontinued in mid-2019 and increased professional fees associated with legal, compliance and accounting matters.
Other income (expense)
Interest (expense)
Interest (expense) increased by $0.3 million, or 512%, from $0.1 million for the year ended December 31, 2019 to $0.4 million for the year ended December 31, 2020. The increase primarily reflects the initiation of a $3.0 million bank term loan and a $3.0 million unsecured convertible note issued to an investor in December 2019.
Other income (expense)
Other income (expense) decreased from net other income of $0.2 million for the year ended December 31, 2019 to net other expense totaling $2.3 million for the year ended December 31, 2020, primarily due to expense adjustments associated with convertible notes and their embedded derivatives issued in 2020 and reduced interest income earnings due to lower cash holdings in 2020 compared to 2019.
Liquidity and Capital Resources
Sources of Liquidity
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions,

contractual obligations and other commitments. We have yet to generate meaningful revenue from our business operations and have funded capital expenditure and working capital requirements through equity and debt financing and, to a lesser extent, government grants. For example, in May 2021, we consummated the Series B Financing whereby we issued an aggregate of 8.8 million shares of Series B Preferred Stock and 1.8 million warrants to purchase common stock of Legacy Solid Power for an aggregate purchase price of $149 million, approximately $135 million of which was paid in cash, from certain existing and new investors. We also received an aggregate of $542.9 million of gross proceeds in connection with the closing of the business combination and the corresponding PIPE Financing. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.
We expect our capital expenditures and working capital requirements to continue to increase materially in the near future, as we accelerate our research and development efforts and scale up production operations with our partners. Specifically, we expect to deploy a significant amount of capital in constructing and outfitting our second facility in 2022 to support our initial scaling of sulfide-based electrolyte production and advanced research and development. Assuming continued development of our technologies, we intend to acquire, construct, and outfit one or more facilities in the mid-2020s to enable us to produce our sulfide-based electrolyte material in commercial quantities. These anticipated new facilities will require us to invest significant capital for the initial construction and equipment installation phase as well to operate and maintain the facilities going forward. Additionally, increased production of our sulfide-based electrolyte will require a significant amount of cash to purchase or manufacture the component materials. As we approach commercialization, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company. We believe that our cash on hand is sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of the Merger and longer term until we generate adequate cash flows from licensing activities and/or electrolyte sales. We may, however, need additional cash if there are material changes to our business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. For more information about risks related to our business, please see “Risk Factors.”
Cash Flows
The following tables summarize our cash flows from operating, investing and financing activities for the periods presented.
	Nine Months Ended September 30,
($ in thousands)	2021	2020
Net cash (used in) operating activities	(18,033)	(7,268)
Net cash (used in) investing activities	(6,762)	(972)
Net cash provided by financing activities	129,093	486
	Year Ended December 31,
($ in thousands)	2020	2019
Net cash (used in) operating activities	$(9,995)	$(8,590)
Net cash (used in) investing activities	(1,060)	(3,112)
Net cash provided by financing activities	5,395	5,890

Cash flows from operating activities:
Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, commercial production development, sales and marketing, and other finance and administrative activities. We expect our expenses related to personnel, research and development, sales and marketing, and finance and administrative activities to continue to increase as we adjust to being a public company.
During the nine months ended September 30, 2021, net cash used in operations was $18.0 million, primarily resulting from a net loss of $24.9 million, after consideration of non-cash charges of $5.5 million. Net cash generated by changes in operating assets and liabilities for the nine months ended September 30, 2021 consisted primarily of a $1.5 million increase in accrued expenses and other accrued liabilities and $1.1 million increase in accounts payable, partially offset by a $0.4 million increase in contract receivables and a $0.9 million increase in prepaids. The increase in accrued expenses resulted from a $1.3 million increase in 2021 bonus accruals and a $1.2 million increase in professional services accruals. Non-cash charges relate primarily to loss from change in fair value of embedded derivative liability of $2.7 million and depreciation and amortization of $1.7 million during the nine months ended September 30, 2021.
During the nine months ended September 30, 2020, net cash used in operations was $7.3 million, primarily resulting from a net loss of $9.4 million, after consideration of non-cash charges of $1.8 million. Net cash generated by changes in operating assets and liabilities for nine months ended September 30, 2020 consisted primarily of a $0.5 million increase in accrued expenses and other accrued liabilities and a $0.3 million decrease in deferred revenue, partially offset by a $0.1 million increase in contract receivables. The increase in accrued expenses resulted from a $0.5 million increase in bonus accruals. The decrease in deferred revenue is related to associated revenue being billed for two commercial projects. Non-cash charges relate primarily to a non-cash charge for depreciation and amortization of $1.5 million during the nine months ended September 30, 2020.
During the year ended December 31, 2020, net cash used in operations was $10.0 million, primarily resulting from a net loss of $14.4 million, after consideration of non-cash charges of $4.9 million. Net cash generated by changes in operating assets and liabilities for the year ended December 31, 2020 consisted primarily of a $0.4 million decrease in deferred revenue and $0.2 million increase in contract receivables, partially offset by a $0.2 million decrease in due from related party. The decrease in deferred revenue resulted from billed revenue for BMW of North America LLC. The decrease in due from related party is related to settlement of receivables for accounting and administrative services provided to a related party. Non-cash charges relate primarily to non-cash charges from change in fair value of embedded derivative of $2.8 million and depreciation and amortization of $2.1 million during the year ended December 31, 2020.
During the year ended December 31, 2019, net cash used in operations was $8.6 million, primarily resulting from a net loss of $9.2 million, after consideration of non-cash charges of $1.7 million. Net cash generated by changes in operating assets and liabilities for the year ended December 31, 2019 consisted primarily of a $0.9 million decrease in deferred revenue, partially offset by a $0.1 million decrease in contract receivables. The decrease in deferred revenue is related to billed revenue for BMW of North America LLC and AFRL PH II. Non-cash charges relate primarily to charges for depreciation and amortization of $1.4 million during the year ended December 31, 2019.
Cash flows from investing activities:
Our cash flows from investing activities have been comprised primarily of purchases of equipment and installation of improvements to our leased headquarters.
Net cash used in investing activities was $6.8 million for the nine months ended September 30, 2021 and included $6.6 million of purchases of machinery and equipment, compared to net cash used in investing activities of $1.0 million in the nine months ended September 30, 2020. The increase principally reflects additional purchases of equipment in connection with the expansion of production facilities.
Net cash used in investing activities was $1.1 million for the year ended December 31, 2020 and included $1.0 million of purchases of machinery and equipment, compared to net cash used in investing activities of $3.1 million in the year ended December 31, 2019. Our purchases of machinery and equipment were significantly lower in 2020 than in 2019 due to the expenditures in 2019 related to completion of our pilot production line during 2019.
Cash flows from financing activities:
We have financed our operations primarily through the sale of preferred stock, a bank term loan and the issuance of convertible notes.
Net cash provided by financing activities was $129.1 million for the nine months ended September 30, 2021 and included $135.6 million of proceeds from the Series B Financing, offset by related transaction costs.
Net cash provided by financing activities was $0.5 million in the nine months ended September 30, 2020 reflecting $0.9 million of proceeds from borrowing transactions offset by $0.5 million of debt repayments.
Net cash provided by financing activities was $5.4 million for the year ended December 31, 2020 and included $6.0 million proceeds from borrowing transactions partially offset by $0.7 million of debt repayments.
Net financing receipts in 2020 were $0.5 million less than net financing receipts in 2019 due to debt service payments of $0.6 million in 2020 on our bank term loan.
Net cash provided by financing activities was $5.9 million in the year ended December 31, 2019 and included $6.0 million from borrowing transactions partially offset by $0.1 million of debt repayments.
Off-Balance Sheet Arrangements
We are not a party to any off-balance sheet arrangements, as defined under SEC rules.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition and results of operations are based upon our financial statements included elsewhere in this prospectus. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience, technical analysis and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.
Stock-Based Compensation and Common Stock Valuation
We record stock-based compensation expense according to the provisions of ASC Topic 718 — Stock Compensation. ASC Topic 718 requires all share-based awards to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, we determine the appropriate fair value model to be used for valuing share-based issuances and the amortization method for recording compensation cost, which can be impacted by the following assumptions:
•
Expected Term — We use the simplified method of an average between the total term of the option and the vesting period of the option.

•
Expected Volatility — Since Legacy Solid Power’s shares were not actively traded prior to the completion of the business combination, our volatility estimate is based on the volatility of publicly traded shares of selected other energy storage companies.

•
Expected Dividend Yield — We have not paid dividends in the past and do not anticipate paying dividends in the near future; therefore we assume a dividend yield of zero.

•
Risk-Free Interest Rate — We use yield rates published by the U.S. Treasury for zero coupon issues with a remaining term equal or similar to the expected term of our option awards.

The grant date fair value of our common stock has been determined by our board of directors with the assistance of management and based in part on an independent valuation. We intend to determine the fair value of our publicly traded common stock based on the closing market price on the date grants are made.
The estimated fair value of our common stock per share was $18.82, $0.84 and $0.84, as of September 30, 2021, December 31, 2020 and December 31, 2019, respectively. The change in fair value between such dates is influenced by myriad factors, including, but not limited to, our having a limited amount of liquidity at December 31, 2019 and 2020 in a challenging capital raising environment significant concerns about liquidity and ability to execute our business plan prior to the closing of the Series B Financing; an improved macroeconomic environment at September 30, 2021 following an increase in activity due to the efficacy and adoption of COVID-19 vaccines; increased consumer demand for and acceptance of fully electric vehicles in the first half of 2021; the closing of our Series B Financing, which included an aggregate economic investment of over $80 million by BMW and Ford; public announcements by BMW and Ford regarding their commitment to rapidly convert significant portions of their future fleets to all-electric vehicles; continued improvement and validation of our proprietary technology, including delivery of prototype all-solid-state battery cells to our development partners; and the amount of cash on hand relative to our short- and long-term capital needs, which was influenced by the probability of the completion of the business combination. As the common stock was entitled only to the residual assets of the Company, following the holders of Series
A-1 Preferred Stock and Series B Preferred Stock receiving their preferences in accordance with Legacy Solid Power’s fourth amended and restated articles of incorporation (the “Legacy Charter”), the valuation of our common stock was low until closing the Series B Financing and our entering into the Business Combination Agreement.
Collaborative and Support Revenue
We recognize revenue from our research and development collaboration agreements representing joint operating activities in accordance with ASC Topic 808, Collaborative Arrangements. The elements of the collaboration agreements in which both parties to the contract are active participants and to which both parties are exposed to significant risks and rewards that are dependent on the commercial success of the efforts under the contract are recorded as collaborative arrangements. Generally, the classification of transactions under the collaborative arrangements is determined based on the nature of the transactions and the contractual terms of the arrangement. Collaborative revenues from cost-based contracts are recognized based on costs incurred during each period plus any earned fee. Contract costs include all direct labor, subcontract costs, costs for materials and indirect costs related to the contract performance that are allowable under the provisions of the contract. Collaborative revenues from fee-based contracts are recognized based on costs incurred to meet contractually defined milestones and deliverables along with our assessment of achievement of those measurable deliverables under the contract.
Lease Obligations
We lease our headquarters space in Louisville, Colorado, as well as a production facility in Thornton, Colorado under leases classified as operating leases. The FASB has issued ASU No. 2016-02, Leases (Topic 842) along with other related guidance, under which lessees are required to recognize a right of use (“ROU”) asset and related lease liability on the lessee’s balance sheet for all substantive leases. The new lease guidance is effective for the Company on January 1, 2022.
We expect the new lease guidance will have a material effect on our financial statements. We continue to assess the impact of the effect of adoption; we currently believe the most significant effects will be the recognition of new ROU assets along with additional offsetting operating liabilities of approximately the same amount based on the present value of the remaining minimum rental payments under the existing operating leases.

Mezzanine Equity
Legacy Solid Power preferred stock is classified as mezzanine equity as both classes of Legacy Solid Power preferred stock include redemption features that are not solely within our control. Legacy Solid Power preferred stock is carried at the greater of its original issue price or fair value (the “Redemption Value”). Series B Preferred Stock has a Redemption Value equal to the greater of its original issue price of $18.041 per share or fair value. The estimated fair value of Series B Preferred Stock was $25.54 as of September 30, 2021. Series A-1 Preferred Stock has a Redemption Value equal to the greater of its original issue price of $1.806775 per share or fair value. The estimated fair value of Series A-1 Preferred Stock was $20.34, $7.58, and $2.02, as of September 30, 2021, December 31, 2020 and December 31, 2019, respectively. The difference in the carrying values primarily relates to Series B Preferred Stock being entitled to a 1.5 times liquidation preference prior to Series A-1 Preferred Stock receiving proceeds from a deemed liquidation, in accordance with the terms of the Legacy Charter. At September 30, 2021, Series B Preferred Stock and Series A-1 Preferred Stock were carried at a discount from the anticipated value at closing of the business combination due to transaction uncertainty, including, among other closing conditions, satisfaction of the minimum cash condition and approval of the business combination by the public stockholders. We assess the fair value of Legacy Solid Power preferred stock at each reporting date. Legacy Solid Power preferred stock generated deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital when its fair value exceeds its issuance price. If paid-in-capital had been fully depleted, any remaining deemed dividend amount would have resulted in an increase to accumulated deficit. The change in fair value between each reporting date is influenced by myriad factors, including, but not limited to, our having a limited amount of liquidity at December 31, 2019 and 2020 in a challenging capital raising environment; significant concerns about liquidity and ability to execute our business plan prior to closing the Series B Financing; an improved macroeconomic environment at September 30, 2021 following an increase in activity due to the efficacy and adoption of COVID-19 vaccines; increased consumer demand for and acceptance of fully electric vehicles in the first half of 2021; the closing of our Series B Financing, which included an aggregate economic investment of over $80 million by BMW and Ford; public announcements by BMW and Ford regarding their commitment to rapidly convert significant portions of their future fleets to all-electric vehicles; continued improvement and validation of our proprietary technology, including delivery of prototype all-solid-state battery cells to our development partners; and the amount of cash on hand relative to our short-and long-term capital needs, which was influenced by the probability of the completion of the business combination. The fair values implied for Series A-1 Preferred Stock and Series B Preferred Stock consider the liquidation and redemption features, which causes a material difference in the valuation of Series A-1 Preferred Stock and Series B Preferred Stock when compared to valuation of Legacy Solid Power common stock. Each share of Legacy Solid Power preferred stock was converted to Legacy Solid Power common stock immediately prior to the business combination.
Emerging Growth Company Status
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Recent Accounting Pronouncements
See Note 3 to our audited financial statements, which are included elsewhere in this prospectus, for more information.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to a variety of market and other risks including credit risks, and foreign currency translation and transaction risks as well as risks relating to the availability of funding sources, hazard events and specific asset risks.

Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash, restricted cash, accounts receivable, and net investment in direct financing receivable. Domestic cash deposits exceeded the Federal Deposit Insurance Corporation insurable limit at September 30, 2021, December 31, 2020 and 2019. We have not experienced any losses on our cash deposits to date.
Furthermore, for the year ended December 31, 2020, 41% of our revenues came from a contract with a single customer, and for the year ended December 31, 2019, 88% of our revenues came from two contracts with a single customer. We are subject to non-payment or non-performance of these counterparties, and we generally do not require collateral from our customers. We evaluate the collectability of our accounts receivable and provide an allowance for potential credit losses as necessary. To date, we have not experienced any customer credit losses.
Foreign Currency Risk
Our functional currency is the U.S. dollar reflecting our principal operating market. As we expand, we expect to be exposed to both currency transaction and translation risk as we collaborate with international investors, partners and vendors. To date, we have not had exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.
Change in Certifying Accountant
Plante & Moran, PLLC
On June 2, 2021, the Legacy Solid Power Board ratified Legacy Solid Power’s officers’ engagement of Ernst & Young LLP, effective February 25, 2021, to serve as its independent registered public accounting firm and dismissal of Plante & Moran, PLLC (“Plante & Moran”) as its independent auditors. Plante & Moran previously audited Legacy Solid Power’s financial statements through the year ended December 31, 2019 in accordance with auditing standards generally accepted in the United States of America. Following its engagement, Ernst & Young LLP reaudited in accordance with the standards of PCAOB and Legacy Solid Power reissued its financial statements as of and for the year ended December 31, 2019, which are included in this prospectus.
Plante & Moran did not audit Legacy Solid Power’s financial statements for any period subsequent to the year ended December 31, 2019. The Plante & Moran report on Legacy Solid Power’s financial statements for the year ended December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about Legacy Solid Power’s ability to continue as a going concern as of December 31, 2019.
From January 1, 2019 through June 2, 2021, there were (i) no disagreements with Plante & Moran on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Plante & Moran, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.
We have provided Plante & Moran with a copy of these disclosures and Plante & Moran has furnished a letter addressed to the SEC stating that it agrees with the statements made herein, a copy of which is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.
WithumSmith+Brown, PC
On December 8, 2021, following the adoption of a unanimous written consent of our Audit Committee, WithumSmith+Brown, PC (“Withum”), who served as the Company’s independent registered public accounting firm prior to the business combination, was informed that it would be dismissed as the Company’s independent registered public accounting firm. Subsequently, on December 8, 2021, our Audit Committee approved, by unanimous written consent, the engagement of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. Ernst & Young previously served as the independent registered public accounting firm for Legacy Solid Power, which was acquired by the Company on December 8, 2021.
The report of Withum on DCRC’s financial statements as of June 30, 2021 and for the period from January 29, 2021 (DCRC’s inception) through June 30, 2021, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles.
During the period from January 29, 2021 (DCRC’s inception) to June 30, 2021 and the subsequent interim period through December 8, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its report on DCRC’s pre-merger financial statements as of June 30, 2021 and for the period from January 29, 2021 (DCRC’s inception) to June 30, 2021. During the period from January 29, 2021 (DCRC’s inception) to June 30, 2021 and the subsequent interim period through December 8, 2021, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K.).
We have provided Withum with a copy of the foregoing disclosures and Withum has furnished a letter addressed to the SEC stating that it agrees with the statements made herein, a copy of which is included as Exhibit 16.2 to the registration statement of which this prospectus forms a part.

BUSINESS
Overview
Solid Power is developing all-solid-state battery cell technology that replaces the liquid or gel polymer electrolyte used in conventional lithium-ion battery cells with a sulfide-based solid electrolyte. We focus solely on the development and commercialization of all-solid-state battery cells and solid electrolyte materials, primarily for the fast-growing battery-powered electric vehicle market.
As a development-stage company, we have historically generated revenue through performance on government contracts and grants as well as a small volume of sales of our cells and materials into non-commercial markets. These activities have partially funded our research and development activities to date. In addition, we have been able to secure additional liquidity through various financing rounds. In May 2021, we announced the Series B Financing, led by BMW and Ford. In conjunction with this capital infusion, we also announced an expansion of our Joint Development Agreements with BMW of North America LLC and Ford to develop all-solid-state battery cells for future electric vehicles. In December 2021, we completed the Business Combination. See “Explanatory Note” above.
The world has started its transition to battery-powered electric vehicles. Current liquid electrolyte-based lithium-ion battery technology helped introduce the possibility of more broad adoption of electric vehicles, which secured roughly 2% of new vehicle sales in 2020. BloombergNEF predicts by the mid-2030s approximately 50% of all new auto sales will be fully electric. This corresponds to an estimated $305 billion total addressable market based on projected new auto sales in 2035, assuming a 70 kWh pack size and a cost of $85/kWh.
In the future, we intend to license our all-solid-state battery cell architectures and manufacturing know-how to our commercialization partners, in addition to selling our proprietary sulfide-based solid electrolyte material. Longer-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which may be employed both in powering all-solid-state battery cells in electric vehicles and in other commercial applications.
In recent years, liquid electrolyte-based lithium-ion technology made considerable strides to increase stored energy while lowering costs; however, current technology is approaching its practical limits. To reach mass adoption where a majority of new passenger vehicles are electrified, we believe battery cell technology must take a big step forward. We are developing our All-Solid-State Platform to address these needs.
We believe our All-Solid-State Platform will be able to meet the performance and cost demands from both consumers and automotive OEMs and outperform the best performing liquid electrolyte-based lithium-ion technologies of today and tomorrow. We are developing our all-solid-state battery cell technology with the goal to improve, among other things:
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safety of electric vehicle batteries through the removal of flammable and volatile liquids and gels from the battery cells;

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energy density, a measure of the energy stored by the battery cell relative to its volume, by enabling higher capacity electrodes that are otherwise not considered viable in a traditional lithium-ion battery cell;

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calendar life — how long a battery cell can last before seeing significant degradation, especially at elevated temperature — as compared to current-generation lithium-ion; and

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cost, through simplifying the manufacturing process and removal or reduction of battery pack cooling systems and pack-level safety features typically seen in traditional lithium-ion battery packs.

Critically, the cell manufacturing processes we have developed are already used globally for high volume traditional lithium-ion battery cell production, which we anticipate will enable manufacturers of our all-solid-state battery cells to meet volume and cost requirements of OEMs.
Our first two all-solid-state cell designs, high-content silicon anode EV cells (“Silicon EV Cell”) and lithium metal anode EV cells (“Lithium Metal EV Cell”), use many of the materials that are standard in today’s lithium-ion battery cells, specifically in the cathode. We expect our third cell design, conversion reaction cathode cells (“Conversion Reaction Cell”), which is earlier in the research and development cycle than our Silicon EV Cell and Lithium Metal EV Cell designs (see “— Current Research and Development” below), to include a cathode free of nickel and cobalt, which could cut cathode active material costs by up to 90%.
As the production of lithium-ion battery cells has increased with the growth of electric vehicles, the materials costs for lithium-ion battery cells have declined, which is a trend from which we expect to also benefit. We believe that our All-Solid-State Platform could power electric vehicles with increased range, lower costs, and improved safety, resulting in broader electric vehicle market adoption.
Our core sulfide-based solid electrolyte technology uses earth-abundant materials. We expect to be producing at scale to support the production of approximately 800,000 electrified vehicles using our all-solid-state battery cells annually by 2028. We currently produce up to 1.2 metric tons per year of our proprietary sulfide-based solid electrolyte and are working toward meeting our goal of 30 metric tons per year capacity in 2022. We have plans to produce 40,000 metric tons of sulfide-based solid electrolyte by 2028 to support commercial production of electric vehicles using our all-solid-state battery cell design.
Our long-standing partnerships with BMW and Ford have allowed us to rapidly achieve research and development milestones on our path to commercialization. Our goal is to provide these partners with the technology to secure all-solid-state battery cells for their future battery powered electric vehicles. Ford recently announced an increase in its investment into electrification of its fleet from $22 billion to $30 billion and expressed its belief that 40% of its vehicle sales in 2030 will be electrified. BMW similarly announced that it expects to produce 25 electrified models by 2023 and deliver two million electric vehicles to its customers by the end of 2025. With the delivery of hundreds of roll-to-roll pilot production line-produced battery cells that were tested by automotive OEMs and top tier battery manufacturers as consistent with our in-house testing results, we believe we are a leader in the development of all-solid-state battery cells.
While we expect Ford and BMW to be the first to produce passenger vehicles using our all-solid-state battery cell technology, we intend to work closely with other automotive OEMs and top tier battery cell producers to make our all-solid-state battery cells widely available over time. Our business model is based on these parties producing our battery cells at scale using existing lithium-ion battery cell manufacturing processes and equipment. By modifying current manufacturing facilities or constructing new facilities using existing processes and equipment, we expect our technology will allow battery cell manufacturers to avoid incurring significant capital expenditures as they produce battery cells using our all-solid-state battery cell designs.
Industry Background
The Electric Vehicle Transition is Underway
The Global Carbon Project, a leading non-governmental agency studying the effects of emissions on climate, estimated in 2019 that humans emit over 36.4 billion tons of CO2 equivalent greenhouse gases per year. The United States Environmental Protection Agency estimated that transportation emissions accounted for about 29% of domestic emissions in 2019, producing close to two billion tons of CO2 equivalent greenhouse gases, while transportation accounted for approximately 14% of global emissions. According to research from International Energy Association, about 75% of transport emissions are from road transport, with passenger cars being responsible for over 45% of all transport-related emissions. We believe the widespread use of fully electric vehicles would significantly cut passenger vehicle emissions and help to reduce human-caused CO2.
In response to consumer demand, as well as government mandates and incentives, many major traditional automakers have made commitments to electrify significant portions of their fleets. Specifically, traditional OEMs, including Ford, BMW, GM, Toyota, Daimler, Honda, Hyundai, Jaguar Land Rover, Renault-Nissan Alliance, and Volkswagen, as well as new entrants such as Rivian, Nio, and Vinfast, have publicly stated their commitment to developing solid-state battery technology. Automotive OEMs are incentivized by the technology’s potential to achieve higher energy density, longer calendar life, lower costs and increased safety.

The United States is making significant investments to prepare for the electrification of vehicles. In June 2021, the United States Department of Energy announced additional initiatives to bolster the domestic supply chain of advanced batteries, including strengthening the United States’ manufacturing requirements in federally-funded grants, cooperative agreements, and research and development contracts, releasing a national blueprint to develop a domestic advanced battery supply chain, providing financing to the advanced battery supply chain for electric vehicles, and procuring stationary battery storage. In August 2021, President Biden signed an executive order setting a goal that 50% of all new passenger cars and light trucks sold in 2030 be zero-emission vehicles, including battery electric, plug-in hybrid electric, or fuel cell electric vehicles. In addition, there are federal and state tax credits available to consumers who purchase electric vehicles.
State governments also are being proactive to prepare for the electrification of vehicles. For example, in his proposed 2021-22 budget, the governor of California included $500 million to substantially increase the number of electric vehicle charging stations in the state, while the State of Michigan provides economic grants to install direct current fast chargers. Similar efforts are being undertaken in other countries as well. For example, Germany announced that it will invest €5.5 billion to incentivize installation of electric vehicle charging stations and provide a €6,000 subsidy to consumers towards the cost of an electric vehicle. Also, in India, buyers of electric vehicles qualify for certain economic incentives and subsidies.
Several Roadblocks Impede the Mass Adoption of Electric Vehicles
Today’s liquid electrolyte-based lithium-ion battery cell technology helped introduce the possibility of broad adoption of electric vehicles. However, this first-generation technology is reaching a practical limit where further investments into development provide diminishing returns due to concerns about safety, energy density, and stability. Without further improvements to electric vehicle battery pack performance, consumer demand for electric vehicles may plateau over time. Specifically, we believe that today’s liquid electrolyte-based lithium-ion battery cells suffer from four key problems that discourage the widespread acceptance of electric vehicles:
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Limited drive range. Current lithium-ion battery cell technology does not provide enough energy density to support extended drives before requiring recharging.

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Short calendar life. We estimate that today’s electric vehicle battery cells typically will have a calendar life (i.e., before seeing significant degradation) that is shorter than the average age of the average passenger vehicle in operation, which IHS Markit estimated was 11.9 years in 2020. This disparity must be addressed so owners of electric vehicles can keep their vehicles, without having to replace battery packs, for at least as long as that they would typically keep their comparable traditional internal combustion vehicles.

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Abuse tolerance. The liquid electrolyte-based lithium-ion battery cell used in current electric vehicle battery packs contains highly flammable and volatile components that create safety risks when exposed to abuse conditions.

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Expensive materials and pack systems. Today’s battery packs are complex and, due to temperature sensitivity and the highly flammable and volatile components, require cooling systems to maintain stability and considerable engineering to mitigate risk. This increases the cost of battery pack production.

Solid Power’s All-Solid-State Battery Cell Technology Addresses These Roadblocks
As discussed in further detail below, we believe that our all-solid-state battery cell technology will help address the current roadblocks to mass adoption of electric vehicles. Based on testing results from our internal research and development, we expect our all-solid-state battery cell technology to provide key improvements over today’s conventional liquid-based lithium-ion technology, including:
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Energy density. Our all-solid-state battery cell designs improve energy density by allowing the use of higher capacity electrodes than those used in today’s traditional lithium-ion battery cells, which in turn could increase vehicle driving ranges at the same battery pack volume.

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Longer calendar life. Through use of our sulfide-based solid electrolyte, which improves high temperature stability, we expect our all-solid-state battery cell designs to achieve significant improvements to calendar life compared to today’s liquid-based lithium-ion battery cells.

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Safety. By removing the reactive and volatile liquid and gel components from the cell, we anticipate the sulfide-based solid electrolyte included in our all-solid-state battery cell technology will bring significant safety improvements.

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Cost savings. We expect our all-solid-state battery cell designs to allow for simpler manufacturing and more flexible battery pack designs, including reducing or eliminating the need for complex cooling systems, which can enable cost savings and reduced pack complexity. In addition, we expect our designs to allow for manufacturing of all-solid-state battery cells on existing lithium-ion infrastructure, fostering production cost parity.

We believe these collective improvements are enabled only in a 100-percent all-solid-state cell format. While competing approaches may, for example, deliver improved energy by enabling similar higher capacity electrodes (e.g., lithium metal anodes), we expect any cell technology utilizing a gel or liquid electrolyte will suffer from the same safety and calendar life issues associated with today’s traditional lithium-ion battery cells. We believe this would require compromising on many of the pack-level benefits that we believe will be enabled by our truly all-solid-state battery cell.
Our Technology
We anticipate our All-Solid-State Platform technology will:
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Enable several unique all-solid-state battery cell designs. Our first two all-solid-state cell designs, Silicon EV Cell and Lithium Metal EV Cell, use many of the materials that are standard in today’s lithium-ion battery cells, specifically in the cathode. We expect our third cell design, Conversion Reaction Cell, which is earlier in the research and development cycle than our other two designs, to include a cathode that is not suitable in liquid electrolyte-based cell architectures.

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Leverage existing lithium-ion battery cell manufacturing processes and infrastructure. Our manufacturing processes were specifically optimized around industry-standard lithium-ion battery cell manufacturing processes, which we believe de-risks industrialization.

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Sustain a product roadmap with continuous performance improvements across three unique battery cell chemistries that can be tailored to specific customer specifications. We believe our product roadmap will empower us to enter the market quickly and remain at the forefront of multiple electric vehicle product lifecycles, with improvements on performance and cost at every step.
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Be powered by our proprietary sulfide-based solid electrolytes. Sulfide-based solid electrolytes have the best-known balance of conductivity (i.e., the ability to move ions quickly) and processability (i.e., the ability to be produced defect-free on industry standard roll-to-roll battery manufacturing equipment) out of all solid electrolyte classes. We develop our materials for stability and conductivity within each layer of the cell while also optimizing for areas such as cost and compatibility with conventional lithium-ion processing.

All three of our all-solid-state battery cell designs utilize high-capacity anode materials, including lithium metal and silicon. We utilize industry-standard and commercially mature cathodes, like lithium nickel manganese cobalt oxide (“NMC”). We are developing our Conversion Reaction Cell to remove nickel and cobalt from the cathode entirely, which, if successful, could significantly reduce the cost of the cell and potentially be deployed in both electric vehicle and non-electric vehicle battery markets. We believe that our all-solid-state cell designs can unlock the potential performance of lithium metal, high-content silicon and conversion type cathodes that are not suitable for use in liquid electrolyte-based cell designs.
Our three unique and truly all-solid-state cell designs have no liquids or gels within the cell architecture, which allows us to utilize high-capacity materials like lithium metal and high-content silicon — as well as improve the safety profile for cells containing high-nickel NMC cathode materials — without the need for highly engineered electrode materials. The removal of all flammable liquids and gels is also key to other performance metrics where we expect to outperform traditional liquid electrolyte-based lithium-ion battery cells.
Benefits of Our Technology
We expect our all-solid-state battery cells to provide an increase in energy density compared to today’s best performing lithium-ion battery cells. Together with anticipated reductions in mass at the pack level due to improved safety and removal or reduction of cooling pack systems, we expect this improvement in energy density to allow automotive OEMs the flexibility to balance cost and range when designing their electric vehicles. As an example, based on internal modeling and projections and with similar overall mass as today’s liquid electrolyte-based lithium-ion battery packs, our Lithium Metal EV Cell design could increase vehicle range by up to 80%. Conversely, and based on internal modeling and projections, our Lithium Metal EV Cell design could deliver similar vehicle range while reducing mass by 46%, compared to today’s liquid electrolyte-based lithium-ion battery packs.

We expect our all-solid-state battery cells to have significantly improved high temperature stability compared to current liquid electrolyte-based lithium-ion technology, which could allow for the removal of expensive and extensively engineered battery pack cooling systems and provide significant cost savings at the pack level. Based on internal modeling, an added benefit of the high temperature stability of our all-solid-state battery cells could be a longer calendar life of the battery cell.
In internal testing, our all-solid-state battery cell designs have demonstrated superior safety characteristics in comparison to traditional lithium-ion or any other organic or flammable liquid or gel containing battery cell. The safety of our prototype all-solid-state battery cells has been confirmed by third-party testing through nail penetration, crushing, and overcharging to show that our cells to-date have not negatively reacted to harsh abuse conditions, including those expected to occur in vehicle crashes. Further, in October 2021, we received testing results from an independent research entity, which conducted a preliminary safety study of our prototype 2 Ah Silicon EV Cells in accordance with standards set by the Society of Automotive Engineers. These cells demonstrated benign failures when subjected to nail penetration, overcharging and external short circuiting. The results further our belief that our all-solid-state battery cells have the ability to reduce the risk of electric vehicle fires, which according to a 2020 National Transportation Safety Board study, require the use of different firefighting techniques that few fire departments have implemented. As we move into automotive qualification testing, we will need to conduct additional and rigorous safety testing.
We expect all of the previously noted benefits — energy density, high temperature stability and safety — to result in a lower-priced battery both at the cell level and at the pack level on a $/kWh basis. At scale, we anticipate a highly competitive cell-level cost in comparison to traditional liquid electrolyte lithium-ion design, enabled in part by leveraging existing industry-standard manufacturing processes and infrastructure. We also expect that we will be able to leverage future lithium-ion cost reductions in both materials and production in manufacturing our cells. We believe our all-solid-state battery cell costs become more compelling at the pack level due to reduced engineering requirements to meet the same level of safety and the ability to significantly reduce or remove pack cooling components.
Our Competitive Strengths
Only known inorganic all-solid-state battery cell architecture expected to enter automotive qualification in 2022.   Solid Power is the only known inorganic all-solid-state battery cell company that has showcased the ability to manufacture electric vehicle-relevant battery cells in dimensions suitable for automotive applications using scalable manufacturing processes. Through our partnerships with Ford and BMW of North America LLC, we have designed a 100 ampere-hour (Ah) cell format intended for future electric vehicle integration and use. We are currently in the process of constructing a 100 Ah electric vehicle battery cell production line at our headquarters in Louisville, Colorado that will support the production of the cells needed to formally enter automotive qualification in 2022. We expect Solid Power will be the first inorganic all-solid-state battery cell company to enter such qualification.
Specific energy design that surpasses today’s lithium-ion.   We are the only known inorganic all-solid-state battery cell company that has showcased multi-layer, multi-Ah pilot line-produced cells that outperform traditional lithium-ion battery cells on specific energy. In December 2020, we showcased 330 watt-hour per kilogram (Wh/kg), 22-layer cells that have higher specific energy (on a Wh/kg basis) than any commercially available lithium-ion battery cell manufactured today. Importantly, these battery cells’ specific energy is on an actual as-measured basis rather than relying on forward-looking projections.
Industry leading in-house production using lithium-ion manufacturing processes and equipment.   We are the only known inorganic all-solid-state battery cell company that has showcased the ability to manufacture its cell products using industry-standard, scalable roll-to-roll manufacturing methods and equipment that are commonplace in traditional lithium-ion gigafactories. Our pilot production line became fully operational in early 2020. Since that time, we have delivered and had externally tested and validated hundreds of production line-produced battery cells.
Multi-pronged revenue streams from cell products and electrolyte sales.   We intend to license our battery cell architectures and manufacturing know-how to third party commercialization partners, which could include top tier battery cell suppliers and automotive OEMs. The cells produced via our potential third-party commercialization partners could serve multiple automotive OEMs. Further, we plan to sell our sulfide-based solid electrolyte to our commercialization partners and other solid-state cell producers who may or may not be using our unique all-solid-state cell designs. Long-term, we endeavor to be the leading producer and distributor of sulfide-based solid electrolyte material, which has higher margins than the battery cell manufacturing business and the mass production of which requires substantially less capital equipment investment than battery cell production.
All-solid-state manufacturing removes costly and time-consuming steps required in lithium-ion production and can be done using existing production infrastructure.   We use many of the same processes and equipment deployed in current lithium-ion battery cell manufacturing facilities to produce our all-solid-state battery cells, which can allow manufacturing facilities to save on significant capital expenditures when transitioning over to manufacturing our all-solid-state battery cells. Furthermore, our all-solid-state battery cell designs do not require liquids or gels, thus allowing us to remove the electrolyte filling step from the cell assembly process, which accounts for approximately 5% of capital expenditures in a typical GWh-scale lithium-ion facility. We also expect cell manufacturers will be able to remove nearly all of the cell conditioning steps required in traditional liquid electrolyte-based lithium-ion manufacturing, including pre-formation, elevated temperature aging, degassing, formation and final storage, and replace these with a shorter cell quality check. These conditioning steps account for approximately 30% of capital expenditures in a typical GWh-scale lithium-ion facility and can take anywhere from one and one-half to three weeks. In total, we expect our unique cell designs allow for the reduction of costly and time-consuming steps that currently account for approximately 35% of capital expenditure costs in a typical GWh-scale lithium-ion cell production facility.
Partnerships with two of the world’s leading automotive OEMs and a top tier cell manufacturer.   We have ongoing partnerships with BMW of North America LLC, Ford and SK Innovation Co., Ltd. (“SK Innovation”) to jointly develop all-solid-state battery cells, with the ultimate goal of deploying our all-solid-state battery cells in certain of their forthcoming battery powered electric vehicles. We also have received investment capital from Ford and BMW of North America LLC and a representative from Bayerische Motoren Werke AG (“BMW AG”) currently serves on the Board. In December 2021, in connection with the Closing, SK Innovation purchased 3.0 million shares of Common Stock in the PIPE Financing. We have been working closely with BMW since 2016 and Ford since 2018 and entered into a Joint Development Agreement with SK Innovation in October 2021. Ford recently announced its increased investment into electrification of its fleet from $22 billion to $30 billion, while expecting 40% of all vehicle sales in 2030 to be electrified. BMW also announced that it expects to produce 25 electrified models by 2023 with two million electric vehicles delivered to customers by the end of 2025. Both BMW and Ford have made public their belief that the successful development of all-solid-state battery cells and technologies could put these automakers in an advantageous position over their peers in terms of driving range and cost.
High barriers to entry with extensive patents, trade secrets, manufacturing know-how, and industry relationships.   We have spent eight years developing our proprietary all-solid-state battery cell technology and the past three years demonstrating that the technology can be manufactured in a high-throughput manner using existing lithium-ion battery cell manufacturing techniques and equipment. Throughout our existence, we have compiled a robust portfolio of patents and patent applications (including those we have rights to under exclusive licenses) alongside internally kept trade secrets and manufacturing know-how. Across this portfolio, we have intellectual property in areas including:
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composition of sulfide-based solid electrolyte materials and methods of production;

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electrode and cell designs;

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cell processing methods; and

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electrolyte precursor production.

As of November 30, 2021, we owned or exclusively licensed eight issued United States patents and 17 pending United States patent applications, 18 non-United States and PCT patents and applications, and two registered United States trademarks. Processes for manufacturing sulfide solid electrolyte materials and all-solid-state cells make up the majority of our trade secrets.

Our Growth Strategy
As we continue our development activities with the goal of commercializing our All-Solid-State Platform in electric vehicle applications, we are pursuing an aggressive growth strategy. While we believe our goals are achievable, and our roadmap to hitting those goals is reasonable, as with any company that is developing novel technology, our strategy, forecasts, and timetables are subject to change.
100 Ah cell development for official entrance into automotive qualification.   We plan to continue refining our all-solid-state battery cell technology with the goal of validating our 100 Ah cell production line in 2022. We built our first 20 Ah Silicon EV Cell using our current pilot production line in late 2021 and intend to deliver 2 Ah and 20 Ah Silicon EV Cells to our OEM partners during 2022. Once our Silicon EV Cells have been transferred to the 100 Ah EV cell line, we expect to utilize our current pilot production line to refine our 20 Ah Lithium Metal EV Cells. In 2023, we anticipate our OEM partners will complete concept validation of our 100 Ah Silicon EV Cells and move into design validation.
Expanded sulfide-based solid electrolyte production.   We currently manufacture our proprietary sulfide-based solid electrolyte at a throughput of approximately 1.2 metric tons per year. We are in the process of expanding electrolyte material production to deliver a production line capable of approximately 30 metric tons per year, which we anticipate in 2022. We plan to continuously increase electrolyte material production up to a targeted level of 6,000 metric tons per year by 2026 to support the initial production of approximately 100,000 vehicles annually, with additional plans to further scale electrolyte production to greater than 40,000 metric tons per year by 2028. We expect the additional capacity to be able to support the production of 800,000 electrified vehicles using our all-solid-state battery cells annually by 2028.
Expanded electrolyte precursor production.   We currently take a multi-pronged approach to secure the necessary lithium-containing precursor material, lithium sulfide (“Li2S”), needed in the synthesis of our proprietary sulfide-based solid electrolyte. We currently source Li2S from leading lithium and chemical companies globally. While we expect Li2S production scale to significantly increase with commercialization of sulfide-based all-solid-state battery cells, we are also working to develop a novel low-cost Li2S production method at our facility to address potential supply chain risks. We intend to increase in-house production of Li2S and continue development of low-cost production methods.
Meet battery demand and increase battery production throughput.   We have the current ability to produce greater than 100 all-solid-state battery cells per week via our roll-to-roll pilot production line. By late 2022, we intend to increase throughput to roughly 300 battery cells per week on our future 100 Ah cell line and deliver these cells to our OEM partners. We expect to work with future commercialization partners, including SK Innovation, to further increase battery cell throughput using third-party lithium-ion manufacturing facilities to meet the battery cell throughput required by our automotive partners.
Establish and expand partnerships with other automotive OEMs.   Our agreements with both BMW of North America LLC and Ford are non-exclusive, allowing us the ability to pursue relationships with other automotive OEMs. We intend to focus on establishing and expanding our partnership relationships with additional automotive OEMs through both our all-solid-state battery cell designs and sulfide-based solid electrolyte material.
Expand target markets.   We are focused on automotive electric vehicle applications, which we believe represents the largest market opportunity for high-performing, low-cost all-solid-state battery cells. However, we intend to explore the opportunity of supplying all-solid-state battery cell designs and sulfide-based solid electrolyte materials to other established and emerging markets, including electric vertical takeoff and landing aircraft (“eVTOL”), aerospace, defense, stationary storage and consumer electronics.
Continued investment in next-gen battery cell innovations.   We intend to continue to invest in research and development to improve sulfide-based solid electrolyte materials and all-solid-state battery cell performance, improve manufacturing processes and reduce costs.
Manufacturing and Supply
We have designed our battery cell manufacturing process to be nearly identical to that currently used in production of conventional liquid electrolyte-based lithium-ion battery cells. Since inception, compatibility with lithium-ion manufacturing processes has been fundamental to our strategy, driving the selection of a sulfide-based solid electrolyte solution and subsequent research and development. We believe that using industry standard lithium-ion production processes and equipment substantially de-risks commercial success and allows for rapid deployment of technology among early adopter platforms.
The manufacturing processes we have adopted significantly reduce cell conditioning steps and completely remove electrolyte filling, which account for approximately 30% and 5% of capital expenditures in a typical GWh-scale lithium-ion facility, respectively. This removes the one and one-half to three-week cell conditioning process.
The following diagram shows the steps eliminated through adoption of an all-solid-state battery cell.
Our operational MWh-scale roll-to-roll pilot production line has successfully produced Silicon EV Cells and Lithium Metal EV Cells in 0.2 Ah, 2 Ah and 20 Ah form factors. The production line can be transitioned between Silicon EV Cells and Lithium Metal EV Cells. Thus, we expect there are limited future capital expenditure requirements for us to demonstrate the viability of commercial volume production of our all-solid-state battery cells.
Our all-solid-state battery cell design is a multi-layered stacked pouch cell. Our cell architecture relies on our proprietary sulfide-based solid electrolyte as a separator layer, which isolates the anode and cathode and conducts lithium-ions and which we manufacture ourselves. We also manufacture our cathode and high-content silicon anode using materials sourced from external suppliers. We combine those materials with our proprietary sulfide-based solid electrolyte in each layer. We source our lithium metal anode and other input materials from industry leading suppliers and emerging disruptive suppliers. Our sulfide-based solid electrolyte is made from abundant materials produced at industrial scale in multiple geographical locations, excluding the Li2S precursor material. Since we anticipate our need for Li2S to significantly increase with commercialization of sulfide-based all-solid-state battery cells, we are taking a two-pronged approach to secure the necessary supply of Li2S precursor material: sourcing from multiple global entities and working to develop processes to produce material in-house using novel production methods.

Partnerships
We have developed meaningful commercial relationships with our partners, including, among others, BMW, Ford and SK Innovation. These partnerships have played a significant role in our ability to achieve research and development milestones on our path to commercialization. To memorialize our partnerships, we have entered into separate non-exclusive JDAs, including those with BMW of North America LLC, Ford and SK Innovation. The ultimate commercial success of our partnership relationships is subject to various risks and uncertainties. For more information, see “Risk Factors — Risks Related to Solid Power — Risks Related to Development and Commercialization.”
BMW Group
We have a long-standing relationship with BMW, which began in 2016. Our relationship initially focused on all-solid-state battery cell research and development, and in 2017, we announced a partnership to jointly develop all-solid-state battery cell technology. In 2021, BMW and Solid Power expanded the partnership with BMW Holding’s participation in the Series B Financing and with the execution of a joint development agreement for automotive-scale EV cells for testing and vehicle integration with BMW of North America LLC.
Generally, the JDA with BMW of North America LLC sets out the framework for collaboration on the research and development and vehicle integration of all-solid-state battery cells. The JDA requires us to continue our research and development efforts such that our products are capable of being deployed in BMW’s electric vehicles. Though our anticipated timing for achievement of the various milestones and development targets continues to evolve under the JDA, we are currently targeting delivery of “A-Sample” Silicon EV Cells to BMW in 2022 as part of the APQP process and anticipate that BMW will complete concept validation and move into design validation in 2023. Additionally, the terms of the JDA permit BMW to share in certain intellectual property developed through the research and development efforts required under the JDA. Solid Power’s ability to share developments gained through the course of performance of the JDA with its other partners is limited in certain circumstances. The JDA also contemplates that we will enter into additional agreements with BMW for purchase and pricing of sulfide-based solid electrolyte materials for integration into all-solid-state battery cell design, as well as licensing our all-solid-state battery cell technology to cell producers. However, the key commercial terms of such additional arrangements have not yet been determined.
As part of the partnership, Solid Power and BMW Holding, an affiliate of BMW AG and one of Solid Power’s shareholders, entered into a Board Nomination Support Agreement, dated May 5, 2021 (the “BMW

Nomination Agreement”), pursuant to which BMW Holding has the right to nominate a director for election to the Board. Rainer Feurer, Senior Vice President at BMW and BMW Holding’s nominee, has served on the Board since December 2021 and was a director of Legacy Solid Power from May 2021 until December 2021, in each case pursuant to the BMW Nomination Agreement.
Also, BMW Holding has the right to designate an individual to attend meetings of the Board and its committees in a non-voting, observer capacity, which it received in connection with the expanded partnership.
Ford Motor Company
We started our relationship with Ford in 2018, when it participated in our Series A-1 equity financing by providing both business plan validation and capital. In 2019, we announced an investment by Ford and partnership to jointly develop all-solid-state battery cells using our pilot roll-to-roll production line. In 2021, we expanded our partnership with Ford’s participation in the Series B Financing and the execution of a joint development agreement relating to testing and vehicle integration of our automotive-scale EV cells.
Generally, the JDA with Ford sets out the framework for the collaboration on the research and development of our all-solid-state battery cells. The JDA requires us to continue our research and development efforts such that our products are capable of being deployed in Ford’s electric vehicles. Though our anticipated timing for achievement of the various milestones and development targets continues to evolve under the JDA, we are currently targeting delivery of “A-Sample” Silicon EV Cells to Ford in 2022 as part of the APQP process and anticipate that Ford will complete concept validation and move into design validation in 2023. Additionally, the terms of the JDA permit Ford to share in the intellectual property developed through the research and development efforts required under the JDA. Solid Power’s ability to share developments gained through the course of performance of the JDA with its other partners is limited in certain circumstances. The JDA also contemplates that we will enter into additional agreements with Ford for purchase and pricing of sulfide-based solid electrolyte materials for integration into all-solid-state battery cell design, as well as licensing our all-solid-state battery cell technology to cell producers. However, the key commercial terms of such additional arrangements have not yet been determined.
As part of the partnership, Ford was granted the right to appoint a director to the Legacy Solid Power board of directors and was given certain board observer rights, both of which terminated upon the Closing.
SK Innovation
In October 2021, we entered into a JDA with SK Innovation for joint production of our Silicon EV Cells and, contemporaneously, and in connection with the Closing, SK Innovation purchased 3.0 million shares of Common Stock in the PIPE Financing. The JDA contemplates that SK Innovation and Solid Power will collaborate to validate that Solid Power’s all-solid-state cell designs and production processes are scalable and compatible with existing lithium-ion production technology to enable us to deliver pre-commercial all-solid-state cells to our automotive OEM customers as part of the APQP process.
Under the terms of the JDA, we expect that Solid Power will produce automotive-scale Silicon EV “B-Sample” Cells in 2023 at our headquarters in Louisville, Colorado and SK Innovation will be capable of producing the Solid Power-designed automotive-scale Silicon EV “C-Sample” Cells in 2024 at its facilities, each as part of the APQP process. The terms of the JDA permit SK Innovation to share in the intellectual property developed through the joint production efforts required under the JDA. The JDA also contemplates that Solid Power and SK Innovation will, upon the fulfillment of certain milestones under the JDA, negotiate a commercial agreement, which agreement is expected to cover terms and conditions for the sale of our proprietary sulfide-based solid electrolyte materials and licensing terms for our all-solid-state cell designs, manufacturing know-how, and production practices. We intend to negotiate the commercialization agreement simultaneously with fulfilling our obligations under the JDA for cell production.
Current Research and Development
We conduct research and development at our headquarters in Louisville, Colorado. Research and development activities focus on making further improvements to our all-solid-state battery cell technology,

including improvements to component materials to optimize cell performance and cost. Our research and development programs are currently focused on the following initiatives:
•
Sulfide-Based Solid Electrolyte Development. We are continuously working to improve the performance of our sulfide-based solid electrolyte materials and to develop new materials with priorities on high conductivity, cell processability, improved anode and cathode stability, cost, and enablement of energy-dense cell designs. Similarly, our research and development teams work to further optimize electrolyte production processes for low cost and high material quality while also exploring new routes to electrolyte synthesis.

•
Conversion Reaction Cell Development. We plan to utilize a conversion reaction cathode in future cell designs, including our Conversion Reaction Cell design, that could completely remove nickel and cobalt from the cathode active materials, and which could cut cathode active material costs by up to 90%. We intend to continue our research and development efforts on this unique cathode design and eventually transfer manufacturing to our production line.

•
Improvements in Cell Performance. We are developing scalable routes to improve the performance of our various cell designs, including minimizing stack pressure requirements of our all-solid-state battery cells and minimizing resistance within the cells. We are also working to maximize the long-term cycling stability of lithium metal anodes across a broad temperature range and with high charging rates.

Intellectual Property
Our proprietary battery cell technology is protected through a combination of patents, patent applications, and trade secrets. Our patent portfolio includes technologies invented by us, in addition to exclusive licenses obtained from the University of Colorado Boulder and Oak Ridge National Laboratory. Solid electrolyte materials and methods of production make up the largest portion of our patent application filings. Additional subjects include electrode and cell designs, cell processing methods, and electrolyte precursor methods, among others. We have accelerated our patent application filings in 2020 and 2021 and we regularly file new applications in areas that are enforceable and/or reverse-engineerable. Processes for manufacturing sulfide-based solid electrolyte materials and all-solid-state cells make up the majority of our trade secrets. As of November 30, 2021, we owned or exclusively licensed eight issued United States patents and 17 pending United States patent applications, 18 non-United States and PCT patents and applications, and two registered United States trademarks. We further protect our intellectual property with non-disclosure agreements for all employees and consultants and material-transfer and non-disclosure agreements with third parties.
Competition
The battery industry is currently receiving significant attention in part due to an evolutionary change in both technology and environmental, social and governance initiatives. Next-generation battery and electric vehicle technologies will underpin performance improvements contributing to global adoption of electric vehicles. The growing spark of global interest has heightened competition in the industry and increased the risk of potential new entrants, which could negatively impact the success of our business, results of operations or financial condition.
We compete directly with “status quo” and emerging electric vehicle battery cell producers. As we near start-of-production for the next generation of electric vehicles, new and emerging battery technologies could create impediments to our commercial success. Nonetheless, we believe we are uniquely positioned across the battery cell technology value chain, including material and cell development and production techniques. Our prospective competitors include major automotive OEMs and top tier battery producers currently supplying, producing and developing solid-state solutions.
A number of mature and development-stage companies are seeking to improve conventional lithium-ion battery cells or to develop new technologies for solid-state battery cells, including lithium-metal battery cells. Potential new entrants are seeking to develop new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with automotive OEMs and are in varying stages of development.

There are various competing electrolyte material pathways to enable all-solid-state or semi-solid-state battery cell designs. Broadly speaking, we believe the next-generation battery cell community has converged on three competing approaches to solid-state battery cells. Below is a brief overview of these approaches along with our opinion why we believe a sulfide-based solid electrolyte is the superior approach for deployment in passenger electric vehicles.
•
Polymers. Considered to be highly manufacturable and thus proven at scale in commercially available products today. However, polymers have the lowest levels of ionic conductivity of the competing solid electrolytes and therefore require elevated temperature when in use (>60o C). Polymers may also require pack-cooling as they can degrade at elevated temperature (>80o C). Consequently, we believe polymer market penetration is generally limited to mass transit applications (e.g., buses, ride share vehicles, etc.) where continuous heating and/or cooling is considered acceptable.

•
Oxides. Possess considerably higher ionic conductivity than polymers. This enables stable operation at room temperature and potentially below. Oxides can also be more chemically stable against lithium-metal. However, oxides are highly dense (three times or more the density of polymers and many sulfides) and are a rigid and brittle material that presents interfacial resistance issues and requires high-temperature manufacturing (or sintering) processes that are not common in traditional lithium-ion battery cell manufacturing. Because of these high-temperature manufacturing hurdles, we believe that most manufacturers utilizing an oxide design have been forced to utilize a liquid or gel electrolyte in their cell design, which reduces the calendar life, safety and electrode design benefits that accompany battery cells that are truly all-solid-state. To date we are not aware of any manufacturer demonstrating an oxide cell design with greater specific energy (Wh/kg) than traditional lithium-ion.

•
Sulfides. Possess the highest levels of ionic conductivity and thus have greater potential to enable the widest temperature operation window than any other solid electrolyte material. While sulfides are an inorganic material, their relatively soft and malleable mechanical properties, unlike oxides, enable their use in a separator layer or cathode or anode (i.e., as an “catholyte” or “anolyte,” respectively) using industry-standard slurry-, coating- and roll-to-roll calendaring-based manufacturing processes. Sulfides must be stored in an inert environment and processed in a dry-room environment to prevent the material from degrading; however, state-of-the-art cathode slurry and coating lines are now located in dry-rooms. We have developed our processes around an industry-standard dry-room condition of -40o C dew point.

Sulfide electrolytes generate hydrogen sulfide (“H2S”) gas when exposed to moist ambient air. H2S is a gas that is toxic to humans above a specific threshold and is regulated by the Occupational Safety and Health Administration. Through preliminary testing, we believe H2S concerns with respect to our sulfide-based solid electrolyte are limited to when it is in powder form. Our preliminary abuse and destructive testing (e.g., cell depackaging or layer delamination) generated negligible H2S gas. If additional safety tests are consistent with our preliminary results, we expect H2S safety concerns at the battery pack level to be minimal. We have implemented robust safety protocols to mitigate H2S risk and other risks associated with handling large volumes of potentially hazardous materials (e.g., solvents, cathode/anode active materials, and liquid electrolytes) in the manufacturing process.

The following is a summary chart showing the three approaches discussed above:
We believe our ability to compete successfully with traditional lithium-ion battery cell technology and with other companies seeking to develop solid-state battery cells will depend on several factors, including cell price, safety, energy density, and calendar life, and on non-technical factors such as brand, established customer relationships and financial and manufacturing resources. Our positioning across the entire production chain has expedited our research and development process relative to our competitors by creating a constant feedback loop allowing for more rapid and intelligent iterations.
Many energy storage and battery technology players have, and future entrants may have, greater resources than we have and may also be able to devote greater resources to the development of their current and future technologies. They may also have access to larger potential customer bases and have and may continue to establish cooperative or strategic relationships amongst themselves or with third parties (including automotive OEMs) that may further enhance their resources and offerings.
Government Regulation and Compliance
Government regulations frequently control how battery cells are stored, transported, used and disposed of. We are subject to regulations governing the proper handling, storage, disposal and transportation of products containing hazardous materials, including federal regulations governing transport of battery cells and state laws relating to recycling and disposal of battery cells.
Separately, we are subject to federal and state environmental laws and regulations regarding the handling and disposal of hazardous substances and solid waste, to include electronic waste and battery cells. These laws regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. In the course of ordinary operations, we, through third parties and contractors, may handle hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. We are also subject to the strict requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation or disposal of solid waste, which may include hazardous waste.
The Occupational Safety and Health Act (“OSHA”), and comparable laws in other jurisdictions, regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about any hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities, and the public.
In many cases, our products — including our all-solid-state battery cells and related technology — are or may in the future be subject to trade and export control laws and regulations in the United States and other jurisdictions where we do business. Such laws may include the export administration regulations and similar export control regimes, trade and economic sanctions maintained by the Office of Foreign Asset Control and other similar agencies, foreign direct investment rules and regulations, tariffs and quotas, and other related regulations in jurisdictions in which we operate. In particular, an export license may be required to export or re-export our products and technology to certain countries or end-users or for certain end-uses or may be prohibited. Obtaining the necessary export license for a particular sale or offering may not be possible or may be time-consuming and may result in the delay or loss of sales opportunities. Any failure to adequately address these legal obligations could result in civil fines or suspension or loss of our export privileges, any of which could materially adversely affect our business, financial condition, and results of operations. In addition, our business may be subject to the Foreign Corrupt Practices Act and other anti-corruption, anti-bribery, and anti-money laundering laws and regulations in the jurisdictions in which we have offices or do business, both domestic and abroad. Any failure to adequately comply with any of these collected trade or international business obligations, or future changes with respect to any of these legal regimes, could cause us to incur significant costs, including the potential for new overhead costs, fines, sanctions, and third-party claims.
Employees
As of November 30, 2021, we employed 111 full-time employees, based out of our headquarters in Louisville, Colorado. More than half of these employees have a technical background or hold advanced engineering and scientific degrees. We are committed to increasing diversity in the workforce and building and maintaining an inclusive and positive culture is critical for our success.
From the outside, Solid Power is an industry-leading developer of all-solid-state battery cells. From the inside, we are a collection of individuals with a shared passion and purpose in revolutionizing energy storage and enabling future e-mobility. Our work environment is highly collaborative and one that is based on trust and mutual respect. We take pride in our honest and transparent approach to communication, whether it be internally or with our external partners and customers. Our team is made up of incredibly talented and creative engineers and scientists who take considerable pride and ownership in their work. We believe very strongly that these traits combine to result in an exceptionally high-quality work product that meets or exceeds our customers’ and partners’ expectations.
We are committed to compensating our employees in an ethical manner. We have taken steps to comply with Colorado’s Equal Pay for Equal Work Act. We offer competitive salaries and benefits, as well as a robust equity compensation plan, all with the intention of attracting and retaining team members capable of making our company the world leader in all-solid-state battery cell development. Our compensation decisions are driven by individual contributions, the overall market, and how critical the role is to our success.
To date, we have not experienced any work stoppages and we consider our relationship with our employees to be good. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.
Facilities
Our corporate headquarters is located in Louisville, Colorado. There, we lease approximately 30,000 square feet under a lease and a sublease that expire in September 2024 and December 2024, respectively. Most of the facility is used for our research and development, manufacturing and quality control.
In September 2021, we entered into a lease for approximately 75,000 square feet in Thornton, Colorado. The lease for this facility expires in March 2029. We intend to use this facility to significantly increase our production of sulfide-based solid electrolyte, expand research and development operations, and for general office purposes.

Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages, and positions of our executive officers and directors as of December 14, 2021:
Name	Age	Position
Douglas Campbell	48	Chief Executive Officer and Class II Director
David B. Jansen	60	President, Chair and Class III Director
Joshua R. Buettner-Garrett	36	Chief Technology Officer
Jon Jacobs	51	Chief Marketing Officer
Derek C. Johnson	44	Chief Operating Officer
James Liebscher	41	Chief Legal Officer and Secretary
Kevin Paprzycki	51	Chief Financial Officer and Treasurer
Erik Anderson(1)	63	Class I Director
Rainer Feurer	55	Class III Director
Steven H. Goldberg(1)(2)(3)	68	Class II Director
John Stephens(1)(2)(3)	62	Class III Director
Robert M. Tichio(3)	44	Class I Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Douglas Campbell serves as our Chief Executive Officer and a Class II Director. He is a co-founder of Legacy Solid Power and served as Legacy Solid Power’s Chief Executive Officer since its inception. He was a member of Legacy Solid Power’s board of directors since March 2014, when it converted to a corporation. In parallel with establishing Legacy Solid Power, he founded i2C Solutions, LLC (“i2C”), a thermal management company, and co-founded Roccor, LLC (“Roccor”), a component supplier for the small satellite industry; i2C and Roccor merged in 2015, with Roccor being the surviving entity. Mr. Campbell served as the Chief Executive Officer of Roccor until the end of 2018 and remained on its board of directors until the company was acquired in late 2020. He began his career in advanced technology development at the Space Vehicles Directorate of the Air Force Research Laboratory, Kirtland AFB, NM. Mr. Campbell earned his B.S. and M.S. in Civil Engineering with a Structural Mechanics emphasis from the University of New Mexico. We believe Mr. Campbell is well-qualified to serve on the Board due to his extensive experience in managing and leading Legacy Solid Power.
David Jansen serves as the President, Chair and a Class III Director of Solid Power following. He served as Legacy Solid Power’s President since February 2017 and was an advisor to the company since its inception. He was a member of Legacy Solid Power’s board of directors since March 2014, when it converted to a corporation. Mr. Jansen previously served as a Managing Partner of Murphee Colorado, a small business venture capital fund, from 2002 to 2010. From 2005 to 2009, he served as the President and Chief Executive Officer of Advanced Distributed Sensor Systems, which developed and manufactured remote sensors for intelligence, surveillance and reconnaissance applications. He has also served on a variety of boards and has been involved with helping startups from formation to exit. Mr. Jansen has a B.S. in Electrical Engineering from the University of Arizona. We believe Mr. Jansen is well-qualified to serve on the Board due to his experience advising and managing Legacy Solid Power.
Joshua Buettner-Garrett serves as our Chief Technology Officer of Solid Power. He served as Legacy Solid Power’s Chief Technology Officer since November 2013. Prior to joining Legacy Solid Power, he served as Program Manager of the Energy Storage Group at ADA Technologies, Inc., a research and product development business, from 2011 to 2013. He served as a Senior Research Scientist in the ADA Technologies’

Energy Storage Group from 2010 to 2011. Mr. Garrett holds a B.S. in Mechanical Engineering from Arizona State University and a M.S. in Mechanical Engineering from Colorado State University.
Jon Jacobs serves as our Chief Marketing Officer. He served as Legacy Solid Power’s Chief Marketing Officer since October 2021. Mr. Jacobs brings to Solid Power over 20 years of sales and management expertise, including experience with highly technical products and services requiring a value-selling approach. Most recently, Mr. Jacobs served as Vice President of Business Development at Wildcat Discovery Technologies, Inc. from November 2019 until October 2021. Prior to joining Wildcat Discovery Technologies, Inc. Mr. Jacobs served as the Global Director of Sales and Marketing for Material Sciences Corporation from May 2002 to November 2019. Before joining Material Sciences Corporation, Mr. Jacobs served in a series of successive marketing and product design positions. Mr. Jacobs holds an M.B.A. from the University of Michigan, Ross School of Business, an M.S. in Engineering from Purdue University and a B.S. in Mechanical Engineering from the University of Michigan.
Derek Johnson serves as our Chief Operating Officer. He served as Legacy Solid Power’s Chief Operating Officer since January 2020. From September 2016 to January 2020, he served as Vice President of Global Research and Development at A123 Systems (“A123”), a developer and manufacturer of lithium-ion batteries and energy storage systems for automotive applications. His responsibilities ranged from new technology development and IP generation, customer and strategic partner engagement, and production strategy and supply chain rationalization, prior to which he served as the Executive Director of R&D at A123, from April 2015 to September 2016. Dr. Johnson serves as a director of Symbios Technologies, LLC, an aqueous plasma technology platform, and previously served as its Director of Technology Development, Senior Scientist and Engineer from April 2009 to January 2014. He also serves as the President of Fields of Hope, a non-profit focusing on enriching the lives of at-risk youth. Dr. Johnson holds a B.S. in Environmental Engineering from the University of Florida, an M.S. in Chemical Engineering from Colorado State University, and a Ph.D. in Chemical and Biochemical Engineering from Colorado State University. Dr. Johnson has published 16 peer reviewed publications and holds 38 patents.
James Liebscher serves as our Chief Legal Officer and Secretary. He served as Lead Corporate Attorney of Legacy Solid Power from June 2021 through the closing of the business combination. Mr. Liebscher was a senior attorney at Aspect Holdings, LLC, an international energy company, from February 2020 until June 2021. He previously was in private practice as a securities and corporate attorney at Polsinelli PC from August 2016 until February 2020 and Dufford & Brown, P.C. from October 2014 until August 2016. Prior to his legal career, he served for nine years in the United States Air Force as an airborne cryptologic linguist. Mr. Liebscher holds an LL.M. in Securities and Financial Regulation from Georgetown University Law Center, a J.D. from the University of Notre Dame Law School, and a B.S. in Business Administration from Bellevue University.
Kevin Paprzycki serves as our Chief Financial Officer and Treasurer. He served as Legacy Solid Power’s Chief Financial Officer since October 2021. Prior to joining Legacy Solid Power, Mr. Paprzycki served as Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer and Chief Accounting Officer) of Scott’s Liquid Gold-Inc. (“SLGD”) since June 2018, a member of its board of directors since 2019, and began serving as interim co-President in April 2021. Prior to joining SLGD, Mr. Paprzycki was employed by Westmoreland Coal Company and its subsidiary, Westmoreland Resource Partners, LP, where he served as Chief Executive Officer from December 2015 to November 2017, as Westmoreland Coal Company’s Chief Financial Officer from May 2006 to December 2015 and Westmoreland Resource Partners’ Chief Financial Officer from December 2014 to July 2015. Mr. Paprzycki was also a member of each company’s board of directors. Subsequent to his employment with the Westmoreland entities, on October 9, 2018, both Westmoreland entities filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code.
Erik Anderson serves as a Class I Director. Mr. Anderson served as Decarbonization Plus Acquisition Corporation III’s Chief Executive Officer and a member of its board of directors prior to the completion of the business combination. Mr. Anderson served as the chief executive officer of Decarbonization Plus Acquisition Corporation (“DCRB”) from September 2020 until July 2021 and as a member of the board of directors of DCRB from October 2020 until July 2021. Mr. Anderson has served as the chief executive officer of Decarbonization Plus Acquisition Corporation II (“DCRN”) since January 2021 and a member of its board of directors since February 2021. Mr. Anderson has served as the chief executive officer of Decarbonization Plus Acquisition Corporation IV (“DCRD”) since February 2021 and a member of its board of directors since August 2021. Mr. Anderson has served as chief executive officer of Decarbonization Plus Acquisition Corporation V (“DCRE”) since March 2021. Mr. Anderson founded WestRiver Group, a collaboration of leading investment firms providing integrated capital solutions to the global innovation economy, in 2002 and has served as chief executive officer of WestRiver Group since its inception. In 2018, Mr. Anderson became executive chairman of Singularity University, a company that offers executive educational programs, a business incubator and innovation consultancy service. Mr. Anderson is a director of Callaway Golf Company (NYSE: ELY), an American global sports equipment manufacturing company, and Hyzon Motors Inc. (Nasdaq: HYZN), a hydrogen mobility company. Mr. Anderson has received numerous honors, including the Ernst & Young Entrepreneur of the Year Award. In 2018 and 2017, Mr. Anderson was honored by Goldman Sachs as one of their Top 100 Most Intriguing Entrepreneurs. In 2019 and 2018, Mr. Anderson was ranked by Golf Inc. as the No. 3 most powerful person in the golf industry after being ranked No. 8 in 2017. Mr. Anderson is Vice-Chairman of ONEHOPE, a cause-centric consumer brand and technology company, and is the founder of America’s Foundation for Chess, currently serving 160,000 children in the United States with its First Move curriculum. His investment experience includes being partner at Frazier Healthcare Partners, chief executive officer of Matthew G Norton Co. and vice president at Goldman, Sachs & Co. Mr. Anderson was recognized early in his career as one of the top “40 under 40” young achievers and emerging leaders by Seattle’s Puget Sound Business Journal. Mr. Anderson holds a master’s and bachelor’s degree in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College. We believe Mr. Anderson is well qualified to serve on the Board due to his expensive experience as a director and leader of public companies.
Rainer Feurer serves as a Class III Director. He served as a member of the Legacy Solid Power board of directors since May 2021. Dr. Feurer has served in various strategic, M&A, finance and sales roles of increasing importance at BMW AG (Frankfurt: BAMXF) since 1998. He has also served as a member of the board of directors and audit committee of BMW Brilliance Automotive Ltd. from 2009 to 2015 and again since December 2019. Dr. Feurer is Vice Chairman of Spotlight Automotive Limited since its founding in January 2020 and serves as member of the supervisory board in HERE International B.V. since March 2020, FREE NOW (Intelligent Apps GmbH), CHARGE NOW (Digital Charging Solutions GmbH) and SHARE NOW (Share Now GmbH) since 2019 as well as REACH NOW (moovel Group GmbH) since 2020. Dr. Feurer holds a B.A. (Hons) in International Management from Middlesex University, UK and Dipl. Betriebswirt (FH) Diploma from Reutlingen, Germany. He received his M.B.A. from Monterey Institute of International Studies in 1993 and his Ph.D. in Strategic Management from Cranfield University, UK in 1996. We believe Dr. Feurer is well-qualified to serve on the Board due to his experience in the automotive industry and service as a director of a public company.
Steven Goldberg serves as a Class II Director. He served as a member of the Legacy Solid Power board of directors since August 2019. He has operated Air Access, his own technology consulting business, since January 2020. He also served as an Operating Partner at Venrock, a venture capital firm, from May 2009 to January 2020. From October 2000 to November 2009, Dr. Goldberg served as the Chief Executive Officer of several early-stage technology companies including DataRunway, Vidient Systems, CoWave Networks, and Arcwave. Dr. Goldberg has served as a member of the board of directors of Future Dial, a mobile device processing robotics and automation software company, since July 2011. He previously served on the board of directors of Savari, an automotive technology company, from April 2016 to December 2020. He served on the board of directors of Lucid Motors, an electric vehicle company, from January 2014 to April 2019. He served on the board of directors of Red Seal, a cybersecurity software company, from April 2014 to April 2019. He served on the board of directors of Silicon Valley Forum, a non-profit organization focused on fostering innovation and entrepreneurship in Silicon Valley, from June 2014 to May 2018. Finally, he served on the board of directors of Quantenna, a WiFi semiconductor company, from May 2009 to August 2016. Dr. Goldberg holds B.S. and M.S. degrees in Electrical Engineering from Washington University, St. Louis, and a Ph.D. in Electrical Engineering from the University of California, Santa Barbara. We believe that Dr. Goldberg is well-qualified to serve as a member of the Board due to his extensive experience in working with growing technology companies, his strong technical background, and his prior service on private and pre-public company boards.

John Stephens serves as a Class III Director. He was a member of the Legacy Solid Power Board since September 2021. Mr. Stephens will bring to the Board over 35 years of accounting and finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning, and financial, operational, and regulatory reporting. Specifically, Mr. Stephens retired from AT&T, Inc. (NYSE: T) in March 2021 where he served as its Senior Executive Vice President and Chief Financial Officer, prior to which he served in a series of successive positions in AT&T, Inc.’s finance department. Before joining AT&T, Inc. in 1992, Mr. Stephens held a variety of roles in public accounting. Mr. Stephens is a member of the board of directors of Freeport-McMoRan Inc. (NYSE: FCX), where he serves as chairman of the audit committee. Mr. Stephens is also the audit committee chair of a large independent food retailer and Mr. Stephens has previously served on the board of directors and audit committee of América Móvil, S.A.B. de C.V. (NYSE: AMX). Mr. Stephens holds a B.S.B.A. in Accounting from Rockhurst University and a J.D. from St. Louis University School of Law. We believe that Mr. Stephens’ executive management experience in the oversight of a large, publicly traded company and his vast experience in financial and accounting matters, international business and affairs, mergers, acquisitions and other major corporate transactions will enable him to provide valuable perspectives on operational, financial and strategic matters before the Board.
Robert Tichio serves as a Class I Director. He served as a member of Decarbonization Plus Acquisition Corporation III’s board of directors prior to the business combination and served as its chief executive until February 2021. Mr. Tichio served as a member of the board of directors of DCRB from August 2020 until the consummation of DCRB’s business combination in July 2021 and served as chief executive officer of DCRB until September 2020. Mr. Tichio has served as a member of the board of directors of DCRN since December 2020 and served as its chief executive officer from December 2020 to January 2021. Mr. Tichio has served as a member of the board of directors of DCRD since February 2021, and as a member of the board of directors of DCRE since March 2021. Mr. Tichio is a partner and managing director of Riverstone Holdings LLC. Mr. Tichio joined the firm in 2006 and has been focused on the firm’s Private Equity business. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area (PIA) of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisition Group, where he concentrated on assignments that included public company combinations, asset sales, takeover defenses, and leveraged buyouts. Mr. Tichio received his A.B. from Dartmouth College as a Phi Beta Kappa graduate, and later received his M.B.A. with Distinction from Harvard Business School. Mr. Tichio serves on a number of nonprofit and Riverstone portfolio company boards. We believe that Mr. Tichio’s considerable investment experience, as well as his experience on the DCRB and DCRN boards and boards of Riverstone portfolio companies, bring important and valuable skills to the Board.
Family Relationships
There are no family relationships among any of our directors and executive officers.
Classified Board of Directors
The Charter provides that the Board is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of the Board.
The Board currently consists of seven members. Mr. Anderson and Mr. Tichio are Class I directors and will serve until our annual meeting of stockholders in 2022. Mr. Campbell and Dr. Goldberg are Class II directors and will serve until our annual meeting of stockholders in 2023. Mr. Jansen, Dr. Feurer, and Mr. Stephens are Class III directors and will serve until our annual meeting of stockholders in 2024. See “Description of Capital Stock — Anti-Takeover Provisions” for more information.
Director Independence
Upon the Closing, the Board determined that each of the directors on the Board other than Messrs. Campbell, Feurer and Jansen qualify as independent directors, as defined under the rules of the Nasdaq

Global Select Market, and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq Global Select Market relating to director independence requirements. In addition, we are subject to the rules of the SEC and the Nasdaq Global Select Market relating to the membership, qualifications, and operations of the audit committee, as discussed below. John Stephens is our lead independent director under the rules of the Nasdaq Global Select Market.
Role of the Board of Directors in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the processes by which risk assessment and management is undertaken.
The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.
Audit Committee
Our audit committee consists of Erik Anderson, Steven H. Goldberg and John Stephens. The Board has determined that each of the members of the audit committee satisfies the independence requirements of the Nasdaq Global Select Market and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements in accordance with the Nasdaq Global Select Market audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
John Stephens serves as the chair of the audit committee. The Board determined that Mr. Stephens qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules of the Nasdaq Global Select Market. In making this determination, the Board considered formal education and previous experience in financial roles. Our independent registered public accounting firm and management periodically meet privately with our audit committee.
The functions of this committee include, among other things:
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evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

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reviewing our financial reporting processes and disclosure controls;

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reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

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reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

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reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices used by us;

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obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

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monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

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prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

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reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

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reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

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reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters;

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preparing the report that the SEC requires in our annual proxy statement;

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reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

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reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter

The Board adopted a written charter for the audit committee, which is available on our website.
Compensation Committee
Our compensation committee consists of Steven H. Goldberg and John Stephens. Dr. Goldberg serves as the chair of the compensation committee. The Board determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of the rules of the Nasdaq Global Select Market. The functions of the committee include, among other things.
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reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

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reviewing and approving the compensation and other terms of employment of our executive officers;

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reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

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making recommendations to the Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board;

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reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

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reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

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administering our equity incentive plans, to the extent such authority is delegated by the Board;

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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;

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reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

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preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

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reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The Board adopted a written charter for the compensation committee, which is available on our website. The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Steven H. Goldberg, John Stephens and Robert M. Tichio. The Board determined that each of the members of our nominating and corporate governance committee satisfy the independence requirements of the rules of the Nasdaq Global Select Market.
Robert M. Tichio serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:
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identifying, reviewing and making recommendations of candidates to serve on the Board;

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evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

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evaluating nominations by stockholders of candidates for election to the Board;

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evaluating the current size, composition and organization of the Board and its committees and making recommendations to the Board for approvals;

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developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

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reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Board current and emerging corporate governance trends; and

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reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

Director Nominations
Our nominating and corporate governance committee will recommend to the Board candidates for nomination for election at the annual meeting of the stockholders. The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our Bylaws.
We do not intend to formally establish any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board and skills that are complementary to the Board, an understanding of our business, an understanding of the responsibilities that are required of a member of the Board, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities, attributes that contribute to the total mix of viewpoints and experience represented on the Board and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an executive officer or employee of Solid Power. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the Board or compensation committee.
Code of Business Conduct
The Board adopted a code of business conduct and ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
The Board adopted corporate governance guidelines that serve as a framework within which the Board and its committees operate. These guidelines cover a number of areas including director responsibilities, Board agenda, roles of the chair of the Board, principal executive officer and lead independent director, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.

EXECUTIVE COMPENSATION
To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who share our philosophy and desire to work towards achieving our goals.
We believe our compensation program should promote the success of our company and align executive incentives with the long-term interests of our stockholders. Our current compensation programs reflect our startup origins in that they consist primarily of salary and stock option awards. We intend to continue to evaluate our philosophy and compensation programs as circumstances require. In May 2021, we engaged Compensia, Inc., an independent compensation consultant (“Compensia”), to assess the competitiveness of our executive and director compensation programs.
We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two other most highly compensated executive officers.
The Legacy Solid Power Board, with input from its Chief Executive Officer, has historically determined the compensation for our named executive officers. For the year ended December 31, 2020, our named executive officers were:
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Douglas Campbell, Chief Executive Officer

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Derek Johnson, Chief Operating Officer

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Stephen C. Fuhrman, Vice President, Finance and former Chief Financial Officer

Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Douglas Campbell Chief Executive Officer	2020	225,000	—	10,500	235,500
Derek Johnson Chief Operating Officer	2020	196,146	137,580	6,375	340,101
Stephen C. Fuhrman(3) Vice President, Finance and former Chief Financial Officer	2020	203,522	—	8,125	211,647

(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification Topic 718. See Note 10 to our audited consolidated financial statements included elsewhere in prospectus for a discussion of the assumptions we made in determining the grant-date fair value of our stock options.

(2)
The amounts in this column represent matching contributions under Legacy Solid Power’s 401(k) plan in the amount of $9,000 for Mr. Campbell, $5,687.50 for Dr. Johnson, and $8,125 for Mr. Fuhrman, and health savings account contributions made on behalf of Mr. Campbell in the amount of $1,500 and on behalf of Dr. Johnson in the amount of $687.50.

(3)
On October 25, 2021, Mr. Fuhrman ceased serving as our Chief Financial Officer and became our Vice President, Finance.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.
Option Awards
Name	Grant Date	Number of Securities Underlying Options	Number of Securities Underlying Options	Option Exercise Price ($)(2)	Option Expiration Date
Douglas Campbell(3)	02/01/2017	1,600,000	—	0.1012	02/01/2022
Derek Johnson(3)	01/30/2020	—	300,000	0.53	01/30/2030
Stephen Fuhrman(3)	03/09/2017	66,604	2,896	0.092	03/09/2027
Stephen Fuhrman(3)	09/14/2018	78,750	61,250	0.474	09/14/2028

(1)
All stock options were granted pursuant to the 2014 Plan.

(2)
This column represents the fair market value of a share of Common Stock on the date of the grant, as determined by the Legacy Solid Power Board.

(3)
1/4th of these shares vest one year after the applicable vesting commencement date; the balance of the shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date. The option is further subject to vesting acceleration under certain circumstances as described under “— Potential Payments upon Termination or Change in Control.”

Components of Executive Officer Compensation
For 2020, the compensation program for our named executive officers consisted of base salary, annual bonus opportunity, and, in certain instances, incentive compensation delivered in the form of stock option awards, as well as 401(k) match and health savings account contributions. Legacy Solid Power entered into an employment agreement with Mr. Campbell dated as of December 20, 2018 (the “Employment Agreement”). The narrative below summarizes the payments and benefits that each named executive officer was entitled to receive during fiscal year 2020.
Base Salary
Base salary is set after taking into account the named executive officer’s duties and authorities, contributions, prior experience and individual and company performance. The Employment Agreement provides for an annual salary of $225,000 for Mr. Campbell. For 2020, Dr. Johnson and Mr. Fuhrman received annual salaries of $220,000 and $203,522, respectively.
Cash Bonus
Cash bonuses are determined by the Board based on the performance of the named executive officer. Pursuant to their respective employment arrangements, Mr. Campbell, Dr. Johnson, and Mr. Fuhrman were each eligible to receive an annual cash bonus as determined by the Legacy Solid Power Board.
Stock Option Awards
Stock options have been granted to certain of our named executive officers under the 2014 Plan.
Benefits and Perquisites
We provide benefits to our named executive officers on the same basis as provided to all of our employees, including medical, dental and vision insurance; life insurance; accident insurance; short-and long-term disability insurance; a health savings account; an employee assistance program; a flexible spending account for medical, dental, and vision expenses; a dependent flexible spending account; and a 401(k) plan.

Retirement Benefits
We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We provide a matching contribution for certain participants’ elective contributions to the 401(k) plan, including certain named executive officers. We do not provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.
Executive Compensation Arrangements
As a part of the business combination, we entered into a new executive employee letter agreement with each of our named executive officers, as outlined below.
Letter Agreement with Douglas Campbell
On August 5, 2021, we entered into an employment letter with Mr. Campbell, our Chief Executive Officer. The employment letter does not have a specific term and provides that Mr. Campbell is an at-will employee. The employment letter provides that Mr. Campbell’s annual base salary is $325,000 and his target annual cash bonus is 50% of his annual base salary. Effective August 3, 2021, Mr. Campbell was granted an option to purchase 150,000 shares of Solid Power Common Stock at an exercise price of $15.96 per share. The option vests 1/4th one year after the vesting commencement date and then in a series of 36 equal monthly installments measured from the first anniversary of the vesting commencement date, in each case, subject to acceleration as set forth in the Executive Severance Plan. The option expires on August 3, 2031.
Letter Agreement with Derek Johnson
On August 5, 2021, we entered into an employment letter with Dr. Johnson, our Chief Operating Officer. The employment letter does not have a specific term and provides that Dr. Johnson is an at-will employee. The employment letter provides that Dr. Johnson’s annual base salary is $275,000 and his target annual cash bonus is 35% of his annual base salary. Effective August 3, 2021, Dr. Johnson was granted an option to purchase 300,000 shares of Solid Power Common Stock at an exercise price of $15.96 per share. The option vests 1/4th one year after the vesting commencement date and then in a series of 36 equal monthly installments measured from the first anniversary of the vesting commencement date, in each case, subject to acceleration as set forth in the Executive Severance Plan. The option expires on August 3, 2031.
Letter Agreement with Stephen C. Fuhrman
On August 5, 2021, we entered into an employment letter with Mr. Fuhrman, our current Vice President, Finance and former Chief Financial Officer, as subsequently amended on October 28, 2021. The employment letter does not have a specific term and provides that Mr. Fuhrman is an at-will employee. The employment letter, as amended, provides that Mr. Fuhrman’s annual base salary is $215,000. For calendar year 2021, Mr. Fuhrman’s target annual cash bonus is 30% of the base salary paid to him in 2021, and for calendar year 2022 and subsequent years, his target annual cash bonus will be 10% of his annual base salary. In addition, if Mr. Fuhrman remains employed with us through October 25, 2022, he will receive a lump sum payment of $100,000 payable in cash or cash equivalents. Effective August 3, 2021, Mr. Fuhrman was granted an option to purchase 200,000 shares of Solid Power Common Stock at an exercise price of $15.96 per share. The option vests 1/4th one year after the vesting commencement date and then in a series of 36 equal monthly installments measured from the first anniversary of the vesting commencement date, in each case, subject to acceleration as set forth in the Executive Severance Plan. The option expires on August 3, 2031.
Solid Power, Inc. Executive Change in Control and Severance Plan
Each outstanding option to purchase shares of our Common Stock held by our named executive officers and granted prior to August 2021 is subject to vesting acceleration under the 2014 Plan Vesting Acceleration provisions below.
In August 2021, the Legacy Solid Power Board adopted an Executive Change in Control and Severance Plan, or the Executive Severance Plan, pursuant to which our named executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan was developed with input from Compensia, regarding severance practices at comparable companies. It is designed to attract, retain and reward senior level employees. The Executive Severance Plan will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, other than the 2014 Plan Vesting Acceleration provisions, which will continue to apply.
Each of our named executive officers (each, a “participant”) has entered into a participation agreement under our Executive Severance Plan providing for the rights to the applicable payments and benefits described below.
In the event of an “involuntary termination” of the employment of a participant (i) by us for a reason other than “cause,” or the participant’s death or “disability,” or, for participants other than Mr. Fuhrman, (ii) by him for “good reason” (as such terms are defined in our Executive Severance Plan), in either case, that occurs outside the change in control period (as described below), then the participant will be entitled to the following payments and benefits:
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a lump sum payment equal to six months of the participant’s annual base salary as in effect immediately prior to their involuntary termination of employment, or, in the case of Mr. Campbell, 12 months, or, in the case of Mr. Fuhrman, three months; and

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reimbursement for premium cost for continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or a taxable lump sum payment equal to the premium cost of continued health coverage under COBRA, for a period of six months, or, in the case of Mr. Campbell, 12 months, or, in the case of Mr. Fuhrman, three months.

In the event of an “involuntary termination” of the employment of a participant (i) by us for a reason other than “cause,” or the participant’s death or “disability” or, for participants other than Mr. Fuhrman, (ii) by him for “good reason,” in either case, within a period beginning three months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), then the participant will be entitled to the following payments and benefits:
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a lump sum payment equal to 12 months of the participant’s annual base salary as in effect immediately prior to their involuntary termination of employment, or, in the case of Mr. Campbell, 18 months, or, in the case of Mr. Fuhrman, six months;

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a lump sum payment equal to such participant’s annual target bonus in effect for the year of termination, or, in the case of Mr. Campbell, 150% of annual target bonus in effect for the year of termination, or, in the case of Mr. Fuhrman, 50% of annual target bonus in effect for the year of termination;

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reimbursement for premium cost for continued health coverage under COBRA or a taxable lump sum payments equal to the premium cost of continued health coverage under COBRA for a period of 12 months, or, in the case of Mr. Campbell, 18 months, or, in the case of Mr. Fuhrman, six months; and

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100% accelerated vesting of all outstanding equity awards granted on or after August 4, 2021, and, with respect to such equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).

The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the participant signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the participant’s involuntary termination of employment, as well as compliance with certain non-disparagement provisions and continued compliance with the invention assignment and confidentiality agreement applicable to the participant.
In addition, if any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a participant would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the participant will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. The Executive Severance Plan does not require us to provide any tax gross-up payments to the participants.
2021 Named Executive Officer Compensation
In August 2021, the Legacy Solid Power Board, in consultation with Compensia and upon recommendation of the Solid Power compensation committee, approved market-based adjustments to the base salary and target annual bonus opportunities for our named executive officers and other key employees.
In August 2021, the Legacy Solid Power Board also approved option grants to Mr. Campbell covering 150,000 shares of Solid Power Common Stock, Dr. Johnson covering 300,000 shares of Legacy Solid Power Common Stock, and Mr. Fuhrman covering 200,000 shares of Legacy Solid Power Common Stock, in each case, at an exercise price per share of Legacy Solid Power Common Stock of $15.96. These grants were made to provide them additional incentives to remain with us and to promote further alignment between their interests and those of our stockholders. In determining the size of these grants, the Legacy Solid Power Board, in consultation with Compensia and upon recommendation of the Legacy Solid Power compensation committee, considered several factors, including the percentage ownership in Legacy Solid Power held by each named executive officer and the amount his ownership interests were unvested as of the date of grant, the estimated value of his company ownership interests, market data for similarly situated executives at comparable companies, the named executive officer’s past and expected future contributions.
In October 2021, Legacy Solid Power entered into an employment letter with Mr. Fuhrman in connection with Mr. Paprzycki’s appointment as Chief Financial Officer and Mr. Fuhrman’s transition to Vice President, Finance. See “— Executive Letter Agreements” above.
The grants are subject to the terms and conditions of the 2014 Plan and the applicable form of option agreement thereunder, and vest as to 1/4th of these shares after one year after the grant date with the balance of the shares vesting in a series of 36 successive equal monthly installments measured from the first anniversary of the grant date, subject to the named executive officer’s continued service with us, and further subject to vesting acceleration under the 2014 Plan Non-Assumption Provision and under certain circumstances as described under “— Potential Payments upon Termination or Change in Control.”
Solid Power Equity Plans
2021 Equity Incentive Plan
On December 8, 2021, our 2021 Equity Incentive Plan (the “2021 Plan”) became effective. The 2021 Plan was approved at the Special Meeting. The purposes of the 2021 Plan are to attract and retain personnel for positions with us, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with us (such entities are referred to herein as, the “company group”); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.
Authorized Shares
Subject to the adjustment provisions contained in the 2021 Plan, the maximum number of shares of Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 18,900,000 shares of Common Stock, plus (ii) any shares of Common Stock subject to stock options or other awards that were assumed in the business combination and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by Solid Power for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by Solid Power due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 34,621,383 shares of Common Stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Common Stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:
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18,900,000 shares of Common Stock;

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5% of the total number of shares of all classes of Common Stock outstanding as of the last day of our immediately preceding fiscal year; or

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Such lesser amount determined by the administrator.

The 2021 Plan provides that the evergreen provision will terminate following the increase on the first day of the 2031 fiscal year. Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered in full pursuant to an exchange program, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding and remittance obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.
If we declare or effect any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of our shares or other securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control), the administrator, to the extent the administrator in its sole discretion deems necessary to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2021 Plan.
Plan Administration
The Board or a committee appointed by the Board will administer the 2021 Plan and is referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.
Subject to the terms of the 2021 Plan and applicable laws, the administrator generally will have the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator will have the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator will not be required to treat all awards, portions of awards or participants similarly. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced; provided, however, that any exchange program that allows for participation of awards held by executive officers or directors requires stockholder approval prior to implementation. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to us or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Eligibility
Persons eligible to receive awards under the 2021 Plan include our officers and other employees, non-employee directors and consultants. Our employees (of which there were 111 as of December 14, 2021) and each of our non-employee directors are considered eligible under the 2021 Plan.
Any individual consultant to Solid Power will be considered eligible to participate in the 2021 Plan, subject to certain SEC limitations. However, our practice is generally be not to grant equity awards to consultants.
Stock Options
Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable) and whether such options are designated as incentive stock options intended to qualify under Section 422 of the Code or options not intended to so qualify. The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of Solid Power or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In the event of a termination for cause or resignation following the occurrence of an event that otherwise would be cause, the option immediately will be forfeited. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.
Stock Appreciation Right
Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. In the event of a termination for cause or resignation following the occurrence of an event that otherwise would be cause, the stock appreciation right immediately will be forfeited. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan.

Restricted Stock
Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares unless and until such shares vest in accordance with their terms. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture by the participant.
Restricted Stock Units
Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Common Stock. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.
Performance Awards
Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.
Non-Employee Directors
The 2021 Plan provides that any non-employee director, in any fiscal year, may not be granted compensation (including, but not limited to, cash retainer or fees) (including awards under the 2021 Plan) with an aggregate value of more than $500,000, increased to $750,000 in connection with the non-employee director’s initial fiscal year of service, with the value of each equity award based on such award’s grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any compensation paid to a non-employee director for his or her prior services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential equity awards to our non-employee directors.
Non-Transferability of Awards
Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.
Dissolution or Liquidation
If there is a proposed liquidation or dissolution of Solid Power, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control
The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of Solid Power, each outstanding award will be treated as the administrator determines (subject to the following paragraphs) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.
If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of Solid Power with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).
For awards granted to a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse and, for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.
Forfeiture and Clawback
All awards granted under the 2021 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.
Amendment or Termination
The 2021 Plan became effective upon the Closing and will continue in effect for up to ten (10) years following stockholder approval of the 2021 Plan on December 7, 2021, unless earlier terminated by the administrator, but no incentive stock options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the 2021 Plan. In addition, the Board will have the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.
2021 Employee Stock Purchase Plan
On December 7, 2021, our 2021 Employee Stock Purchase Plan (the “ESPP”) became effective. The ESPP was approved at the Special Meeting.
Shares Available for Issuance
Subject to adjustment upon certain changes in our capitalization as described in the ESPP, the maximum number of shares of Common Stock available for issuance under the ESPP will be 3,778,000 shares, except as described below. The shares may be authorized, but unissued, or reacquired Common Stock.

The number of shares of Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i) 3,778,000 shares of Common Stock, (ii) one percent (1%) of the outstanding shares of all series of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator. We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Common Stock.
Administration
The ESPP is administered by the Board’s compensation committee. Subject to the terms of the ESPP, the administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.
Eligibility
Generally, all of our employees are eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.
However, an employee may not be granted rights to purchase shares of Common Stock under the ESPP if such employee:
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immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all series of capital stock of ours or of any parent or subsidiary of ours; or

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holds rights to purchase shares of Common Stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of Common Stock for each calendar year in which such rights are outstanding at any time.

Offering Periods
The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.
Contributions
The ESPP permits participants to purchase shares of Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, during any offering period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time.
Exercise of Purchase Right
Amounts contributed and accumulated by the participant will be used to purchase shares of Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of Common Stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Common Stock. Participation in the ESPP ends automatically upon termination of employment with us.
Termination of Participation
Participation in the ESPP generally terminates when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures specified by the administrator prior to any applicable deadline. Upon withdrawal from the ESPP, in general, the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.
Non-Transferability
Neither contributions credited to a participant’s account nor rights to purchase shares of Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.
Certain Transactions
In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Common Stock or our other securities, or other change in our corporate structure affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, to the extent the administrator in its sole discretion deems necessary in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of Common Stock that may be delivered under the ESPP, the purchase price per share, the number of shares of Common Stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.
In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of Common Stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
In the event of a merger or “change in control” (as defined in the ESPP), except as otherwise determined by the administrator, each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
Amendment; Termination
The administrator has the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2040, unless we terminate it sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of Common Stock under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of Common Stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.
Plan Benefits
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of Common Stock that may be purchased under the ESPP is determined, in part, by the price of our shares of Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of Common Stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of Common Stock which would have been received by or allocated to our named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP. Therefore, a New Plan Benefit Table is not provided.
Legacy Solid Power 2014 Equity Incentive Plan
Legacy Solid Power’s board of directors adopted, and its stockholders approved, the 2014 Plan in March 2014. The 2014 Plan has been periodically amended, most recently in August 2021. The 2014 Plan was terminated as to future awards thereunder prior to the Closing, and no additional awards under the 2014 Plan will be granted. However, the 2014 Plan, which was assumed by the Company in connection with the Closing, will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.
The 2014 Plan permitted the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, and other stock-based awards. Under the 2014 Plan, ISOs were granted only to our employees and to any of our parent’s or our subsidiary corporation’s employees. All other awards under the 2014 Plan were granted to employees, directors, and consultants and to any of our parent’s or our subsidiary corporation’s director, employees or consultants.
As of December 14, 2021, the only outstanding grants were stock options to purchase 34,407,949 shares of Common Stock, which had a weighted average exercise price of $1.87 per share.
Administration
The Board or a committee delegated by the Board administers the 2014 Plan. Subject to the terms of the 2014 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards will be granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2014 Plan and awards granted thereunder.
Options
The exercise price per share of ISOs granted under the 2014 Plan must be at least 100% of the fair market value per share of Legacy Solid Power Common Stock on the grant date. NSOs may be granted with a per share exercise price that is less than 100% of the per share fair market value of Power Common Stock. Subject to the provisions of our 2014 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.
Changes to Capital Structure
In the event there is a specified type of change in capital structure, which occurred in connection with the assumption by the Company of the existing grants under the 2014 Plan in connection with the business combination, such as a stock dividend, stock split or reverse stock split, appropriate adjustments will be made to (1) the number of shares available for issuance under our 2014 Plan, and (2) the number of shares covered by and, as applicable, the exercise price of each outstanding award granted under our 2014 Plan.
Corporate Transaction
In the event of a “corporate transaction” (as defined in the 2014 Plan), the Board generally may take one or more of the following actions with respect to outstanding awards:
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arrange for the assumption, continuation, or substitution of the award by the surviving or acquiring corporation (or its parent company);

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arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation (or its parent company);

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accelerate the vesting and, if applicable, exercisability of the award and provide for its termination prior to the effective time of the change in control;

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arrange for the lapse of any reacquisition or repurchase rights held by the company;

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cancel or arrange for the cancellation of the award in exchange for such cash consideration, if any, as the Board may deem appropriate; or

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make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the award over (2) the exercise price or strike price otherwise payable in connection with the award.

Solid Power’s Board is not obligated to treat all awards in the same manner in the event of a corporate transaction.

Change in Control
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and solid Power, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a “change in control” (as defined in the 2014 Plan).
In addition, and except as otherwise described in the “Recent Developments―2021 Named Executive Officer Compensation” section above, each outstanding and fully- or partially-unvested stock option under the 2014 Plan is subject to the following vesting acceleration terms (the “2014 Plan Vesting Acceleration”):
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if options are assumed or substituted for in a change in control, 100% vesting acceleration if there is a termination without “cause” or resignation for “good reason” (as such terms are defined in the award agreement), in either case, on or after a change in control; or

•
if options are not assumed or substituted for in a change in control, 100% vesting acceleration on the change in control (or 50% in the event the change in control occurs within two years from the vesting commencement date) (the “2014 Plan Non-Assumption Provision”).

Plan Amendment or Termination
Legacy Solid Power terminated the 2014 Plan prior to the Closing and no new awards will be granted thereunder following such termination.
401(k) Plan
We maintain a 401(k) retirement savings plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s deferral contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan permits us to make discretionary nonelective employer contributions and discretionary matching employer contributions. Any nonelective employer contribution allocated to a participant will be scheduled to vest as to 25% of such contribution when the participant completes two years of service and as to 25% of such contribution when the participant completes each additional year of service. Any matching employer contributions are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.
As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions generally are not taxable when distributed from the 401(k) plan.
Treatment of Legacy Solid Power Options in the Merger
As of the effective time and by virtue of the merger, each Legacy Solid Power Option that was outstanding and unexercised as of immediately prior to the effective time was converted into an option to acquire a number of shares of our Common Stock equal to the product of (x) the number of shares of Legacy Solid Power Common Stock subject to the applicable Legacy Solid Power Option and (y) the Exchange Ratio, and was subject to the same terms and conditions as were applicable to such Legacy Solid Power Option (each an “Assumed Solid Power Option”). The exercise price per share of each Assumed Solid Power Option was equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Legacy Solid Power Option by (y) the Exchange Ratio.
Outside Director Compensation Policy
Prior to 2021, we had no formal arrangements under which outside directors received compensation for their service on the Board or its committees. Our policy was to reimburse outside directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending Board and committee meetings or performing other services in their capacities as outside directors, and occasionally grants stock options to our outside directors.
On December 8, 2021, the Board approved the Outside Director Compensation Policy for non-employee directors (the “Outside Director Compensation Policy”), which is designed to attract, retain and reward outside directors. Under the Director Compensation Policy, each outside director will receive the cash and equity compensation for board services described below. We also will reimburse our outside directors for reasonable, customary, and documented travel expenses to meetings of our Board or its committees and other expenses.
Maximum Annual Compensation Limit
Our Outside Director Compensation Policy includes a maximum annual limit of $500,000 of cash compensation and equity compensation awards that may be paid, issued, or granted to an outside director in any fiscal year (increased to $750,000 in the outside director’s initial year of service as an outside director). For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2021 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as an outside director) or prior to the Closing, will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our outside directors.
Cash Compensation
Outside directors are entitled to receive the following compensation for their service under our Outside Director Compensation Policy:
•
$35,000 per year for service as a board member;

•
$25,000 per year for service as a lead independent director;

•
$35,000 per year for service as chair of the audit committee;

•
$10,000 per year for service as a member of the audit committee;

•
$15,000 per year for service as chair of the compensation committee;

•
$7,500 per year for service as a member of the compensation committee;

•
$10,000 per year for service as chair of the nominating and corporate governance committee; and

•
$5,000 per year for service as a member of the nominating and corporate governance committee.

Each outside director who serves as the chair of a committee will receive only the annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.
Equity Compensation
Immediately prior to a Change in Control (as defined in the 2021 Plan), each outside director’s outstanding awards will fully vest, provided that the outside director continues to be an outside director through the date of the change in control.
Initial Awards
Each individual who first becomes an outside director following the effective date of the Outside Director Compensation Policy will be granted an award of Restricted Stock Units (an “Initial Award”) covering a number of shares of Common Stock, with such Award having a grant date fair value (determined in accordance with GAAP) (the “Grant Value”) equal to $165,000, rounded to the nearest whole share of Common Stock.
Each Initial Award will vest as to 1/12th of the Initial Award beginning on the first Company Quarterly Vesting Date (as defined below) following the outside director’s service and as to 1/12th of the Initial Award on each Company Quarterly Vesting Date thereafter, subject to the outside director continuing to be a service provider through the applicable vesting date. “Company Quarterly Vesting Date” means February 15, May 15, August 15, or November 15 of each year.
Annual Award
On the date of each annual meeting of stockholders following the effective date of the Outside Director Compensation Policy, each outside director will be automatically granted an award of Restricted Stock Units (an “Annual Award”) covering a number of shares of Common Stock, with such award having a grant value of $125,000, rounded to the nearest whole share of Common Stock.
The table below summarizes the compensation of each person serving as a non-employee director who received compensation from us for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Steven H. Goldberg	1,000	157,135	—	158,135
John Stephens(2)	—	—	—	—

(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named director, computed in accordance with the FASB’s ASC Topic 718. See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the grant-date fair value of our equity awards.

(2)
Mr. Stephens joined our Board in September 2021. In connection therewith, he received an option to purchase 120,000 shares of Legacy Solid Power common stock at an exercise price of $18.82 per share.

The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We intend to develop an outside director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
Registration Rights Agreement
In connection with the Closing, the Company entered into the Amended and Restated Registration Rights Agreement, dated as of December 8, 2021 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed that, within 30 days after the Closing, it would file the registration statement of which this prospectus forms a part, the “Resale Registration Statement,” with the SEC (at the Company’s sole cost and expense), and that the Company would use its reasonable best efforts to have the Resale Registration Statement declared effective as promptly as reasonably practicable after the filing thereof. In certain circumstances, the holders entitled to registration rights thereunder (the “Reg Rights Holders”) may demand our assistance with underwritten offerings and block trades, and the Reg Rights Holders are entitled to certain piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the Registration Rights Agreement.
Pre-Business Combination Related Party Transactions
Series A-1 Preferred Stock Financing
In 2018, Legacy Solid Power completed the private placement of shares of Legacy Solid Power Series A-1 Preferred Stock, at a purchase price of $1.806775 per share to, among others, the following related parties, each of whom, together with its affiliates, is a beneficial owner of more than 5% of the outstanding shares of Common Stock:
Shares of Legacy Solid Power Series A-1 Shareholder	Preferred Stock	Total Purchase Price ($ in millions)
Ford Motor Company	1,660,417	$3.0
Volta SPV SPW, LLC(1)	2,767,361	$5.0

(1)
David Schroeder became a member of the Legacy Solid Power Board in connection with such financing. Mr. Schroeder was appointed to the Legacy Solid Power Board by Volta SPV SPW, LLC (“Volta SPV”). Mr. Schroeder resigned from the Legacy Solid Power Board effective as of the Closing.

Convertible Note Financing
In 2020 and 2021, Legacy Solid Power completed the private placement of approximately $7.4 million aggregate principal amount of its convertible notes to, among others, Volta SPV, Volta Energy Storage Fund I. LP (“VESF”) and Volta SPW Co-Investment, LP (“Volta Co-Invest” and, together with VESF and Volta SPV, the “Volta Entities”), each of which, together with its affiliates, is a beneficial owner of more than 5% of the outstanding shares of Common Stock.
Series B Preferred Stock Financing
In 2021, Legacy Solid Power completed the Series B Financing, which was a private placement of shares of Legacy Solid Power Series B Preferred Stock at a purchase price of $18.041 per share to, among others, the following related parties, each of which, together with its affiliates, is a beneficial owner of more than 5% of the outstanding shares of Common Stock:
Shareholder	Shares of Legacy Solid Power Series B Preferred Stock	Total Consideration Paid ($ in millions)
BMW Holding B.V.(1)	2,746,853	$49.6
Ford Motor Company(2)	1,662,879	$30.0
Volta(3)	2,381,673	$43.0

(1)
Rainer Feurer became a member of the Legacy Solid Power Board in connection with the Series B Financing. Dr. Feurer was appointed to the Legacy Solid Power Board by entities affiliated with BMW Holding.

(2)
Theodore Miller became a member of the Legacy Solid Power Board in connection with the Series B Financing. Mr. Miller was appointed to the Legacy Solid Power Board by Ford. Mr. Miller resigned from the Legacy Solid Power Board effective as of the Closing.

(3)
Includes shares purchased by the Volta Entities.

In connection with the Series B Financing, Legacy Solid Power, the related parties set forth above, and certain other Solid Power shareholders entered into an Amended and Restated Voting Agreement, an Amended and Restated Right of First Refusal and Co-Sale Agreement, and Amended and Restated Investors’ Rights Agreement (collectively, the “Series B Financing Documents”). Legacy Solid Power’s obligations under the Series B Financing Documents terminated upon the Closing.
Transactions with Roccor
Until October 2020, Roccor was partially owned by Douglas Campbell, our Chief Executive Officer and a member of our Board, and Legacy Solid Power’s Chief Executive Officer and a member of the Legacy Solid Power Board. During the year ended December 31, 2019, Legacy Solid Power provided accounting and administrative support to Roccor for which Roccor reimbursed Legacy Solid Power approximately $0.2 million.
In 2019 and 2020, Legacy Solid Power entered into subcontractor agreements with Roccor, pursuant to which Legacy Solid Power provided technical support to Roccor on a government research contract and research and development support. In 2020, Roccor paid an aggregate of approximately $0.2 million to Legacy Solid Power in connection with such subcontractor agreements.
Additional Transactions with BMW
Pursuant to certain commercial arrangements with BMW, BMW AG or its affiliates paid an aggregate of approximately $3.3 million, $0.7 million, and $0.5 million to Legacy Solid Power in the years ended December 31, 2018, 2019 and 2020, respectively. BMW AG and its affiliates are beneficial owners of more than 5% of the outstanding shares of Common Stock.
In connection with the Series B Financing, Legacy Solid Power and BMW Holding, an affiliate of BMW AG and one of Legacy Solid Power’s and our shareholders, entered into the BMW Nomination Agreement, pursuant to which BMW Holding received certain board observer rights and director nomination rights, including the right to nominate a director for election to the Board.
Compensation Arrangements
Legacy Solid Power was party to offer letters, stock option agreements, change in control and severance agreements, and indemnification agreements with Solid Power’s executive officers that, among other things, provide for certain change of control benefits. Solid Power has also granted stock options to Steven H. Goldberg and John Stephens, each a member of the Solid Power Board. See “Executive Compensation — Director Compensation.”
Related Party Transactions with Sponsor
Founder Shares
In February 2021, the Sponsor purchased an aggregate of 10,062,500 shares of DCRC Class B Common Stock in exchange for the payment of $25,000 of expenses on DCRC’s behalf. In March 2021, the Sponsor forfeited 400,000 shares of DCRC Class B Common Stock, and an aggregate of 400,000 shares of DCRC Class B Common Stock were issued to DCRC’s independent director nominees at their original purchase price. In April 2021, one of DCRC’s independent directors forfeited 40,000 shares of DCRC Class B Common Stock in connection with such director’s resignation from the DCRC Board, and the Sponsor acquired an equivalent number of shares of DCRC Class B Common Stock from us. In May 2021, the Sponsor forfeited 1,312,500 shares of DCRC Class B Common Stock in connection with the expiration of the underwriters’ over-allotment option for the initial public offering, resulting in the Sponsor and DCRC’s independent directors holding an aggregate of 8,750,000 shares of DCRC Class B Common Stock (the “Founder Shares”). On October 25, 2021, certain of the initial stockholders elected to convert an aggregate of 8,710,000 of the Founder Shares into shares of DCRC Class A Common Stock. At Closing, the remaining 40,000 Founder Shares then outstanding automatically converted into shares of our Common Stock.
Private Placement Warrants
The Sponsor and DCRC’s independent directors hold an aggregate of 7,666,667 Private Placement Warrants, 6,666,667 of which were purchased for a purchase price of $1.50 per Warrant in a private placement that occurred simultaneously with the closing of the initial public offering and 1,000,000 of which were issued in exchange for the forgiveness of $1.5 million of working loans incurred by DCRC to finance transaction costs in connection with the business combination.
Each Private Placement Warrant entitles the holder to purchase one share of our Common Stock at $11.50 per share. The Private Placement Warrants (including the Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until January 7, 2022.
Administrative Support Agreement
On March 23, 2021, DCRC entered into an administrative support agreement with an affiliate of the Sponsor, pursuant to which DCRC paid an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the business combination, DCRC ceased paying these monthly fees.
The Sponsor, officers and directors, or any of their respective affiliates, was reimbursed for any out-of-pocket expenses incurred in connection with activities on DCRC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DCRC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or DCRC’s or their affiliates and determined which expenses and the amount of expenses that were reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on DCRC’s behalf.
Related Party Loans and Advances
DCRC’s liquidity needs up to the initial public offering were satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of Founder Shares to the Sponsor. Subsequent to the consummation of the initial public offering, DCRC’s liquidity needs were satisfied through the net proceeds of approximately $1.1 million from the private placement of 6,666,667 Private Placement Warrants held outside of the Trust Account.
In addition, in order to finance transaction costs in connection with the business combination, the Sponsor or an affiliate of the Sponsor or certain of DCRC’s officers and directors were permitted, but were not obligated, to loan DCRC funds as may have been required. Upon the Closing, DCRC repaid such loaned amounts other than $1.5 million, which was converted into 1,000,000 Private Placement Warrants.
Registration Rights
The Sponsor and directors of the Company prior to the business combination were entitled to certain registration rights pursuant to a registration rights agreement entered into in connection with the Company’s initial public offering. Such agreement was terminated and replaced by the Registration Rights Agreement in connection with the business combination.

Sponsor Letter
In connection with the execution of the Business Combination Agreement, on June 15, 2021, the Sponsor and certain directors of DCRC entered into the Sponsor Letter, pursuant to which, among other things, the Sponsor and such directors agreed to (i) waive the anti-dilution rights set forth in the DCRC Charter with respect to the Founder Shares held by them, (ii) comply with the lock-up provisions in the Letter Agreement, dated March 23, 2021, by and among DCRC, the Sponsor and DCRC’s directors and officers and (iii) vote all the shares of DCRC Class A Common Stock and Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the business combination.
Related Person Transactions Policy Following the Business Combination
In connection with the Closing, the Board adopted a written Related Party Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of this policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee of the Board (or, where review by the audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related person transactions, the audit committee will consider the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to us;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 14, 2021 by:
•
each person known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock;

•
each of the Company’s named executive officers and directors; and

•
all of the executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common Stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.
Unless otherwise indicated, the Company believes that each beneficial owner named in the table below has the sole voting and investment power with respect to all shares of Common Stock beneficially owned by such beneficial owner and the business address of each of the following entities or individuals is 486 S. Pierce Avenue, Suite E, Louisville, Colorado 80027.
Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Greater than Five Percent Holders
Decarbonization Plus Acquisition Sponsor III LLC(1)	8,390,000	5.0%
Pierre Lapeyre, Jr.(2)	13,673,415	8.2%
David Leuschen(2)	13,673,415	8.2%
Entities affiliated with Volta Energy Technologies, LLC(3)	17,899,807	10.7%
Ford Motor Company(4)	11,632,911	6.9%
BMW Holding B.V.(5)	10,488,518	6.3%
Directors and Named Executive Officers
Douglas Campbell(6)	11,773,329	6.8%
David B. Jansen(7)	2,386,485	1.4%
Derek C. Johnson(8)	477,294	*
Kevin Paprzycki	—	—
Stephen C. Fuhrman(9)	592,377	*
Erik Anderson(10)	—	—
Rainer Feurer	—	—
Steven H. Goldberg(11)	585,207	*
John Stephens	—	—
Robert M. Tichio(12)	—	—
All Directors and Executive Officers as a Group (13 Individuals)(13)	20,858,130	11.6%

*
Less than 1%

(1)
Interests shown exclude 7,367,353 shares of Common Stock underlying Private Placement Warrants held by the Sponsor that are not currently exercisable. David M. Leuschen and Pierre F. Lapeyre, Jr. are

the managing directors of Riverstone Holdings LLC and have shared voting and investment discretion with respect to the Common Stock held of record by the Sponsor. As such, each of Riverstone Holdings LLC, David M. Leuschen and Pierre F. Lapeyre, Jr. may be deemed to have or share beneficial ownership of the shares held directly by the Sponsor. Each such entity or person disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(2)
Consists of: (i) 8,390,000 shares of Common Stock held by the Sponsor and (ii) 5,283,415 shares of Common Stock held by affiliates of the Sponsor. Interests shown exclude 7,367,353 shares of Common Stock underlying Private Placement Warrants held by the Sponsor that are not currently exercisable. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC and have shared voting and investment discretion with respect to the Common Stock held of record by the Sponsor and its affiliates. As such, each of Riverstone Holdings LLC, David M. Leuschen and Pierre F. Lapeyre, Jr. may be deemed to have or share beneficial ownership of the shares held directly by the Sponsor and its affiliates. Each such entity or person disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(3)
Consists of: (i) 2,451,793 shares of Common Stock held by VESF, (ii) 12,273,269 shares of Common Stock held by Volta SPV, and (iii) 3,174,745 shares of Common Stock held by Volta Co-Invest. Volta Energy Storage Fund I GP, LLC is the general partner of VESF and Volta Co-Invest and has the power to direct investments and/or vote the shares beneficially held by them. Jeffrey Chamberlain, David Schroeder, Alexander Arkin, Jason Moede, and Michael Rochman are on the investment committee of Volta Energy Storage Fund I GP, LLC and, therefore, may be deemed to beneficially own the shares held by VESF and Volta Co-Invest. Volta Energy Technologies, LLC is the managing member of Volta SPV and has the power to direct investments and/or vote the shares beneficially held by it. Jeffrey Chamberlain is the Manager of Volta Energy Technologies, LLC and, therefore, may be deemed to beneficially own the shares held by Volta SPV. Each such entity and person disclaims any such beneficial ownership except to the extent of such entity’s or person’s pecuniary interest therein. The business address for the Volta Entities is 28365 Davis Pkwy STE 202, Warrenville, IL 60555.

(4)
The business address of Ford is 1 American Road, Dearborn, Michigan 48126.

(5)
BMW Holding, which is a wholly owned subsidiary of BMW INTEC Beteiligungs GmbH (“BMW INTEC”), which is a wholly owned subsidiary of BMW AG. BMW AG is a publicly traded entity managed by a seven-person management board, which is supervised by a 20-person supervisory board. BMW AG has the power to direct investments and/or vote the shares held by BMW Holding. The business address of each of BMW AG and BMW INTEC is Petuelring 130, 80809 Munich, Federal Republic of Germany. The business address of BMW Holding is Einsteinlaan 5, 2289 CC Rijswijk, The Netherlands.

(6)
Consists of: (i) 6,682,160 shares of Common Stock held by Mr. Campbell and (ii) 5,091,169 shares of Common Stock underlying options held by Mr. Campbell.

(7)
Consists of: (i) 795,495 shares of Common Stock held by Mr. Jansen and (ii) 1,590,990 shares of Common Stock underlying options held by Mr. Jansen.

(8)
Consists of 477,294 shares of Common Stock underlying options held by Dr. Johnson.

(9)
Consists of: (i) 507,526 shares of Common Stock held by Mr. Fuhrman and (ii) 84,851 shares of Common Stock underlying options held by Mr. Fuhrman.

(10)
The business address of Mr. Anderson is 920 5th Ave, Ste 3450, Seattle, WA 98104.

(11)
Consists of 585,207 shares of Common Stock underlying options held by Dr. Goldberg.

(12)
The business address of Mr. Tichio is 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(13)
Includes (i) an aggregate of 7,985,181 shares of Common Stock held by executive officers and directors and (ii) 12,872,949 shares of Common Stock underlying options held by executive officers and directors.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” for information regarding material relationships with our principal securityholders within the past two years.

SELLING SECURITYHOLDERS
This prospectus relates to the offer by us, and the resale of the Selling Securityholders of: (i) up to 7,666,667 shares of Common Stock issuable upon the exercise of 7,666,667 Private Placement Warrants, which are exercisable at a price of $11.50 per share, (ii) up to 11,666,667 shares of Common Stock issuable upon the exercise of 11,666,667 Public Warrants, which are exercisable at a price of $11.50 per share, and (iii) up to 5,091,169 shares of Common Stock issuable upon the exercise of certain options to purchase shares of Common Stock held by Mr. Douglas Campbell.
This prospectus also relates to the resale from time to time by the Selling Securityholders of: (i) 45,760,373 shares of Common Stock consisting of (a) an aggregate of 8,750,000 shares of Common Stock held by the Sponsor and certain former independent directors and (b) an aggregate of 37,010,373 shares of Common Stock owned by certain former stockholders of Legacy Solid Power, (ii) 19,500,000 shares of Common Stock purchased in the PIPE Financing and (iii) the 7,666,667 Private Placement Warrants.
The Selling Securityholders may from time to time offer and sell any or all of the Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, distributes, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock or Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the Securities covered by this prospectus upon the completion of the offering. For information regarding transactions between us and the Selling Securityholders, see the sections titled “Management,” “Certain Relationships, Related Party and Other Transactions” and “Executive Compensation.”
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.
The following table is prepared based on information as of December 14, 2021. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Common Stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus, the beneficial ownership of the Selling Securityholders both before and after the offering, and the shares of Common Stock and Warrants being offered by the Selling Securityholders and does not reflect any other Company securities that the Selling Securityholder may own, beneficially or otherwise.
Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Entities affiliated with Volta Energy Technologies, LLC(1)	17,899,807	—	17,899,807	—	—	—	—	—
Douglas Campbell(2)	11,773,329	—	11,773,329	—	—	—	—	—
BMW Holding B.V.(3)	10,488,518	—	10,488,518	—	—	—	—	—
Decarbonization Plus Acquisition Sponsor III, LLC(4)	8,390,000	7,367,353	15,757,353	7,367,353	—	—	—	—
Spring Creek Capital, LLC(5)	5,000,000	—	5,000,000	—	—	—	—	—
SK Innovation Co., Ltd.(6)	3,000,000	—	3,000,000	—	—	—	—	—

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
REL Batavia Partnership, LP(7)	2,000,000	—	2,000,000	—	4,798,303	*	—	—
Neuberger Berman Group LLC and certain affiliates(8)	1,500,000	—	1,500,000	—	—	—	—	—
Senator Global Opportunity Master Fund LP(9)	1,500,000	—	1,500,000	—	—	—	—	—
Certain entities within the D. E. Shaw Group(10)	1,500,000	—	1,500,000	—	—	—	—	—
BMW i Ventures SCS SICAV RAIF(11)	1,144,393	—	1,144,393	—	—	—	—	—
Alyeska Master Fund, L.P.(12)	1,000,000	—	1,000,000	—	—	—	—	—
CVI Investments, Inc.(13)	1,000,000	—	1,000,000	—	—	—	—	—
David B. Jansen(14)	795,495	—	795,495	—	1,590,990	*	—	—
Castle Hook Master Fund Ltd.(15)	500,000	—	500,000	—	—	—	—	—
Taconic Opportunity Master Fund L.P.(16)	500,000	—	500,000	—	—	—	—	—
Tech Opportunities LLC(17)	412,500	—	412,500	—	—	—	—	—
Kepos Alpha Master Fund L.P.(18)	380,400	—	380,400	—	—	—	—	—
James AC McDermott(19)	240,000	199,543	439,543	199,543	—	—	—	—
FourWorld Global Opportunities Fund, Ltd.(20)	220,000	—	220,000	—	—	—	—	—
Meteora Capital Partners, LP(21)	150,000	—	150,000	—	—	—	—	—
Walleye Opportunities Master Fund, Ltd.(22)	150,000	—	150,000	—	—	—	—	—
Van Eck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II(23)	125,000	—	125,000	—	—	—	—	—
Boothbay Absolute Return Strategies LP(24)	120,000	—	120,000	—	—	—	—	—
Kepos Carbon Transition Master Fund L.P.(25)	119,600	—	119,600	—	—	—	—	—
Van Eck Global Resources Fund(26)	85,000	—	85,000	—	—	—	—	—
Boothbay Diversified Alpha Master Fund LP(27)	80,000	—	80,000	—	—	—	—	—
Cadence Hill Opportunity Fund, LP(28)	40,000	—	40,000	—	—	—	—	—
FourWorld Event Opportunities, LP(29)	40,000	—	40,000	—	—	—	—	—
Van Eck VIP Global Resources Fund(30)	40,000	—	40,000	—	—	—	—	—
Jane Kearns(31)	40,000	33,257	73,257	33,257	—	—	—	—
Jeffrey Tepper(32)	40,000	33,257	73,257	33,257	—	—	—	—
Jennifer Aaker(33)	40,000	33,257	73,257	33,257	—	—	—	—
Seven Grand Partners, LLC(34)	37,500	—	37,500	—	—	—	—	—

*
Less than 1%

(1)
Shares offered hereby consist of 2,451,793 shares of Common Stock held by VESF, 12,273,269 shares of Common Stock held by Volta SPV and 3,174,745 shares of Common Stock held by Volta Co-Invest. Volta Energy Storage Fund I GP, LLC is the general partner of VESF and Volta Co-Invest and has the power to direct investments and/or vote the shares beneficially held by them. Jeffrey Chamberlain, David Schroeder, Alexander Arkin, Jason Moede, and Michael Rochman are on the investment committee of Volta Energy Storage Fund I GP, LLC and, therefore, may be deemed to beneficially own the shares held by VESF and Volta Co-Invest. Volta Energy Technologies, LLC is the managing member of Volta SPV and has the power to direct investments and/or vote the shares beneficially held by it. Jeffrey Chamberlain is the Manager of Volta Energy Technologies, LLC and, therefore, may be deemed to beneficially own the shares held by Volta SPV. Mr. Schroeder served on the board of Legacy Solid Power pursuant to Volta Co-Invest’s board appointment rights, which rights terminated in connection with the business combination. Each such entity and person disclaims any such beneficial ownership except to the extent of such entity’s or person’s pecuniary interest therein.
(2)
Mr. Campbell is our Chief Executive Officer and serves on the Board. Shares offered hereby consist of 6,682,160 shares of Common Stock held by Mr. Campbell and 5,091,169 shares of Common Stock issuable upon exercise of certain options to purchase shares of Common Stock held by Mr. Campbell.

(3)
Shares offered hereby consist of 10,488,518 shares of Common Stock held by BMW Holding. BMW Holding is a wholly owned subsidiary of BMW INTEC, which is a wholly owned subsidiary of BMW AG. BMW AG is a publicly traded entity managed by a seven-person management board, which is supervised by a 20-person supervisory board. BMW AG has the power to direct investments and/or vote the shares held by BMW Holding. The shares listed above for BMW Holding do not include 1,144,393 shares of Common Stock held by BMW i Ventures SCS SICAV RAIF, sub-fund BMW i Ventures I. See footnote 11 below. BMW Holding has certain commercial arrangements and governance rights with the Company. For more information, please see “Business” and “Certain Relationships, Related Party and Other Transactions.”

(4)
Securities offered hereby consist of (i) 8,390,000 shares of Common Stock held of record by the Sponsor, (ii) 7,367,353 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 7,367,353 Private Placement Warrants held of record by the Sponsor. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC and have shared voting and investment discretion with respect to the securities held of record by the Sponsor. As such, each of Riverstone Holdings LLC, David M. Leuschen and Pierre F. Lapeyre, Jr. may be deemed to have or share beneficial ownership of the securities held directly by the Sponsor. Each such entity or person disclaims any such beneficial ownership.

(5)
Shares offered hereby consist of 5,000,000 shares of Common Stock held directly by Spring Creek Capital LLC. Eric Butcher controls Spring Creek Capital, LLC, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Spring Creek Capital, LLC. Mr. Butcher disclaims beneficial ownership of the shares held by Spring Creek Capital, LLC.

(6)
Shares offered hereby consist of 3,000,000 shares of Common Stock held by SK Innovation Co., Ltd. SK Innovation Co., Ltd. has certain commercial arrangements with the Company. Seongjun Lee controls SK Innovation Co., Ltd., and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by SK Innovation Co., Ltd. Seongjun Lee disclaims beneficial ownership of the shares held by SK Innovation Co., Ltd. For more information, please see “Business.”

(7)
Shares offered hereby consist of 2,000,000 shares of Common Stock held by REL Batavia Partnership, L.P. (“REL”). Riverstone Holdings LLC is an affiliate of REL and has investment and voting power over these shares. Pierre F. Lapeyre, Jr. and David M. Leuschen, as the managing directors of Riverstone Holdings LLC, may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, Riverstone Holdings LLC, Pierre F. Lapeyre, Jr. and David M. Leuschen disclaim beneficial ownership of the securities held by REL.

(8)
Shares offered hereby consist of (i) 1,000,000 shares of Common Stock held by MAP 204 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 204”) and (ii) 500,000 shares of Common Stock held by Neuberger Berman Principal Strategies Master Fund L.P. (“PSG”). Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC, as sub-adviser to MAP 204 and investment manager to PSG, have voting power and investment power over the securities being registered for resale. NBG and its affiliates do not, however, have any economic interest in such shares

(9)
Shares offered hereby consist of 1,500,000 shares of Common Stock held by Senator Global Opportunity Master Fund L.P. (“Senator Global”). Senator Investment Group LP (“Senator”) is investment manager of Senator Global and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global.

(10)
Shares offered hereby consist of (i) 375,000 shares of Common Stock held by D. E. Shaw Oculus Portfolios, L.L.C. and (ii) 1,125,000 shares of Common Stock held by D. E. Shaw Valence Portfolios, L.L.C. (together with D. E. Shaw Oculus Portfolios, L.L.C., the “D. E. Shaw Entities”). Each of the D. E. Shaw Entities has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the shares owned by the D. E. Shaw Entities on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D.E. Shaw Entities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the shares owned by the D.E. Shaw Entities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the shares owned by the D. E. Shaw Entities. David E. Shaw disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities.

(11)
Shares offered hereby consist of 1,144,393 shares of Common Stock held by BMW i Ventures SCS SICAV RAIF. BMW i Ventures SCS SICAV RAIF, sub-fund BMW i Ventures I (the “Sub-Fund”) is managed by Luxembourg Investment Solutions S.A.(“LIS”), an alternative investment fund manager that is unaffiliated with BMW AG. LIS is advised by BMW i Ventures, Inc., an indirect wholly owned subsidiary of BMW AG. BMW i Ventures, Inc. has been granted a proxy to exercise the voting right of the shares of the Company’s Common Stock on behalf of the Sub-Fund. BMW AG disclaims beneficial ownership of the shares of Common Stock held by the Sub-Fund. BMW AG has certain commercial arrangements and governance rights with the Company. For more information, please see “Business” and “Certain Relationships, Related Party and Other Transactions.”

(12)
Shares offered hereby consist of 1,000,000 shares of Common Stock held by Alyeska Master Fund, L.P. (“Alyeska”). Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder.

(13)
Shares offered hereby consist of 1,000,000 shares of Common Stock held by CVI Investments, Inc. (“CVI”). Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Mr. Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of these shares.

(14)
Mr. Jansen is our President and serves Chair of the Board. Shares offered hereby consist of 795,495 shares of Common Stock held by Mr. Jansen, which does not include shares issuable upon exercise of certain vested and unvested options to purchase shares of Common Stock.

(15)
Shares offered hereby consist of 500,000 shares of Common Stock held by Castle Hook Master Fund Ltd. Castle Hook Partners LP, the investment manager of the Castle Hook Master Fund Ltd., has voting and investment power over the securities held by Castle Hook Master Fund Ltd. David Rogers is the Chief Investment Officer, Founding Partner, and Managing Member of Castle Hook Partners LP. Castle Hook Master Fund Ltd. and David Rogers each disclaim beneficial ownership of these securities.

(16)
Shares offered hereby consist of 500,000 shares of Common Stock held by Taconic Opportunity Master Fund L.P. Taconic Capital Advisors L.P. is the investment advisor of the Selling Securityholder and may share dipositive and voting power over the shares held by the Selling Securityholder. Frank Brosens is the manager of the general partner of Taconic Opportunity Master Fund L.P. Each of Frank Brosens and Taconic Capital Advisors L.P. disclaims beneficial ownership over these securities.

(17)
Shares offered hereby consist of 412,500 shares of Common Stock held by Tech Opportunities LLC. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

(18)
Shares offered hereby consist of 380,400 shares of Common Stock held by Kepos Alpha Master Fund L.P. Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder.

(19)
Shares offered hereby consist of (i) 240,000 shares of Common Stock held by Mr. McDermott, (ii) 199,543 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 199,543 Private Placement Warrants held by Mr. McDermott. Mr. McDermott was an independent director of DCRC prior to the business combination.

(20)
Shares offered hereby consist of 220,000 shares of Common Stock held by FourWorld Global Opportunities Fund, Ltd. John Addis is the Managing Member of FourWorld Global Opportunities Fund, Ltd. and may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(21)
Shares offered hereby consist of 150,000 shares of Common Stock held by Meteora Capital Partners, LP. Voting and investment power over the shares held by Meteora Capital Partners, LP resides with its investment manager, Meteora Capital, LLC (“Meteora Capital”). Mr. Vik Mittal (“Mr. Mittal”), serves as the Managing Member of Meteora Capital and may be deemed to be the beneficial owner of the shares of Class A common stock held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities.

(22)
Shares offered hereby consist of 150,000 shares of Common Stock held by Walleye Opportunities Master Fund, Ltd. Seven Grand Managers, LLC is the investment manager of Walleye Opportunities Master Fund, Ltd. Chris Fahy may be deemed to have investment discretion and voting power over Common Stock held Walleye Opportunities Master Fund, Ltd.

(23)
Shares offered hereby consist of 125,000 shares of Common Stock held by Van Eck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II. Van Eck Associates Corp. is the investment advisor for Van Eck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II.

(24)
Shares offered hereby consist of 120,000 shares of Common Stock held by Boothbay Absolute Return Strategies LP. John Addis may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(25)
Shares offered hereby consist of 119,600 shares of Common Stock held by Kepos Carbon Transition Master Fund L.P. Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder.

(26)
Shares offered hereby consist of 85,000 shares of Common Stock held by Van Eck Global Resources Fund. Van Eck Associates Corp. is the investment advisor for Van Eck Global Resources Fund.

(27)
Shares offered hereby consist of 80,000 shares of Common Stock held by Boothbay Diversified Alpha Master Fund LP. John Addis may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(28)
Shares offered hereby consist of 40,000 shares of Common Stock held by Cadence Hill Opportunity Fund, LP. Matthew Lamberti is the Managing Member of Cadence Hill Capital Management, LLC and may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Lamberti disclaims beneficial ownership of the shares held by the selling securityholder.

(29)
Shares offered hereby consist of 40,000 shares of Common Stock held by FourWorld Event Opportunities, LP. John Addis may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Addis disclaims beneficial ownership of the shares held by the selling securityholder.

(30)
Shares offered hereby consist of 40,000 shares of Common Stock held by Van Eck VIP Global Resources Fund. Van Eck Associates Corp. is the investment advisor for Van Eck VIP Global Resources Fund.

(31)
Shares offered hereby consist of (i) 40,000 shares of Common Stock held by Ms. Kearns, (ii) 33,257 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 33,257 Private Placement Warrants held by Ms. Kearns. Ms. Kearns was an independent director of DCRC prior to the business combination.

(32)
Shares offered hereby consist of (i) 40,000 shares of Common Stock held by Mr. Tepper, (ii) 33,257 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 33,257 Private Placement Warrants held by Mr. Tepper. Mr. Tepper was an independent director of DCRC prior to the business combination.

(33)
Shares offered hereby consist of (i) 40,000 shares of Common Stock held by Dr. Aaker, (ii) 33,257 shares of Common Stock issuable upon exercise of an equal number of Private Placement Warrants and (iii) 33,257 Private Placement Warrants held by Dr. Aaker. Dr. Aaker was an independent director of DCRC prior to the business combination.

(34)
Shares offered hereby consist of 37,500 shares of Common Stock held by Seven Grand Partners, LLC. Seven Grand Managers, LLC is the investment manager of Seven Grand Partners LLC. Chris Fahy may be deemed to have investment discretion and voting power over Common Stock held by Seven Grand Partners, LLC.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities as of the date of this prospectus as specified in our Second A&R Charter and Bylaws. Because the following description is only a summary, it does not contain all of the information that may be important to you. For a complete description of matters set forth in this section titled “Description of Capital Stock,” you should refer to the Second A&R Charter and Bylaws.
General
The authorized capital stock of Solid Power consists of 2,200,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, par value $0.0001 per share, and 200,000,000 shares of preferred stock, par value $0.0001 per share.
Dividend Rights
The Board, subject to restrictions contained in the Second A&R Charter, applicable law and in any certificate of designation for any series of preferred stock, may declare and pay dividends upon the shares of our capital stock. Dividends may be paid in cash, in property, or in shares of our capital stock, subject to the provisions of the Second A&R Charter. The Board may set apart out of any of the funds of Solid Power available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Voting Rights
Except as otherwise required by law, the Second A&R Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of Board directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Our Second A&R Charter and Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class are to be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board shall be fixed only by resolution of the Board acting pursuant to a resolution adopted by a majority of the Board.
Right to Receive Liquidation Distributions
Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Solid Power, the holders of Common Stock will be entitled to receive all the remaining assets of Solid Power available for distribution to our stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Other Matters
All outstanding shares of our Common Stock are fully paid and nonassessable. Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Preferred Stock
The Second A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have antitakeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Anti-Takeover Provisions
Certain provisions of Delaware law, the Second A&R Charter, and the Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of Solid Power. They are also designed, in part, to encourage persons seeking to acquire control of Solid Power to negotiate first with the Board.
Section 203 of the DGCL
We have not opted out of Section 203 of the DGCL under the Second A&R Charter. Under Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% our outstanding voting stock (the “acquisition”), except if:
•
the Board approved the acquisition prior to its consummation;

•
the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•
the business combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, declining to opt out of Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Solid Power for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Classified Board of Directors
The Second A&R Charter provides that the Board is divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors shall terminate on the date of the 2022 annual meeting of stockholders, the term of the initial Class II directors shall terminate on the date of the 2023 annual meeting of stockholders, and the term of the initial Class III directors shall terminate on the date of the 2024 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.
Removal of Directors
The Second A&R Charter provides that stockholders may only remove a director for cause and only by the affirmative vote of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.
Board of Directors Vacancies
The Second A&R Charter and Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition,

subject to the rights of holders of any series of preferred stock, the number of directors constituting the Board may only be set by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board and promotes continuity of management.
Written Consent by Stockholders
Under the Second A&R Charter, subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by our stockholders will be required to be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
Special Meeting of Stockholders
Under the Second A&R Charter, subject to the terms of any series of preferred stock, special meetings of our stockholders may be called only by the chairperson of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Under the Second A&R Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our Bylaws.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second A&R Charter does not provide for cumulative voting and provides that no stockholder will be permitted to cumulate votes at any election of directors.
Amendment of Second A&R Charter Provisions
Any amendment of certain provisions in the Second A&R Charter requires approval by holders of at least 66 2/3% of the voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the Board composition, board removal rights, cumulative voting rights, and provisions related to stockholder action and advance notice, in each case as summarized above.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Solid Power. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our securities at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Solid Power, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of Solid Power to Solid Power or Solid Power’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Second A&R Charter or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.
Limitations on Liability and Indemnification of Directors and Officers
The Second A&R Charter limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request, which rights will be in addition to the indemnification provided for in the Second A&R Charter and the Bylaws.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
The limitation of liability and indemnification provisions in the Second A&R Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent for our Common Stock and Warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing
The Common Stock and Public Warrants are listed on Nasdaq Global Select under the symbols “SLDP” and “SLDPW,” respectively.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on March 26, 2022. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrantholder. The Public Warrants expire on December 8, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

If our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Private Placement Warrants
The Private Placement Warrants (including the shares of Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until January 7, 2022 (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), and they are not redeemable by us (except as described above below “— Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent.
Redemption of Warrants
Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.
Once the Warrants become exercisable, we may call the Warrants for redemption for cash (except as described below with respect to the Private Placement Warrants):
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in whole and not in part;

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at a price of $0.01 per Warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrantholder; and

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if, and only if, the reported last sales price of the Common Stock reported has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of the redemption is given.

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising Warrantholder to pay the exercise price for each Warrant being exercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrantholder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00.
Once the Warrants become exercisable, we may call the Warrants for redemption for cash (except as described below with respect to the Private Placement Warrants):
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in whole and not in part;

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at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants prior to redemption and receive that number of shares of Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below);

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upon a minimum of 30 days’ prior written notice; and

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if, and only if, the last sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading prior to the date on which notice of the redemption is given.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrantholder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
	Fair Market Value of Common Stock
Redemption Date (period to expiration of Warrants)	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	³18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361

	Fair Market Value of Common Stock
Redemption Date (period to expiration of Warrants)	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	³18.00
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Common Stock shall mean the average reported last sale price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants. We will provide our Warrantholders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per whole Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e. the trading price of our Common Stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
This redemption feature differs from the typical Warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants, based on the “redemption price” as determined pursuant to the above table. The “redemption prices” as set forth in the table above were calculated to reflect a Black-Scholes option pricing model with a fixed volatility input as of March 23, 2021. This redemption right provides us an additional mechanism by which to redeem all of the outstanding Warrants and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to Warrantholders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrantholders.
As stated above, we can redeem the Warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrantholders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares of Common Stock. If we choose to redeem the Warrants when the Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrantholders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Exercise of Warrants
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the subscription form duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Warrant agent, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Anti-Dilution Adjustments
The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to the following three paragraphs. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, or (iii) to satisfy the redemption rights of the holders of Common Stock in connection with the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.
The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. If an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then approval of holders of at least 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Placement Warrants, voting as separate classes, is required.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrantholder.
Amendments
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and the Company. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem do not adversely affect the interest of the Warrant holders. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, requires the approval by the holders of at least 50% of the then-outstanding Public Warrants. We may lower the exercise price or extend the duration of the exercise period without the consent of the Warrant holders.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2014 Plan, the 2021 Plan and the ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2014 Plan, the 2021 Plan and the ESPP. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of such securities then-outstanding; or

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the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the business combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Lock-up Agreements
Pursuant to the Letter Agreement, with certain limited exceptions, (a) the Founder Shares are not transferrable, assignable or salable until the earliest of: (i) December 8, 2022, (ii) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on May 7, 2022, and (iii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (a) the Private Placement Warrants and the Common Stock underlying such warrants will not be transferable, assignable or salable until January 7, 2022.
Additionally, pursuant to our Bylaws, subject to certain mutual waiver rights, the shares of our Common Stock issued or that are issuable in exchange for Legacy Solid Power securities or options may not be transferred, and the holder thereof may not make a public announcement of any intention to transfer any such shares of Common Stock, before the earliest of (a) June 6, 2022, (b) the termination, expiration or waiver of the Founder Shares Lock-up Period, and (c) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in the holders of our Common Stock having the right to exchange their Common Stock for cash, securities or other property.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our Common Stock and Warrants acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
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banks, insurance companies, or other financial institutions;

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persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

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tax-exempt accounts, organizations, or governmental organizations;

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pension plans and tax-qualified retirement plans;

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controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

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brokers or dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

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certain former citizens or long-term residents of the United States;

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partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

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persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

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persons who hold or receive our Common Stock or Warrants pursuant to the exercise of any option or otherwise as compensation;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock or Warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

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persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

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persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Common Stock or Warrants, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Common Stock or Warrants should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock or Warrants through the partnership or other such entity, as applicable.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Common Stock or Warrants arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.
For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our Common Stock or Warrants that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is:
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an individual who is a citizen or resident of the United States;

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a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Distributions
If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “— Tax Considerations Applicable to U.S. Holders — Gain on Disposition of Common Stock.”
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain on Disposition of Common Stock
You generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in its Common Stock so disposed of. Your adjusted tax basis in its Common Stock generally will equal your acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, your initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, you generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. Your initial tax basis in the share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of your acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether your holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which you held the Warrants.
In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. You are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to your holding period and tax basis in the Common Stock received upon exercise of the Warrant.
Sale or other Disposition of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the Warrant. Your adjusted tax basis in its Warrants generally will equal your acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.
If a Warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Distributions” in the same manner as if such U.S. holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Tax Considerations Applicable to Non-U.S. Holders
Distributions
If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Disposition of Common Stock and Warrants.”
Subject to the discussions below on effectively connected income and in “— Backup Withholding and Information Reporting” and “— Tax Considerations Applicable to Non-U.S. Holders — Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “— Backup Withholding and Information Reporting” and “— Tax Considerations Applicable to Non-U.S. Holders — Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
Exercise of a Warrant
The U.S. federal income tax treatment of your exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Disposition of Common Stock and Warrants.”
Gain on Disposition of Common Stock and Warrants
Subject to the discussions in “— Backup Withholding and Information Reporting” and “— Tax Considerations Applicable to U.S. Holders — Foreign Account Tax Compliance Act (FATCA),” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or Warrants unless:
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the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

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you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our Common Stock or Warrants or your holding period for our Common Stock or Warrants, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Common Stock or Warrants (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Common Stock or Warrants, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our Common Stock and Warrants will not constitute a United States real property interest if (i) our Common Stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at all times during the applicable testing period or (ii) provided that our Warrants are regularly traded on an established securities market, you have owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how your ownership of Warrants will affect the determination of whether you own more than 5% of our Common Stock. In addition, special rules may apply in the case of a disposition of Warrants if our Common Stock is considered to be regularly traded, but our Warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our Common Stock and/or Warrants are not regularly traded on an established securities market or you hold more than 5% of our outstanding Common Stock and/or Warrants, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock and/or Warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock and/or Warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. You would be subject to U.S. federal income tax withholding as described above under

“Tax Considerations Applicable to Non-U.S. Holders — Distributions” under that section in the same manner as if you received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act (FATCA)
Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock or Warrants paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock or Warrants paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock or Warrants.
The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Common Stock or Warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.
Backup Withholding and Information Reporting
Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our Common Stock or Warrants made to you may also be subject to backup withholding at a current rate of 24% and additional information reporting unless you establish an exemption, for example, by providing a properly completed IRS W-9 certifying your exemption from backup withholding or by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our Common Stock or Warrants, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION
This prospectus relates to the offer by us, and the resale of the Selling Securityholders of: (i) up to 7,666,667 shares of Common Stock issuable upon the exercise of 7,666,667 Private Placement Warrants, which are exercisable at a price of $11.50 per share, (ii) up to 11,666,667 shares of Common Stock issuable upon the exercise of 11,666,667 Public Warrants, which are exercisable at a price of $11.50 per share, and (iii) up to 5,091,169 shares of Common Stock issuable upon the exercise of certain options to purchase shares of Common Stock held by Douglas Campbell.
This prospectus also relates to the resale from time to time by the Selling Securityholders of: (i) 45,760,373 shares of Common Stock consisting of (a) an aggregate of 8,750,000 shares of Common Stock held by the Sponsor and certain former independent directors and (b) an aggregate of 37,010,373 shares of Common Stock owned by certain former stockholders of Legacy Solid Power, (ii) and 19,500,000 shares of Common Stock purchased in the PIPE Financing and (iii) the 7,666,667 Private Placement Warrants.
We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $222,536,987.76 assuming the exercise in full of all of the Warrants for cash and receipt of the exercise price for all the options underlying the Legacy Expiring Option Shares. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.
The Securities offered by this prospectus may be sold from time to time to purchasers:
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directly by the Selling Securityholders;

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through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or

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through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
The Securities may be sold in one or more transactions at:
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fixed prices;

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prevailing market prices at the time of sale;

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prices related to such prevailing market prices;

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varying prices determined at the time of sale; or

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negotiated prices.

These sales may be effected in one or more of the following transactions:
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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options or other hedging transactions, whether through an options exchange or otherwise;

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in distributions to members, limited partners or stockholders of Selling Securityholders;

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any other method permitted by applicable law;

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on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;

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in the over-the-counter market;

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in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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any other method permitted by applicable law; or

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through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.

LEGAL MATTERS
The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.
EXPERTS
The financial statements of Solid Power as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020 included in this prospectus, have been audited by Ernst & Young LLP, independent registered accounting firm, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included in reliance on their report given on their authority as experts in accounting and auditing.
The financial statements of DCRC for the period from January 29, 2021 (inception) to June 30, 2021 appearing in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
The registration statement of which this prospectus forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is https://solidpowerbattery.com/. We also make available, free of charge, on our investor relations website at www.ir.solidpowerbattery.com under “SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. The information on, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Solid Power, Inc. Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets as of December 31, 2020 and 2019	F-2
Statements of Operations for the Years Ended December 31, 2020 and 2019	F-3
Statement of Mezzanine and Stockholders’ Equity for the Years Ended December 31, 2020 and 2019	F-4
Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-5
Notes to Financial Statements	F-6
Solid Power, Inc. Unaudited Financial Statements
Balance Sheets as of September 30, 2021 and December 31, 2020	F-25
Statements of Operations for the Three and Nine Months Ended September 30, 2021 and 2020	F-26
Statement of Mezzanine and Stockholders’ Equity for the Nine Months Ended September 30, 2021 and 2020	F-27
Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020	F-30
Notes to Financial Statements	F-31
Decarbonization Plus Acquisition Corporation III Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-44
Balance Sheet as of June 30, 2021	F-45
Statements of Operations for the Period from January 29, 2021 (Inception) to June 30, 2021	F-46
Statement of Changes in Stockholders’ Equity (Deficit) for the Period from January 29, 2021 (Inception) to June 30, 2021	F-47
Statement of Cash Flows for the Period from January 29, 2021 (Inception) to June 30, 2021	F-48
Notes to Financial Statements	F-49
Decarbonization Plus Acquisition Corporation III Unaudited Financial Statements
Balance Sheet as of September 30, 2021	F-64
Statements of Operations for the Three Months Ended September 30, 2021 and for the Period from January 29, 2021 (Inception) through September 30, 2021	F-65
Statement of Changes in and Stockholders’ Deficit for the Three Months Ended September 30, 2021 and for the Period from January 29, 2021 (Inception) through September 30, 2021	F-66
Statement of Cash Flows for the Period from January 29, 2021 (Inception) through September 30, 2021	F-67
Notes to Financial Statements	F-68

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Solid Power, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Solid Power, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations, mezzanine and stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2021.
Denver, Colorado
August 10, 2021

Solid Power, Inc. Audited Financial Statements
Balance Sheet
	December 31,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$4,974,485	$10,634,160
Contract receivables	276,516	28,491
Due from related party	—	243,676
Prepaid expenses and other current assets	226,720	250,050
Total current assets	5,477,721	11,156,377
Property and Equipment – Net	8,480,657	9,462,069
Intangible Assets – Net	248,172	216,582
Total assets	$14,206,550	$20,835,028
Liabilities, Mezzanine Equity and Stockholders’ Equity
Current Liabilities
Accounts payable	$201,763	$256,653
Current portion of long-term debt	1,235,338	676,196
Deferred revenue	38,414	459,389
Accrued and other current liabilities:
Accrued compensation	294,939	242,150
Accrued interest	12,681	—
Other accrued liabilities	61,218	49,819
Total current liabilities	1,844,353	1,684,207
Long-term Debt – Net of current portion	1,489,056	2,724,306
Convertible Notes Payable	3,612,035	3,010,274
Embedded Derivative Liability (see Note 7)	2,817,000	—
Other Long-term Liabilities	320,107	381,243
Deferred Taxes	252,153	134,637
Contingent Liabilities (see Note 17)
Mezzanine Equity (see Note 9)
Series A-1 convertible preferred stock, $0.0001 par value; 18,600,000 and 15,681,260 shares authorized; 14,404,018 shares issued and outstanding as of December 31, 2020 and 2019	109,182,457	29,096,116
Stockholders’ Equity
Common stock, $0.0001 par value; 38,500,000 and 31,718,068 shares authorized; 7,558,601 and 7,213,730 shares issued and outstanding as of December 31, 2020 and 2019, respectively	756	721
Accumulated deficit	(105,311,367)	(16,196,476)
Total stockholders’ equity	(105,310,611)	(16,195,755)
Total liabilities, mezzanine equity and stockholders’ equity	$14,206,550	$20,835,028

Solid Power, Inc. Audited Financial Statements
Statement of Operations
	Years Ended December 31,
	2020	2019
Collaboration and Support Revenue
Commercial	$905,868	$1,784,680
Governmental	1,197,208	244,873
Related party support services	—	246,237
Total collaboration and support revenue	2,103,076	2,275,790
Operating Expenses
Research and development	9,593,474	7,240,702
Direct costs	1,670,444	1,821,483
Marketing and sales	1,204,827	1,543,783
Finance and administrative	1,227,372	916,567
Total operating expenses	13,696,117	11,522,535
Operating Loss	(11,593,041)	(9,246,745)
Nonoperating Income (Expense)
Interest income	28,076	232,316
Interest expense	(361,272)	(59,366)
Loss from change in fair value of debt	(436,926)	—
Loss from change in fair value of embedded derivative liability	(2,817,000)	—
Gain on loan extinguishment	922,815	—
Total nonoperating income	(2,664,307)	172,950
Pretax Loss	(14,257,348)	(9,073,795)
Income tax expense	117,516	134,637
Net Loss	$(14,374,864)	$(9,208,432)
Deemed dividend related to Series A-1 redeemable preferred stock	(80,086,341)	(3,076,566)
Net Loss Attributable to Common Stockholders	$(94,461,205)	$(12,284,998)
Basic loss per share – Year to date:	$(12.85)	$(1.71)
Diluted loss per share – Year to date:	$(12.85)	$(1.71)
Basic weighted average shares outstanding – Year to date	7,352,268	7,200,808
Diluted weighted average shares outstanding – Year to date	7,352,268	7,200,808

Solid Power, Inc. Audited Financial Statements
Statement of Mezzanine and Stockholders’ Equity
	Series A-1 Redeemable Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance – January 1, 2019	$26,024,820	$716	$—	$(4,043,085)	$(4,042,369)
Net loss	—	—	—	(9,208,432)	(9,208,432)
Deemed dividend related to Series A-1 redeemable preferred stock	3,076,566	—	(131,607)	(2,944,959)	(3,076,566)
Issuance Costs	(5,270)	—	5,270	—	5,270
Stock options exercised	—	5	7,819	—	7,824
Stock-based compensation expense	—	—	118,518	—	118,518
Balance – December 31, 2019	$29,096,116	$721	$—	$(16,196,476)	$(16,195,755)
Net loss	—	—	—	(14,374,864)	(14,374,864)
Bank warrant issuance	—	—	15,789	—	15,789
Beneficial Conversion feature on convertible debt	—	—	5,125,000	—	5,125,000
Deemed dividend related to Series A-1 redeemable preferred stock	80,086,341	—	(5,346,314)	(74,740,027)	(80,086,341)
Stock options exercised	—	35	23,151	—	23,186
Stock-based compensation expense	—	—	182,374	—	182,374
Balance – December 31, 2020	$109,182,457	$756	—	$(105,311,367)	$(105,310,611)

Solid Power, Inc. Audited Financial Statements
Statement of Cash Flows
	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(14,374,864)	$(9,208,432)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	2,067,461	1,439,488
Loss (Gain) on sale of property and equipment	7,009	(6,319)
(Gain) on extinguishment of debt	(922,815)	—
Stock compensation expense	182,374	118,518
Stock warrant issue	15,789	—
Deferred tax assets and liabilities	117,516	134,637
Accrued interest on convertible notes payable to be paid in kind	164,835	10,274
Non-cash interest expense on convertible notes payable	436,926	—
Loss from change in fair value of embedded derivative liability	2,817,000	—
Changes in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(248,025)	146,886
Due from related party	243,676	(135,231)
Prepaid expenses and other current assets	23,330	(56,309)
Accounts payable	(119,494)	(6,726)
Deferred revenue	(420,975)	(917,863)
Accrued and other liabilities	76,869	(50,540)
Deferred rent	(61,136)	(58,807)
Net cash and cash equivalents used in operating activities	(9,994,524)	(8,590,424)
Cash Flows from Investing Activities
Purchases of property and equipment	(1,019,730)	(3,085,289)
Proceeds from sale of property and equipment	—	9,334
Purchases of intangible assets	(40,314)	(35,624)
Net cash and cash equivalents used in investing activities	(1,060,044)	(3,111,579)
Cash Flows from Financing Activities
Proceeds from debt	922,815	3,000,000
Payments of debt	(676,108)	(118,317)
Proceeds from issuance of convertible note payable	5,125,000	3,000,000
Proceeds from exercise of common stock options	23,186	7,824
Net cash and cash equivalents provided by financing activities	5,394,893	5,889,507
Net (Decrease) Increase in Cash and Cash Equivalents	(5,659,675)	(5,812,496)
Cash and Cash Equivalents – Beginning of year	10,634,160	16,446,656
Cash and Cash Equivalents – End of year	$4,974,485	$10,634,160
Supplemental Cash Flow Information – Cash paid for interest	$351,090	$56,866
Supplemental Cash Flow Information – (Gain) on extinguishment of PPP loan	$(922,815)	$—

Notes to Financial Statements
December 31, 2020 and 2019
Note 1 — Nature of Business
Solid Power, Inc. (the “Company”) was organized on August 3, 2011 as a Colorado limited liability company. On November 11, 2011, the Company converted to a Colorado corporation. On December 3, 2012, the Company converted to a Colorado limited liability company. On March 7, 2014, the Company converted to a Colorado corporation. The Company is developing all-solid-state battery cell technology and sulfide-based solid electrolyte materials, primarily for the electric vehicle market. The Company’s intended business model is to license its all-solid-state battery cell technology to top tier battery manufacturers or automotive original equipment manufacturers, and to sell its sulfide-based solid electrolytes for incorporation into all-solid-state battery cells. As of December 31, 2020 and 2019, the Company has not derived material revenue from its principal business activities. The Company is headquartered in Louisville, Colorado.
Note 2 — Liquidity
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations for several years and had an accumulated deficit of $105,311,367 as of December 31, 2020. As the Company continues to pursue its business plan, it expects to continue to incur net losses and negative cash flows. However, as described in Note 18 — Subsequent Events, the Company realized proceeds from a Series B offering of preferred stock of $129,556,000 on May 5, 2021. As a result of these financing activities, management believes the Company has sufficient capital to execute its strategic plan and fund operations through at least the next twelve months from the date these financial statements are issued.
Note 3 — Significant Accounting Policies
Basis of Presentation
The financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented as a single entity for purposes of making operating decisions, allocating resources, and evaluating financial performance.
Cash and Cash Equivalents
The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date and periodically throughout the year, the Company’s cash accounts exceeded federally insured limits.
Contract Receivables
Contract receivables consist of amounts due from government entities and commercial contractors. Included within contract receivables are amounts for work performed but not billed of $224,516 and $3,475

Notes to Financial Statements
December 31, 2020 and 2019
Note 3 — Significant Accounting Policies (Continued)
as of December 31, 2020 and 2019, respectively. Management estimates an allowance for doubtful accounts equal to the estimated uncollectible amounts. Management’s estimate is based on historical collection experience and a review of the current status of contracts receivable. It is reasonably possible that management’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. Management considers all contracts receivable collectible, and, therefore, an allowance for doubtful accounts has not been recorded at December 31, 2020 and 2019.
Credit Risk and Major Customers
The Company grants credit in the normal course of business to government entities and commercial contractors in the United States. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers, but generally does not require collateral to support contract receivables.
During the year ended December 31, 2020, one commercial customer accounted for 41 percent of total revenue. Two governmental entities accounted for 100 percent of total contract receivables at December 31, 2020.
During the year ended December 31, 2019, one commercial customer accounted for 88 percent of total revenue, excluding related party support services. Two governmental entities accounted for 100 percent of total contract receivables at December 31, 2019.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist primarily of security deposits and other minor miscellaneous expenses paid in advance.
Property and Equipment
Property and equipment are recorded at cost. The Company capitalizes property and equipment with useful lives exceeding one year and costing over $1,000. Assets are depreciated over their estimated useful lives. The straight-line method is used for computing depreciation and amortization. Depreciation and amortization expenses are recorded within the direct costs and research and development line items in the statement of operations. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Cost of maintenance and repairs are charged to expense when incurred.
Depreciable Life – Years
Laboratory equipment	5 years
Furniture and fixtures	5 – 7 years
Computer equipment	3 – 5 years
Leasehold improvements	5 – 7 years
Intangible Assets
Intangible assets consist of licenses and costs incurred for pending patents and pending trademarks. Licenses consist of rights to use patents and are amortized over their estimated useful life of 4 to 20 years. Patent and trademark costs will be amortized over an estimated useful life upon award by the United States Patent and Trademark Office, or expensed if the Company is unsuccessful in securing an issued patent. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or

Notes to Financial Statements
December 31, 2020 and 2019
Note 3 — Significant Accounting Policies (Continued)
circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment if events or circumstances indicate an impairment may have occurred at least annually.
Deferred Rent
The Company has entered into operating lease agreements for its corporate office, which contains provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected in Other Long-term Liabilities in the accompanying balance sheet. Deferred rent also includes the unamortized portion of landlord-financed tenant improvement allowances, which is amortized on a straight-line basis over the lease term as a reduction in rent expense.
Stock-based Compensation
The Company recognizes expenses for employee services received in exchange for stock-based compensation on the grant date fair value of the awards. The determination of the estimated fair value of stock-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by stock price, as well as assumptions regarding a number of complex and subjective variables. Expected volatilities are based on comparable public companies for the Company’s own share price, as there is no active market for its common shares. The risk-free interest rate used in the option valuation model is based on the U.S. Treasury zero-coupon issues, with remaining terms similar to the expected term on the options. In addition, the Company does not anticipate paying any cash dividends in the foreseeable future; therefore, an expected dividend yield of zero is used in the option valuation model. Share-based compensation is recorded as an expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period, and is allocated ratably within operating expenses in the statement of operations.
Collaborative and Support Revenue
The Company records the elements of its collaboration agreements that represent joint operating activities in accordance with ASC Topic 808, Collaborative Arrangements (ASC 808). Accordingly, the elements of the collaboration agreements that represent activities in which both parties are active participants and to which both parties are exposed to the significant risks and rewards that are dependent on the commercial success of the activities are recorded as collaborative arrangements. The Company considers the guidance in ASC 606-10-15, Revenue from Contracts with Customers — Scope and Scope Exceptions, in determining the appropriate treatment for the transactions between the Company and its collaborative partner and the transactions between the Company and third parties. Generally, the classification of transactions under the collaborative arrangements is determined based on the nature and contractual terms of the arrangement along with the nature of the operations of the participants. The Company recognizes collaborative revenue from cost contracts on the basis of costs incurred during the period and cost plus fixed-fee contracts on the basis of costs incurred during the period plus the fee earned. Contract costs include all direct labor, subcontract, material, and indirect costs related to the contract performance that are allowable under contract provisions.
Unbilled receivables are included in contract receivables and represent revenue recognized for which billings have not yet been presented to customers. Deferred revenue represents billings in advance of revenue recognized. Deferred revenue as of December 31, 2020 and 2019 was $38,414 and $459,389, respectively.
The Company provides accounting and support services for a related party through a time and materials arrangement. Revenue related to related party accounting and support services is recognized at

Notes to Financial Statements
December 31, 2020 and 2019
Note 3 — Significant Accounting Policies (Continued)
contract rates over time as work is performed and material costs are incurred. The Company has determined that ASC 606 does not apply to this contract, as the shared services are not deemed to be a contract with a customer.
Beneficial Conversion Feature
The Beneficial Conversion Feature (the “BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. For convertible debt where the rate of conversion is below market value, the Company records a BCF and related debt discount.
When the Company records a BCF, the intrinsic value of the BCF is recorded in equity to additional paid-in capital and the difference between the debt proceeds and the BCF is a debt discount against the face amount of the respective debt instrument and amortized to interest expense over the life of the debt.
Fair Value Measurements
The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Level 1 — inputs include quoted market prices in an active market for identical assets or liabilities.
Level 2 — inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.
Level 3 — inputs are unobservable and corroborated by little or no market data.
See Note 8 — Fair Value Measurement for information about the assumptions that the Company used to measure the fair value for the respective financial assets and liabilities.
Derivatives
Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e., host) are accounted for and valued as separate financial instruments. The Company has evaluated the terms and features of its 2020 convertible promissory notes and identified embedded derivatives requiring bifurcation and accounting at fair value, using the valuation techniques mentioned in the Fair Value Measurements section of this Note, because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the instruments containing mandatory redemption features that are not clearly and closely related to the debt host instrument.
Research and Development
Research and development expenditures of approximately $9,593,474 and $7,240,702 in 2020 and 2019, respectively, were charged to expense as incurred.

Notes to Financial Statements
December 31, 2020 and 2019
Note 3 — Significant Accounting Policies (Continued)
Advertising Expense
Advertising expense is charged to income during the year in which it is incurred. Advertising expense for 2020 and 2019 was $15,020 and $156,393, respectively.
Income Taxes
Effective January 1, 2017, the Company revoked its S corporation status.
After January 1, 2017, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company records deferred tax assets and associated valuation allowances, when appropriate, to reflect amounts more likely than not to be realized based upon Company analysis. Please refer to Note 16 — Income Taxes for additional disclosure. The Company’s temporary differences result primarily from accruals and reserves, depreciation of property and equipment, deferred rent, and net operating loss (NOL) carryovers.
The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of December 31, 2020 and 2019. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the years ended December 31, 2020 and 2019.
Mezzanine Equity
The Company has issued Solid Power Series A-1 Preferred Stock, which the Company has determined is a financial instrument with both equity and debt characteristics and is classified as mezzanine equity in its financial statements. As such, the Solid Power Series A-1 Preferred Stock is required under ASC 480 to be classified outside of permanent equity. The Solid Power Series A-1 Preferred Stock includes redemption features that are not solely within control of the Company. The Company is carrying the Solid Power Series A-1 Preferred Stock at the greater of its acquisition cost or its fair value. The Solid Power Series A-1 Preferred Stock was initially recognized at acquisition cost net of issuance costs, which was determined to be equal to fair value. The Company assesses the fair value of the Solid Power Series A-1 Preferred Stock for each reporting date; increases to the fair value of the Solid Power Series A-1 Preferred Stock generate deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital. Once paid-in capital has been fully depleted, any remaining amount results in an increase to accumulated deficit.
Upcoming Accounting Pronouncements
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02” or “Topic 842”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases will be classified

Notes to Financial Statements
December 31, 2020 and 2019
Note 3 — Significant Accounting Policies (Continued)
as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.
The new lease standard is effective for fiscal years beginning after December 15, 2021. The standard is effective for the Company on January 1, 2022. The Company expects that this standard will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on its balance sheet for its office and equipment operating leases; and (2) the requirement to provide significant new disclosures about its leasing activities. On adoption, the Company currently expects to recognize additional operating liabilities, with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.
Financial Instruments
In June 2016, The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its consolidated financial statements.
Collaborative Arrangements
The FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808), which amends ASC 808 to clarify when transactions between participants in a collaborative arrangement under ASC 808 are within the scope of the FASB’s new revenue standard, ASU No. 2014-09 (codified in ASC 606). Because ASC 808 does not provide comprehensive recognition or measurement guidance for collaborative arrangements, the accounting for those arrangements is often based on an analogy to other accounting literature or on an entity’s accounting policy election. Some entities apply revenue guidance directly or by analogy to all or part of their arrangements, and others apply a different method as an accounting policy. This standard clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. ASU No. 2018-18 also adds a unit-of-account guidance in Topic 808 to align with ASC 606 and also requires that, in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under Topic 606 is precluded if the collaborative participant is not a customer. The new collaborative arrangements guidance will be effective for the Company’s year ending December 31, 2021 and will be applied retrospectively upon adoption. The Company has elected not to early adopt ASU No. 2018-18. The impact to the Company is not yet determinable, as the Company will need to evaluate any collaborative agreements during the year of adoption, along with collaborative agreements prior to the year of adoption.

Notes to Financial Statements
December 31, 2020 and 2019
Note 4 — Property and Equipment
Property and equipment are summarized as follows:
	2020	2019
Laboratory equipment	$7,503,736	$5,495,603
Leasehold improvements	4,661,643	4,503,133
Computer equipment	180,736	159,106
Furniture and fixtures	167,770	147,196
Construction in progress	111,341	1,235,854
Total cost	12,625,226	11,540,892
Accumulated depreciation	4,144,569	2,078,823
Net property and equipment	$8,480,657	$9,462,069
Depreciation and amortization expense related to property and equipment for 2020 and 2019 was $2,065,746 and $1,431,873, respectively. Depreciation expenses for dedicated laboratory equipment are charged to research and development; other depreciation and amortization expenses are included in Company overhead and are allocated across operating expenses on the accompanying Condensed Statements of Operations based on Company personnel costs incurred.
During 2018, the Company began a project to expand its current production facilities. The project is expected to be completed in 2021. Construction in progress related to this project was $111,341 and $1,235,854 as of December 31, 2020 and 2019, respectively. There are no material purchase commitments as of December 31, 2020 and 2019.
Note 5 — Intangible Assets
Intangible assets of the Company at December 31, 2020 and 2019 are summarized as follows:
	2020		2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Licenses	$147,242	$(32,522)	$137,352	$(23,798)
Patents pending	124,265	—	93,841	—
Trademarks	9,187	—	9,187	—
Trademarks pending	—	—	—	—
Total amortized intangible assets	$280,694	$(32,522)	$240,380	$(23,798)
Amortization expense for intangible assets totaled $8,724 and $7,615 for the years ended December 31, 2020 and 2019, respectively.

Notes to Financial Statements
December 31, 2020 and 2019
Note 6 — Long-term Debt
Long-term debt at December 31 is as follows:
	2020	2019
Various equipment notes payable to banks in monthly installments ranging from $542 to $1,848, including interest at 8.25 percent to 12.18 percent maturing from April 2022 through December 2022. The notes are collateralized by the financed equipment and guaranteed by a stockholder of the Company	$269,849	$400,502
Note payable to a bank in monthly installments beginning on January 1, 2020 of $90,909, plus interest at the greater of 6.00 percent per annum or the prime rate plus 1.00 percent. The note is collateralized by all assets of the Company is due on March 1, 2023	2,454,545	3,000,000
Total	2,724,394	3,400,502
Less current portion	1,235,338	676,196
Long-term portion	$1,489,056	$2,724,306
The balance of the above debt matures as follows:
	Years Ending	Amount
2021		$1,235,338
2022		1,216,327
2023		272,727
2024		—
Total		$2,724,392
Payment Protection Plan Loan
In May of 2020, the Company received funds from the Payment Protection Plan under the CARES Act in the amount of $922,815. The full balance was forgiven in October of 2020. The full balance is recorded in gain on loan extinguishment on the statement of operations.
Note Payable
The note payable to the bank contains customary representations, warrants and covenants. The note payable to the bank contains an adjusted quick ratio which is required to be maintained at the last day of each month and may not be less than 1.25 to 1.00 as of December 30, 2020 and December 31, 2019. The adjusted quick ratio is defined as cash plus net accounts receivable divided by current liabilities net of deferred revenue.
The note payable to the bank financial covenants require the Company to receive $2.6 million in unrestricted and unencumbered net cash proceeds from the sale of equity securities or subordinated debt on or prior to December 31, 2020. The note payable to the bank financial covenants require the company to maintain $1.75 million in unrestricted and unencumbered cash in accounts with the bank beginning December 31, 2020 through the remaining term of the note payable. The Company was in compliance with the financial covenants as of each reporting date.
During 2020, the bank granted the Company a waiver to defer principal payments on the note payable for a six-month period in 2020. The due date on the note payable was extended to March 1, 2023.
Interest expense on long-term debt for 2020 and 2019 was $361,272 and $59,366, respectively.

Notes to Financial Statements
December 31, 2020 and 2019
Note 7 — Convertible Notes Payable
2020 Convertible Promissory Notes
On December 10, 2020, the Company authorized the issuance and sale of unsecured convertible promissory notes to investors in the principal amount of $5,125,000. The notes payable are convertible into shares of preferred equity securities per the terms of the agreements upon a qualified financing, a liquidating event or upon their maturity. A qualified financing will be deemed to have occurred if the Company closes a transaction or series of related transactions resulting in gross proceeds of at least $20,000,000. A Liquidating Event includes voluntary or involuntary liquidation, dissolution, or winding up of the Company or a deemed liquidation event, as defined in the Company’s second amended and restated articles of incorporation. If a qualified financing transaction occurs prior to June 30, 2021, the unsecured convertible promissory notes will convert to a new series of preferred stock at a 30 percent discount. If a qualified financing or liquidating event does not occur by June 30, 2021, the unsecured convertible promissory notes will convert to shares of preferred equity securities at 1.3 times the Series A-1 price of $2.34881 per share. The unsecured convertible promissory notes bear interest of 8 percent per annum, with interest converted to shares of preferred equity securities at the time of conversion. The outstanding balance on the convertible notes payable was $5,139,836 as of December 31, 2020. During 2020, interest expense of $14,836 was incurred related to these borrowings. The Company recorded a debt discount of $5,125,000 for the fair value of the BCF as the intrinsic value of the BCF was greater than the proceeds allocated to the convertible promissory note.
2020 Convertible Promissory Notes Embedded Derivative
The 2020 Notes contained the following embedded derivatives: (i) a share settled redemption upon Qualified Financing (as defined in the 2020 convertible promissory notes Indenture); (ii) share settled redemption upon De-SPAC (as defined in the 2020 Convertible Promissory Notes Indenture); (iii) share settled redemption at maturity.
Embedded derivatives are separated from the host contract and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. The Company has concluded that certain embedded derivatives within the 2020 convertible promissory notes meet these criteria and, as such, must be valued separate and apart from the 2020 convertible promissory notes as one embedded derivative and recorded at fair value each reporting period.
See Note 8 — Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the embedded derivative.
2019 Convertible Promissory Notes
On December 4, 2019, the Company authorized the issuance and sale of an unsecured convertible promissory note to an investor in the principal amount of $3,000,000. The note payable is convertible into shares of preferred equity securities per the terms of the agreement upon a qualified financing or liquidating event. A qualified financing will be deemed to have occurred if the Company closes a transaction or series of related transactions resulting in gross proceeds of at least $10,000,000. A Liquidating Event includes voluntary or involuntary liquidation, dissolution, or winding up of the Company or a deemed liquidation event, as defined in the Company’s second amended and restated articles of incorporation. If a qualified financing transaction occurs prior to December 4, 2021, the unsecured convertible promissory note will convert to a new series of preferred stock at a 30 percent discount. If a qualified financing or liquidating event does not occur by December 4, 2021, the unsecured convertible promissory note will convert to shares of preferred equity securities at 1.3 times the Series A-1 price of $2.34881 per share.
The unsecured convertible promissory note bears interest at 5 percent per annum, with interest converted to shares of preferred equity securities at the time of conversion.

Notes to Financial Statements
December 31, 2020 and 2019
Note 7 — Convertible Notes Payable (Continued)
The Company elected to account for the 2019 convertible promissory note at fair value, as of the December 4, 2019 issuance date. Management believes that the fair value option better reflects the underlying economics of the 2019 convertible promissory note, which contain multiple embedded derivatives. Under the fair value election, changes in fair value will be reported in the consolidated statements of operations as “Loss from change in fair value of debt” in each reporting period subsequent to the issuance of the 2019 convertible promissory note.
For the years ended December 31, 2020 and 2019, the Company recorded a loss of $436,926 and $0, respectively. See Note 8- Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the 2019 convertible promissory note. As of December 31, 2020 and 2019, the outstanding balance on the convertible note payable was $3,612,035 and $3,010,274, respectively. For the years ended December 31, 2020 and 2019, interest expense of $150,000 and $10,274 was incurred related to this borrowing, respectively.
For all debt instruments, including any for which the Company has elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the consolidated statements of operations.
Note 8 — Fair Value Measurements
The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.
The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting. Changes to the inputs used in these valuation models can have a significant impact on the estimated fair value of the 2019 Convertible Promissory Notes and the Company’s embedded derivatives.
Liabilities Measured and Recorded at Fair Value on a Recurring Basis
As of December 31, 2020 and 2019, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:
	2020
	Level 1	Level 2	Level 3	Total
Liabilities
2020 Convertible Promissory Notes Embedded Derivative	$—	$—	$2,817,000	$2,817,000
2019 Convertible Promissory Notes	—	—	$3,612,035	$3,612,035
	2019
	Level 1	Level 2	Level 3	Total
Liabilities
2020 Convertible Promissory Notes Embedded Derivative	$—	$—	$—	$—
2019 Convertible Promissory Notes	—	—	$3,000,000	$3,000,000
There were no transfers in and out of Level 3 during the years ended December 31, 2020 and 2019.

Notes to Financial Statements
December 31, 2020 and 2019
Note 8 — Fair Value Measurements (Continued)
Fair Value Methodology
2020 Convertible Promissory Notes Embedded Derivative
The estimated fair value of the embedded derivative was $2,817,000 at December 31, 2020. Changes in the fair value of the embedded derivative is recognized each reporting period as a “Loss from change in fair value of embedded derivative liability” in the consolidated Statements of Operations and Statements of Cash Flows. The fair value was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The embedded derivative is valued using a “with-and-without method”, where the value of the convertible promissory notes including the embedded derivative is defined as the “with”, and the value of the convertible promissory notes excluding the embedded derivative is defined as the “without”. This method estimates the value of the embedded derivative by comparing the difference in the values between the convertible promissory notes with the embedded derivative and the value of the convertible promissory notes without the embedded derivative. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. The changes during 2020 in the fair values of the bifurcated compound embedded derivatives are primarily related to the change in value of the conversion features and are reflected in the consolidated statements of operations as “Loss from change in fair value of embedded derivative liability”.
Fair Value of Debt — 2019 Convertible Promissory Note
At December 31, 2020 and 2019, the contractual outstanding principal of the 2019 convertible promissory note was $3,000,000 and $3,000,000, respectively, and the fair value was $3,436,926 and $3,000,000, respectively. The Company recorded a loss of $436,926 and $0 related to change in fair value of the 2019 convertible note for the year ended December 31, 2020 and 2019, respectively. The fair value was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. Changes in fair value of the 2019 Convertible Promissory Notes are reflected in the consolidated statements of operations as “Loss from change in fair value of debt”.
Fair Value of Other Financial Instruments
The following table provides the fair value of financial instruments that are not recorded at fair value in the balance sheets:
	December 31, 2020
	Principal Amount	Fair Value
APIC:
2020 Convertible Promissory Notes	$5,125,000	$7,424,039
The fair value of the 2020 convertible promissory notes at December 31,2020 was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection and is classified as Level 3 in the fair value hierarchy.

Notes to Financial Statements
December 31, 2020 and 2019
Note 8 — Fair Value Measurements (Continued)
Fair Value of Redeemable Preferred Stock
Redeemable preferred stock is remeasured as of each reporting period and is classified as Level 3 in the fair value hierarchy. Differences between the carrying amount and the fair value is reported as a deemed dividend on the statement of operations. The fair value was estimated using the present value of probability weighted expected return analysis, considering the as-converted value and the downside protection. This method estimates the value of the redeemable preferred stock by analyzing the future values of a company using several likely scenarios. These scenarios include: (i) strategic sale or merger; (ii) an initial public offering; and (iii) the dissolution of the company in which the preferred shares receive all of the proceeds and the common stock has no value. During the years ended December 31, 2020 and 2019, the Company realized increases to the fair value of the preferred stock in the amounts of $80,086,341 and $3,076,566, respectively, and are recorded as “Deemed Dividends” on the statement of operations.
Note 9 — Mezzanine Equity
As of December 31, 2020 and 2019, the Company has 14,404,018 shares of Series A-1 preferred shares outstanding.
After 10 years, Series A-1 will be redeemable at the option of the holders of a majority of the outstanding Series A-1 for a price that is the greater of the original issue price, plus all declared but unpaid dividends thereon, or fair market value, as defined in the Company’s amended and restated certificate of incorporation. Since the Series A-1 preferred shares have a redemption provision that is not solely within control of the Company, the Series A-1 preferred shares are determined to be a financial instrument with both debt and equity characteristics, and thus are classified as mezzanine equity on the balance sheet. The amount recognized is the greater of the acquisition proceeds or the current fair market value. The value of this mezzanine equity at December 31, 2020 and December 31, 2019 was $109,182,457 and $29,096,116, respectively.
Series A-1 preferred shares are subject to noncumulative dividends at an annual rate of 6 percent of the original issue price of $1.806775 per share, payable when and if declared by the board. After payment of the preferred dividend to Series A-1 holders, any further dividends would be paid pro rata to the holders of the Series A-1 and common stock on an as-converted basis.
The liquidation preference for Series A-1 is equal to the greater of (a) the original issuance price for such shares plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Series A-1 been converted to common stock pursuant to Section 4 of the Company’s Third Amended and Restated Articles of Incorporation. After payment of the liquidation preference, if any, the holders of Series A-1 and common stock will share ratably in the Company’s net assets.
The holders of the Series A-1 have the option to convert their shares into shares of common stock at any time at a conversion rate determined by a fraction in which the numerator is the original issue price of such stock and the denominator is the conversion price, as defined in the Company’s amended and restated certificate of incorporation, which is initially set at the original issue price of such stock, subject to future adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The resulting conversion rate for such stock is on a one-for-one basis. The conversion price may be later adjusted for the effects of subsequent sales of common shares at a price less than the existing conversion price. The Company evaluated the conversion feature, determining a beneficial conversion feature is not present.
Series A-1 shall automatically be converted into shares of common stock based on the effective conversion price (a) upon a majority vote of the Series A-1 holders or (b) immediately upon the closing of a firmly underwritten public offering in which the price per share is at least $5.4204 and the cash proceeds to the Company, net of underwriting discount and commission, are at least $50,000,000.

Notes to Financial Statements
December 31, 2020 and 2019
Note 9 — Mezzanine Equity (Continued)
Shares of Series A-1 shall be entitled to the number of votes equal to the number of common shares that each Series A-1 holder would receive upon conversion, based on the conversion price in effect on the record date of the meeting. Additionally, for so long as at least 1,000,000 shares of Series A-1 are outstanding, at least 50 percent of the Series A-1 must approve, by voting together as a single class, changes in authorized capital, changes in the option pool allocation, and certain other matters.
Note 10 — Stockholders’ Equity
Common Stock
During the years ended December 31, 2020 and 2019, stock options were exercised for 344,870 and 49,132 shares of common stock, respectively.
Warrants
During 2015, the Company issued warrants to a third party in conjunction with a licensing agreement to purchase 276,000 shares of common stock at an exercise price of $0.00001088 per share, which expire in October 2025. The warrants may be exercised at the earliest of the 10-year anniversary of the grant date, a change in control of the Company, or an initial public offering. Management has determined that equity classification is appropriate for these warrants. The Company recognized expense totaling $17,661 on the date of the grant that has been included as a component of additional paid-in capital within the statement of stockholders’ equity. During 2020, an additional $15,789 in warrants were issued.
Note 11 — Stock Options
The fair value of stock options and other equity-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The Company recognized compensation costs totaling $182,374 and $118,518 for the years ended December 31, 2020 and 2019, respectively, which are charged to operating expense categories based on personnel costs incurred within the accompanying Condensed Statement of Operations.
The Company’s equity incentive plan (the “Plan”) permits the grant of 8,586,191 shares of common stock to its employees, directors, and consultants, as designated by the board of directors. Awards may be issued in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on four years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the plan agreements).
The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

Notes to Financial Statements
December 31, 2020 and 2019
Note 11 — Stock Options (Continued)
The fair value of each option grant during the years ended December 31, 2020 and 2019 was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used:
	2020	2019
Approximate risk-free rate	1.29%	1.92%
Volatility	43.92%	41.96%
Average expected life (years)	6 years	6 years
Dividend yield	0%	0%
Weighted-average grant date fair value	$0.84	$0.76
Estimated fair value of total options granted	$245,553	$505,620
A summary of option activity under the Plan for the years ended December 31, 2020 and 2019 is presented below:
	Options	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)
Outstanding at January 1, 2019		6,183,596	0.14	7.63
Granted		1,128,923	0.52
Exercised		(49,132)	0.16
Forfeited or expired		(28,574)	0.09
Outstanding at December 31, 2019		7,234,813	0.20	7.06
	Options	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)
Outstanding at January 1, 2020		7,234,813	0.20	7.06
Granted		540,468	0.53
Exercised		(344,871)	0.07
Forfeited or expired		(52,603)	0.50
Outstanding at December 31, 2020		7,377,807	0.22	6.53
Exercisable at December 31, 2019		4,491,038	0.10	6.23
Exercisable at December 31, 2020		5,664,314	0.15	5.96
Cash received from options exercised under all share-based payment arrangements for December 31, 2020 and 2019 was $23,186 and $7,824, respectively.
Future compensation costs related to the unvested portion of stock options at December 31, 2020 and 2019 was $592,802 and $638,173, respectively.
Note 12 — Earnings Per Share
The table below reconciles basic weighted average common shares outstanding to diluted weighted average shares outstanding for December 31, 2020 and 2019. Basic earnings per share is based on the weighted average number of common shares outstanding for the period. Diluted earnings per share also includes the dilutive effect of additional potential common shares issuable from stock-based awards and are

Notes to Financial Statements
December 31, 2020 and 2019
Note 12 — Earnings Per Share (Continued)
determined using the treasury stock method. Basic earnings per share represents net earnings or loss attributable to common stockholders divided by the basic weighted average number of common shares outstanding during the period. Diluted earnings per share represents net earnings divided by diluted weighted average number of common shares, which includes the average dilutive effect of all potentially dilutive securities that are outstanding during the period. Our A-1 preferred shares, unvested stock awards, warrants and options are included in the number of shares outstanding for diluted earnings per share calculations, unless a net loss is reported, in which situation A-1 preferred shares, unvested stock awards, warrants and options are excluded from the number of shares outstanding for diluted earnings per share calculations.
	Years Ended December 31,
	2020	2019
Net loss (attributable to common stockholders)	$94,461,205	$12,284,998
Weighted average shares outstanding – basic	7,352,268	7,200,808
Effect of dilutive securities:
Preferred stock	—	—
Warrants	—	—
Weighted average shares outstanding – diluted	7,352,268	7,200,808
Basic loss per share	$(12.85)	$(1.71)
Note 13 — Operating Leases
The Company leases office space under a noncancelable operating lease with a maturity date in September 2024. The lease requires the Company to pay certain taxes, insurance, utilities, and maintenance costs. In 2019, the Company amended the lease, agreeing to sublease additional space in the building. Total rent expense under these leases was $414,816 and $305,270 for 2020 and 2019, respectively, and are charged to operating expense categories based on personnel costs incurred in the accompanying Condensed Statement of Operations.
In connection with this operating lease, the Company was granted an allowance for tenant improvements as a lease incentive. Deferred lease incentive reflected in the accompanying balance sheet are being amortized on a straight-line basis over the term of the lease ending in September 2024. Deferred lease incentive totaled $245,581 and $312,558 as of December 31, 2020 and 2019, respectively.
Future minimum annual commitments under these operating leases are as follows:
Years Ending December 31	Amount
2020	$368,501
2021	379,416
2022	390,688
2023	306,243
Thereafter	—
Total	$1,444,848
Note 14 — Related Party Transactions
Albemarle U.S. Inc. (Albemarle) is a limited partner investor of Volta SPV SPW, LLC, a Series A-1 investor in the Company. Albemarle is a significant supplier of the Company’s lithium sulfide and other lithium-based materials. The Company purchases raw material from Albemarle to be used in the Company’s

Notes to Financial Statements
December 31, 2020 and 2019
Note 14 — Related Party Transactions (Continued)
research and development and salable goods production processes. During the years ended December 31, 2020 and 2019, $209,956 and $30,142, were included in research and development operating expenses, respectively,
Roccor, LLC (Roccor) was partially owned by a stockholder of the Company until October, 2020. During 2019, the Company provided accounting and administrative support to Roccor, which has been expensed within direct costs and operating expenses on the statement of operations. There were no ongoing services being provided to Roccor after December 31, 2019. During the years ended December 31, 2020 and 2019, $0 and $246,237, respectively, of those expenses were allocable to Roccor and were recorded as related party support services on the accompanying statement of operations. As of December 31, 2020 and 2019, related party services amounts due from Roccor totaled $0 and $243,669, respectively. Subsequent to December 31, 2019, the related party services amounts due from Roccor have been settled in full. During 2020, the Company entered into a subcontractor agreement with Roccor, where the Company is providing technical support to Roccor on a government research contract. The total value of the subcontract is $331,000 to the Company; the period of performance commenced during 2020 and extends to late 2021. The terms of the subcontract were negotiated between Roccor and the Company, and the services are not related to the agreement for administrative services referenced above. There were no amounts due to Roccor as of December 31, 2020 and 2019.
Note 15 — Retirement Plans
The Company sponsors a 401(k) plan for substantially all employees. The plan provides for the Company to make a discretionary matching contribution. Contributions to the plan totaled $225,481 and $192,620 for the years ended December 31, 2020 and 2019, respectively.
Note 16 — Income Taxes
The Company provides deferred U.S. federal, state, or foreign income tax benefits for all of the periods presented. The Company has also provided a valuation allowance on the net deferred tax asset because of uncertainty regarding its realizability. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of loss carryforwards.
Deferred tax assets and liabilities arise primarily from net operating loss carryforwards and temporary differences arising from the amortization of intangible assets, depreciation on property and equipment, and various accrued liabilities.
Income taxes included in the consolidated statements of income at December 31, 2020 and 2019 are detailed below:
	December 31,
	2020	2019
Current income tax expense (benefit):
Federal	$—	$—
State	—	—
Deferred income tax expense (benefit):
Federal	95,552	110,058
State	21,964	24,579
Total income tax expense (benefit)	117,516	134,637

Notes to Financial Statements
December 31, 2020 and 2019
Note 16 — Income Taxes (Continued)
The tables below represent a reconciliation of the statutory federal income tax expense to income tax:
	December 31, 2020
	Tax Expense	Effective Tax Rate
Income tax expense at the federal statutory rate	$(2,994,043)	21.00%
State income taxes – net of federal income tax benefits	(422,425)	2.96%
Permanent Differences	(154,285)	1.08%
Permanent Differences – Related to Convertible Debt	717,940	-5.04%
Prior year provision to return	4,046	-0.03%
Net change in valuation allowance	2,966,283	-20.81%
Total income tax expense (benefit)	117,516	-0.84%
	December 31, 2019
	Tax Expense	Effective Tax Rate
Income tax expense at the federal statutory rate	$(1,905,497)	21.00%
State income taxes – net of federal income tax benefits	(326,847)	3.60%
Permanent Differences	25,008	-0.28%
Prior year provision to return	—	0.00%
Net change in valuation allowance	2,341,973	-25.81%
Total income tax expense (benefit)	134,637	-1.49%
For the years ended December 31, 2020 and 2019, the effective tax rate was approximately 1 percent. Differences between the statutory rate and the Company’s effective tax rate resulted from changes in valuation allowance and permanent differences for tax purposes in the treatment of certain nondeductible expenses.
The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below:
	December 31,
	2020	2019
Deferred tax assets:
Net operating loss	$7,349,101	$3,912,753
Other	19,796	18,110
Total income tax expense (benefit)	7,368,897	3,930,863
Valuation allowance	(6,189,651)	(3,223,368)
Net deferred tax assets:	1,179,246	707,495
Deferred tax liabilities:
Intangibles (non-goodwill)	$(2,123)	$(1,661)
Property and equipment	(1,429,276)	(840,471)
Total deferred tax liabilities	(1,431,399)	(842,132)
Total net deferred tax liability	$(252,153)	$(134,637)
The ultimate realization of deferred tax assets is dependent upon the existence, or generation, of taxable income in the periods when those temporary differences and net operating loss carryovers are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in

Notes to Financial Statements
December 31, 2020 and 2019
Note 16 — Income Taxes (Continued)
carryover years, projected future taxable income, available tax planning strategies, and other factors in making this assessment. Based on available evidence, management does not believe it is more likely than not that all of the deferred tax assets will be realized. Accordingly, the Company has established a valuation allowance equal to the net realizable deferred tax assets. The valuation allowance increased by $2,966,283 in 2020.
At December 31, 2020 and 2019, the Company had total domestic Federal net operating loss carryovers of approximately $29,814,000 and $15,873,000, respectively. Federal net operating losses generated prior to 2018 expire in 2037. Federal net operating losses generated after 2017 have an indefinite carryforward and are only available to offset 80% taxable income beginning in 2021. The determination of state NOL carryforwards is dependent upon apportionment percentages and state laws that can change from year to year and that can thereby impact the amount of such carryforwards. If unutilized, the majority of the state NOLs will expire between 2037 and 2040.
Accounting for uncertainty in income taxes is based on a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes in its financial statements only those tax positions that are more-likely-than-not to be sustained as of the adoption date, based on the technical merits of the position. Each year the Company performs a comprehensive review of its material tax positions. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense.
As the Company had no uncertain tax benefits during 2020 and 2019, there was no accrued interest or penalties related to uncertain tax positions.
The 2017 through 2020 tax years remain open to examination by the Internal Revenue Service and, with few exceptions, various other state tax agencies. These taxing authorities have the authority to examine those tax years until the applicable statutes of limitations expire.
On March 27, 2020 the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act provided for an increased interest deduction for tax years 2019 and 2020, as well as the deferral of the employer portion of social security taxes.
Note 17 — Contingencies
In the normal course of business, the Company may be party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.
Note 18 — Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including August 10, 2021, which is the date the financial statements were available to be issued.
In January 2021, the Company applied for and secured a second Paycheck Protection Plan loan from the Small Business Administration in the amount of $956,085, and is financed through its bank. The loan carries an interest rate of 1 percent per annum. The Company repaid the loan balance with accrued interest in May 2021.
In February 2021, the Company secured additional convertible note financing in the amount of $4,875,000. The terms of the notes remain unchanged from the December 2020 convertible notes discussed above.
On May 5, 2021 and May 12, 2021, the Company realized proceeds from offerings of Series B Preferred Stock totaling $135,577,000. In conjunction with the Series B transaction, the Company agreed to redeem

Notes to Financial Statements
December 31, 2020 and 2019
Note 18 — Subsequent Events (Continued)
334,831 shares of Series A-1 Preferred Stock and terminate a Manufacturing Rights Letter with an existing investor. The payment to the investor for the redemption and termination totaled $9,140,686.
These events triggered the conversion feature on the all convertible notes payable. The unsecured convertible promissory notes hold interest converted to shares of preferred equity securities at the time of conversion. Upon the closure of this event, the unsecured convertible promissory notes converted to a new series of preferred stock at a 30 percent discount.
On June 15, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Decarbonization Plus Acquisition Corporation III (“DCRC”) and DCRC Merger Sub Inc. (“Merger Sub”). Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of DCRC (the “Merger”). In connection with the Merger, Company shareholders will receive common stock of DCRC, pursuant to the terms of the BCA. The Merger is expected to close in the fourth quarter of 2021, subject to completion of required filings and other customary closing conditions.

Solid Power, Inc. Unaudited Financial Statements
(in thousands, except par value, share amounts and per share amounts)
Condensed Balance Sheets
	September 30, 2021 (Unaudited)	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$109,272	$4,974
Contract receivables	642	277
Prepaid expenses and other current assets	1,103	227
Total current assets	111,017	5,478
Property and Equipment – Net	13,405	8,481
Intangible Assets – Net	430	248
Total assets	$124,852	$14,207
Liabilities, Mezzanine Equity and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,293	$202
Current portion of long-term debt	1,231	1,235
Deferred revenue	58	38
Accrued and other current liabilities:
Accrued compensation	1,340	295
Accrued interest	8	13
Other accrued liabilities	551	61
Total current liabilities	4,481	1,844
Long-term Debt – Net of current portion	569	1,489
Convertible Notes Payable	—	3,612
Embedded Derivative Liability (see Note 7 and Note 8)	—	2,817
Other Long-term Liabilities	265	321
Deferred Taxes	164	252
Mezzanine Equity (see Note 9)
Series A-1 Preferred Stock, $0.0001 par value; 14,404,018 and 18,600,000 shares authorized; 14,069,187 and 14,404,018 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	286,167	109,183
Series B Preferred Stock, $0.0001 par value, 11,500,000 and 0 shares authorized; 8,777,812 and 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	224,186	—
Stockholders’ Equity
Common stock, $0.0001 par value; 45,000,000 and 38,500,000 shares authorized; 9,361,526 and 7,558,601 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Accumulated deficit	(390,981)	(105,312)
Total stockholders’ equity	(390,980)	(105,311)
Total liabilities, mezzanine equity and stockholders’ equity	$124,852	$14,207
See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements
(in thousands, except par value, share amounts and per share amounts)
Condensed Statements of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Collaboration and Support Revenue
Commercial	$—	$196	$36	$732
Governmental	628	376	1,633	785
Total collaboration and support revenue	628	572	1,669	1,517
Operating Expenses
Research and development	4,400	2,384	10,709	7,506
Direct costs	709	467	1,764	1,234
Marketing and sales	729	309	1,819	926
Finance and administrative	3,271	302	6,200	935
Total operating expenses	9,109	3,462	20,492	10,601
Operating (Loss)	(8,481)	(2,890)	(18,823)	(9,084)
Non-operating Income (Expense)
Interest income	18	1	27	27
Interest expense	(32)	(89)	(374)	(266)
Loss from change in fair value of embedded derivative liability	—	—	(2,680)	—
Other expense	(2)	—	(3,102)	—
Total non-operating (expense)	(16)	(88)	(6,129)	(239)
Pretax (Loss)	(8,497)	(2,978)	(24,952)	(9,323)
Income tax (benefit)/expense	(47)	25	(88)	77
Net (Loss)	$(8,450)	$(3,003)	$(24,864)	$(9,400)
Deemed dividend related to Series A-1 preferred stock and Series B preferred stock	(46,990)	—	(266,772)	3,071
Net (Loss) Attributable to Common Stockholders	$(55,440)	$(3,003)	$(291,636)	$(6,329)
Basic and fully diluted (loss) per share:	$(5.94)	$(0.40)	$(34.67)	$(0.87)
Weighted average shares outstanding – basic and diluted	9,330,805	7,414,098	8,410,583	7,296,365
See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements
(in thousands, except par value, share amounts and per share amounts)
Condensed Statements of Mezzanine and Stockholders’ Equity
Three Months Ended September 30, 2021	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – June 30, 2021	$463,363	$1	$—	$(336,331)	$(336,330)
Net loss	—	—	—	(8,450)	(8,450)
Deemed dividend related to Series A-1 preferred stock	36,018	—	(790)	(35,228)	(36,018)
Deemed dividend related to Series B preferred stock	10,972	—	—	(10,972)	(10,972)
Stock options exercised	—	—	32	—	32
Stock-based compensation expense	—	—	758	—	758
Balance – September 30, 2021	$510,353	$1	$—	$(390,980)	$(390,980)
See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements
(in thousands, except par value, share amounts and per share amounts)
Condensed Statements of Mezzanine and Stockholders’ Equity
Nine Months Ended September 30, 2021	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – December 31, 2020	$109,183	$1	$—	$(105,312)	$(105,311)
Net loss	—	—	—	(24,864)	(24,864)
Beneficial Conversion feature on convertible debt	—	—	4,875	—	4,875
Redemption of Series A-1 preferred stock	(6,041)	—	—	—	—
Deemed dividend related to Series A-1 preferred stock	183,026	—	(5,967)	(177,059)	(183,026)
Issuance of Series B preferred stock	140,439	—	—	—	—
Deemed dividend related to Series B preferred stock	83,746	—	—	(83,746)	(83,746)
Warrants exercised	—	—	15	—	15
Stock options exercised	—	—	102	—	102
Stock-based compensation expense	—	—	975	—	975
Balance – September 30, 2021	$510,353	$1	$—	$(390,981)	$(390,980)
See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements
(in thousands, except par value, share amounts and per share amounts)
Condensed Statements of Mezzanine and Stockholders’ Equity
Three Months Ended September 30, 2020	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – June 30, 2020	$26,025	$1	$84	$(19,522)	$(19,437)
Net loss	—	—	—	(3,003)	(3,003)
Stock options exercised	—	—	18	—	18
Stock-based compensation expense	—	—	49	—	49
Balance – September 30, 2020	$26,025	$1	$151	$(22,525)	$(22,373)
Nine Months Ended September 30, 2020	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – December 31, 2019	$29,096	$1	$—	$(16,196)	$(16,195)
Net loss	—	—	—	(9,400)	(9,400)
Deemed dividend related to Series A-1 preferred stock	(3,071)	—	—	3,071	3,071
Stock options exercised	—	—	20	—	20
Stock-based compensation expense	—	—	131	—	131
Balance – September 30, 2020	$26,025	$1	$151	$(22,525)	$(22,373)
See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements
(in thousands, except par value, share amounts and per share amounts)
Condensed Statements of Cash Flows
	Nine Months Ended September 30,
	2021 (Unaudited)	2020 (Unaudited)
Cash Flows from Operating Activities
Net (loss)	$(24,864)	$(9,400)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	1,673	1,471
Loss on sale of property and equipment	4	7
Stock compensation expense	975	131
Deferred tax assets and liabilities	(88)	77
Non-cash interest expense on convertible notes payable	263	112
Loss from change in fair value of embedded derivative liability	2,680	—
Changes in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(365)	(113)
Due from related party	—	244
Prepaid expenses and other current assets	(876)	(71)
Accounts payable	1,070	(8)
Deferred revenue	20	(253)
Accrued and other liabilities	1,530	529
Deferred rent	(55)	6
Net cash and cash equivalents used in operating activities	(18,033)	(7,268)
Cash Flows from Investing Activities
Purchases of property and equipment	(6,573)	(938)
Purchases of intangible assets	(189)	(34)
Net cash and cash equivalents used in investing activities	(6,762)	(972)
Cash Flows from Financing Activities
Proceeds from borrowing	957	926
Payments of debt	(1,883)	(460)
Proceeds from issuance of convertible note payable	4,875	—
Proceeds from exercise of common stock options	102	20
Proceeds from exercise of common stock warrants	15	—
Proceeds from issuance of Series B preferred stock	135,579	—
Preferred stock issuance costs	(4,511)	—
Redemption of preferred stock	(6,041)	—
Net cash and cash equivalents provided by financing activities	129,093	486
Net Increase (Decrease) in Cash and Cash Equivalents	104,298	(7,754)
Cash and Cash Equivalents – Beginning of period	4,974	10,634
Cash and Cash Equivalents – End of period	$109,272	$2,880
Supplemental Cash Flow Information – Cash paid for interest	$112	$140
See notes to Condensed Financial Statements

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 1 — Nature of Business
Solid Power, Inc. (the “Company”) was organized on August 3, 2011, as a Colorado limited liability company. On November 11, 2011, the Company converted to a Colorado corporation. On December 3, 2012, the Company converted to a Colorado limited liability company. On March 7, 2014, the Company converted to a Colorado corporation. The Company is developing all-solid-state battery cell technology and sulfide-based solid electrolyte materials, primarily for the electric vehicle market. The Company’s intended business model is to license its all-solid-state battery cell technology to top tier battery manufacturers or automotive original equipment manufacturers, and to sell its sulfide-based solid electrolytes for incorporation into all-solid-state battery cells. As of September 30, 2021, and December 31, 2020, the Company has not derived material revenue from its principal business activities. The Company is headquartered in Louisville, Colorado.
Note 2 — Liquidity
The accompanying Condensed Financial Statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations for several years and had an accumulated deficit of $390,981 as of September 30, 2021. As the Company pursues its business plan, it expects to continue to incur net losses and negative cash flows.
In May 2021, the Company received $135,579 of cash in conjunction with its issuance of 8,777,812 shares of Series B Preferred Stock (the “Series B Financing”) (see Note 9 for a discussion of the Series B Financing).
On June 15, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Decarbonization Plus Acquisition Corporation III (“DCRC”) and DCRC Merger Sub Inc. (“Merger Sub”). Pursuant to the BCA, Merger Sub will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of DCRC (the “Merger”). In connection with the Merger, Company stockholders will receive common stock of DCRC, pursuant to the terms of the BCA. The Merger is expected to close in December 2021, subject to customary closing conditions.
Based on cash on hand at September 30, 2021, management believes the Company has sufficient capital to execute its strategic plan and fund operations through at least the next 12 months from the date these Condensed Financial Statements are issued.
Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited Condensed Financial Statements and Notes to the Condensed Financial Statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States (“GAAP”) for interim financial information. Accordingly, certain notes and other information normally included in the Condensed Financial Statements prepared in accordance with GAAP have been condensed or omitted. The accompanying interim Condensed Financial Statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the Company’s Condensed Financial Statements. Certain prior period amounts have been reclassified to conform to the current period presentation. The preparation of Condensed Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the Condensed Financial Statements. Actual results could differ from those estimates. All amounts presented in the footnotes are in thousands, except share and per share amounts.
These Unaudited Condensed Financial Statements and Condensed Notes to the Financial Statements should be read in conjunction with the Company’s Financial Statements and the Notes thereto as set forth in the Company’s audited annual report, which included all disclosures required by GAAP. The results of operations for the periods ended September 30, 2021, and 2020 are not necessarily indicative of expected

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 3 — Significant Accounting Policies (Continued)
operating results for the full year. The information presented throughout the Condensed Financial Statements and these accompanying notes is unaudited.
Stock-based Compensation
The Company recognizes expense for employee services received in exchange for stock-based compensation on the grant date fair value of the awards. The determination of the estimated fair value of stock-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by stock price, as well as assumptions regarding a number of complex and subjective variables. Expected volatilities are based on comparable public companies for the Company’s own share price, as there is no active market for its common shares. The risk-free interest rate used in the option valuation model is based on the U.S. Treasury zero-coupon issues, with remaining terms similar to the expected term on the options. In addition, the Company does not anticipate paying any cash dividends in the foreseeable future; therefore, an expected dividend yield of zero is used in the option valuation model. Share-based compensation is recorded as an expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period and is allocated ratably within Operating Expenses in the Condensed Statements of Operations.
Beneficial Conversion Feature
The Beneficial Conversion Feature (the “BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. For convertible debt where the rate of conversion is below market value, the Company records a BCF and related debt discount. When the Company records a BCF, the intrinsic value of the BCF is recorded in equity to additional paid-in capital and the difference between the debt proceeds and the BCF is a debt discount against the face amount of the respective debt instrument and amortized to interest expense over the life of the debt. A separate embedded derivative is recognized as a derivative liability that is adjusted to fair value at each balance sheet date.
Fair Value Measurements
The Company applies fair value accounting for selected financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Level 1 — inputs include quoted market prices in an active market for identical assets or liabilities.
Level 2 — inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.
Level 3 — inputs are unobservable and corroborated by little or no market data.
See Note 8 — Fair Value Measurement for information about the assumptions that the Company used to measure the fair value for the respective financial assets and liabilities.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 3 — Significant Accounting Policies (Continued)
Derivatives
Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e., host) are accounted for and valued as separate financial instruments. The Company has evaluated the terms and features of its 2020 Notes (as defined below) and identified embedded derivatives requiring bifurcation and accounting at fair value, using the valuation techniques mentioned in the Fair Value Measurements section of this Note, because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the instruments containing mandatory redemption features that are not clearly and closely related to the debt host instrument.
Income Taxes
The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the Condensed Financial Statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company records deferred tax assets and associated valuation allowances, when appropriate, to reflect amounts more likely than not to be realized based upon Company analysis. Please refer to Note 16 — Income Taxes for additional disclosure. The Company’s temporary differences result primarily from accruals and reserves, depreciation of property and equipment, deferred rent, and net operating loss (NOL) carryovers.
The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the Condensed Financial Statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of September 30, 2021, and December 31, 2020. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the quarters ended September 30, 2021 and 2020.
Mezzanine Equity
The Company’s Series A-1 Preferred Stock and Series B Preferred Stock (collectively, “Preferred Stock”) are classified as mezzanine equity as the Preferred Stock includes redemption features that are not solely within control of the Company. Preferred Stock is carried at the greater of its original issue price or fair value (the “Redemption Value”). Series B Preferred Stock has a Redemption Value equal to the greater of its original issue price of $18.041 per share or fair value, while the Series A-1 Preferred Stock has a Redemption Value equal to the greater of its original issue price of $1.806775 per share or fair value. The Company assesses the fair value of the Preferred Stock for each reporting date; changes to the fair value of the Preferred Stock generate deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital. Once paid-in capital has been fully depleted, any remaining amount results in an increase, or decrease, to accumulated deficit.
The Company issued Series B Preferred Stock in May 2021 in exchange for $135,579 in cash and the conversion of the 2019 Note (as defined below) and the 2020 Notes (see Note 7). All proceeds, less direct issuance costs of $4,511, and the conversion of the 2019 Note and the 2020 Notes as discussed in Note 7 were recognized as Series B Preferred Stock within Mezzanine Equity. The Company also issued 1,755,557 warrants that are each exercisable, at the option of the holder, for one share of common stock at an exercise price of $0.01 per share. No value was allocated to these warrants. See Note 10 for further discussion.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 3 — Significant Accounting Policies (Continued)
As part of the Series B Financing, the Company redeemed 334,831 shares of Series A-1 Preferred Stock for $6,041 ($18.041 per share) and paid $3,100 to terminate a Manufacturing Rights Letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock. Termination of the Manufacturing Rights Letter is a contract termination subject to ASC 420. As such, the $3,100 paid to terminate the Manufacturing Rights Letter was recognized as an expense (Other Income/Expense) in May 2021 when the contract terminating the Manufacturing Rights Letter was executed.
Upcoming Accounting Pronouncements
Leases
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02” or “Topic 842”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.
The new lease standard is effective for fiscal years beginning after December 15, 2021. The standard is effective for the Company on January 1, 2022. The Company expects that this standard will have a material effect on its Financial Statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on its balance sheet for its office and equipment operating leases; and (2) the requirement to provide significant new disclosures about its leasing activities. On adoption, the Company currently expects to recognize additional operating liabilities, with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.
Financial Instruments
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its Financial Statements.
Note 4 — Property and Equipment
Property and equipment at September 30, 2021, and December 31, 2020, are summarized as follows:
	September 30, 2021	December 31, 2020
Laboratory equipment	$7,914	$7,504
Leasehold improvements	4,674	4,662
Computer equipment	282	181
Furniture and fixtures	211	168
Construction in progress	6,138	111
Total cost	19,219	12,626
Accumulated depreciation	(5,814)	(4,145)
Net property and equipment	$13,405	$8,481

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 4 — Property and Equipment (Continued)
Depreciation expense related to property and equipment was $569 and $509 for the three months ended September 30, 2021 and 2020, respectively, and $1,666 and $1,465 for the nine months ended September 30, 2021 and 2020, respectively. Depreciation expenses for dedicated laboratory equipment are charged to research and development; other depreciation and amortization expenses are included in the Company’s overhead and are allocated across Operating Expenses on the accompanying Condensed Statements of Operations based on Company-personnel costs incurred.
During 2018, the Company undertook efforts to expand its current production facilities. The continuing projects are expected to be completed in 2022. Construction in progress related to these efforts was $3,247 and $111 as of September 30, 2021 and December 31, 2020, respectively. As of September 30, 2021, Construction in progress also contains $2,891 related to progress payments made to vendors for customized equipment that will be recorded as Property and Equipment upon receipt.
Note 5 — Intangible Assets
Intangible assets of the Company on September 30, 2021 and December 31, 2020 are summarized as follows:
	September 30, 2021		December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Licenses	$149	$(40)	$147	$(33)
Patents pending	312	—	125	—
Trademarks	9	—	9	—
Total amortized intangible assets	$470	$(40)	$281	$(33)
Amortization expense for intangible assets totaled $2 and $2 for the three months ended September 30, 2021 and 2020, respectively, and $7 and $6 for the nine months ended September 30, 2021 and 2020, respectively. Useful lives of intangible assets range from 3 to 20 years.
Note 6 — Long-term Debt
Long-term debt is as follows:
	September 30, 2021	December 31, 2020
Various equipment notes payable to lenders in monthly installments ranging from $1 to $2, including interest at 6.255 percent to 12.18 percent, maturing from April 2022 through December 2022. The notes are collateralized by the financed equipment and guaranteed by a stockholder of the Company.	$163	$270
Note payable to a bank in monthly installments beginning on January 1, 2020, of $91 plus interest at the greater of 6.00 percent per annum or the prime rate plus 1.00 percent. The note is collateralized by all assets of the Company and is due on March 1, 2023.	1,637	2,454
Total	1,800	2,724
Less current portion	1,231	1,235
Long-term portion	$569	$1,489

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 6 — Long-term Debt (Continued)
Note Payable
The note payable to the bank contains customary representations, warrants and covenants. The note payable to the bank requires the Company maintain an adjusted quick ratio at the last day of each month of not less than 1.50 and 1.25 as of September 30, 2021 and December 31, 2020, respectively. The adjusted quick ratio is defined as cash plus net accounts receivable divided by current liabilities net of deferred revenue. The note payable to the bank financial covenants required the Company to receive $2,600 and $25,000 in unrestricted and unencumbered net cash proceeds from the sale of equity securities or subordinated debt on or prior to December 31, 2020 and May 31, 2021, respectively. In addition, the Company was required to deliver a fully executed letter of intent on or prior to May 1, 2021 to the bank evidencing the $25,000 in net cash proceeds received prior to May 31, 2021. The note payable to the bank financial covenants require the Company to maintain $1,750 in unrestricted and unencumbered cash in accounts with the bank beginning December 31, 2020 through the remaining term of the note payable. The Company was in compliance with the financial covenants as of each reporting date.
Interest expense on long-term debt was $32 and $51 for the three months ended September 30, 2021 and 2020, respectively, and $111 and $153 or the nine months ended September 30, 2021 and 2020, respectively.
Note 7 — Convertible Notes Payable
2020 Convertible Promissory Notes
On December 10, 2020 and December 18, 2020, the Company issued unsecured convertible promissory notes to investors in the total principal amount of $5,125, and on February 4, 2021, and March 1, 2021, the Company issued additional unsecured convertible promissory notes to investors in the total principal amount of $4,875, as part of a single financing (collectively, the “2020 Notes”). The 2020 Notes accrued interest at eight percent per annum. The 2020 Notes were converted into 1,007,965 shares of Series B Preferred Stock, per the terms of the 2020 Notes, on May 5, 2021, in conjunction with the Series B Financing. The outstanding balance on the 2020 Notes, including accrued interest, was $10,228 when the 2020 Notes were converted to Series B Preferred Stock in May 2021. For the three and nine months ended September 30, 2021, interest expense of $0 and $210, respectively, was incurred related to the 2020 Notes. The principal of the 2020 Notes was included in Additional Paid-in Capital and the fair value of the embedded derivative was recorded as a liability on the Company’s balance sheet. The fair value of the embedded derivative was $5,497. This balance was transferred, along with the accrued interest, to mezzanine equity upon conversion of the 2020 Notes to Series B Preferred Stock in conjunction with the Series B Financing.
2020 Notes Embedded Derivative
The 2020 Notes contained the following embedded derivatives: (i) a share settled redemption upon Qualified Financing (as defined in the indenture for the Notes); (ii) a share settled redemption upon De-SPAC (as defined in the indenture for the 2020 Notes); and (iii) a share settled redemption at maturity.
Embedded derivatives are separated from the host contract and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. The Company has concluded that certain embedded derivatives within the 2020 Notes meet these criteria and, as such, must be valued separate and apart from the 2020 Notes as one embedded derivative and recorded at fair value each reporting period.
See Note 8 — Fair Value Measurements, for information about the assumptions that the Company used to measure the fair value of the embedded derivative.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 7 — Convertible Notes Payable (Continued)
2019 Convertible Promissory Note
On December 4, 2019, the Company issued an unsecured convertible promissory note to an investor in the principal amount of $3,000 (the “2019 Note,” and together with the 2020 Notes, the “Convertible Promissory Notes”). The 2019 Note accrued interest at 5 percent per annum. The 2019 Note converted into 254,899 shares of Series B Preferred Stock, per the terms of the agreement, on May 5, 2021, in conjunction with the Series B Financing. Upon this conversion, the 2019 Note converted to Series B Preferred Stock at a 30 percent discount.
The Company elected to account for the 2019 Note at fair value. Management believes that the fair value option better reflects the underlying economics of the 2019 Note, which contain multiple embedded derivatives. Under the fair value election, changes in fair value are reported in the Condensed Statements of Operations as “Loss from change in fair value of debt.”
The principal, accrued interest, and fair value totaling $3,647 was transferred to mezzanine equity upon conversion of the 2019 Note to Series B Preferred Stock in conjunction with the Series B Financing.
See Note 8 — Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the 2019 Note. At December 31, 2020, the outstanding balance on the 2019 Note was $3,612. For the three months ended September 30, 2021 and 2020, interest expense of $0 and $38 was incurred related to the 2019 Note, respectively. For the nine months ended September 30, 2021 and 2020, interest expense of $53 and $112 was incurred related to the 2019 Note, respectively.
For all debt instruments, including any for which the Company has elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the Condensed Statements of Operations.
Note 8 — Fair Value Measurements
The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.
The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. The book values of the Company’s long-term debt approximate fair value because interest rates charged are similar to other financial instruments with similar terms and maturities and the rates vary in accordance with a market index. Most of the Company’s debt is carried on the balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting. Changes to the inputs used in these valuation models can have a significant impact on the estimated fair value of the Convertible Promissory Notes and the Company’s embedded derivatives.
Liabilities Measured and Recorded at Fair Value on a Recurring Basis
As discussed in Note 7, all Convertible Promissory Notes were converted to Series B Preferred Stock in May 2021 in conjunction with the Series B Financing. As of December 31, 2020, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
2020 Notes Embedded Derivative	$—	$—	$2,817	$2,817
2019 Note	—	—	3,612	3,612

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 8 — Fair Value Measurements (Continued)
There were no other transfers in and out of Level 3 during the three and nine months ended September 30, 2021 and 2020.
Fair Value Methodology
2020 Notes Embedded Derivative
The fair value of the 2020 Notes was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The embedded derivative is valued using a “with-and-without method,” where the value of the 2020 Notes, including the embedded derivative, is defined as the “with”, and the value of the 2020 Notes, excluding the embedded derivative, is defined as the “without.” This method estimates the value of the embedded derivative by comparing the difference in the values between the 2020 Notes with the embedded derivative and the value of the 2020 Notes, without the embedded derivative. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. The changes during the nine months ended September 30, 2021 in the fair values of the embedded derivatives are primarily related to the change in the value of the conversion features and are reflected in the Condensed Statement of Operations as “Loss from change in fair value of embedded derivative liability.”
Fair Value of Debt — 2019 Note
The 2019 Note was converted to Series B Preferred Stock in May 2021 in conjunction with the Series B Financing. At December 31, 2020, the contractual outstanding principal of the 2019 Note was $3,000, and the fair value was $3,612. The fair value was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility.
Fair Value of Redeemable Preferred Stock
Redeemable preferred stock is remeasured to the greater of its original issue price or fair value (“Preferred Redemption Value”) at each balance sheet date. Series A-1 Preferred Stock and Series B Preferred Stock are recorded at fair value on the balance sheet and is classified as Level 3 in the fair value hierarchy. Differences between the carrying amount and current period value is reported as an adjustment to net loss attributable to common stockholders. Fair value was estimated using the present value of probability weighted expected return analysis, considering the as-converted value and the downside protection. This method estimates the value of the redeemable preferred stock by analyzing the future values of a company using several likely scenarios. These scenarios include: (i) strategic sale or merger; (ii) an initial public offering; and (iii) the dissolution of the company in which the preferred shares receive all of the proceeds, and the common stock has no value. During the three months ended September 30, 2021, the Company realized an increase to the Preferred Redemption Value of the Preferred Stock totaling $46,990. There was no change in the Preferred Redemption Value of the Series A-1 Preferred Stock for the three months ended September 30, 2020. These amounts are reported as “Deemed dividend related to Series A-1 preferred stock and Series B preferred stock” on the Condensed Statement of Operations and increase or decrease the Net (Loss) attributable to common stockholders. During the nine months ended September 30, 2021, the Company realized an increase to the Preferred Redemption Value of the Preferred Stock totaling $266,772 and a decrease of $3,071 for the nine months ended September 30, 2020 and are recorded as “Deemed dividend related to Series A-1 preferred stock and Series B preferred stock” on the Condensed Statement of Operations. Fair value of the Preferred Stock increased during the period primarily due to a change in the weighting of valuation scenarios that considered the BCA.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 9 — Mezzanine Equity
The Company had 14,069,187 and 14,404,018 shares of Series A-1 Preferred Stock outstanding at September 30, 2021 and December 31, 2020, respectively, and 8,777,812 shares of Series B Preferred Stock outstanding at September 30, 2021. The Series B Preferred Stock was issued in May 2021 in exchange for $135,579 of cash and resulted in the conversion of the 2019 Note and the 2020 Notes as discussed in Note 7. See Note 10 for a discussion of warrants issued with the Series B Preferred Stock.
The Preferred Stock is redeemable, at the option of the holders of a majority of the outstanding Preferred Stock, any time after April 30, 2031. The Preferred Stock is redeemable for the greater of its original issue price, plus all declared but unpaid dividends thereon, or fair value. Since the Preferred Stock has redemption provisions that are not solely within control of the Company, the Preferred Stock is classified as Mezzanine Equity on the Company’s balance sheet. The amount recognized is the greater of the redemption value or fair value. The value of the Preferred Stock as of September 30, 2021, was $510,353 and the value of the Series A-1 Preferred Stock as of December 31, 2020 was $109,183.
Shares of Series B Preferred Stock are entitled to noncumulative dividends at an annual rate of 6 percent of the original issue price of $18.041 per share, payable when and if declared by the Company’s board of directors. Shares of Series A-1 Preferred Stock are entitled to noncumulative dividends at an annual rate of 6 percent of the original issue price of $1.806775 per share, payable when and if declared by the Company’s board of directors. After payment of the preferred dividend to the holders of Preferred Stock, any further dividends would be paid pro rata to the holders of the Preferred Stock and common stock on an as-converted basis.
The liquidation value for each share of Series B Preferred Stock is $27.0615, which is equal to the greater of 1.5 times the original issuance price for each share plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to common stock. After the holders of Series B Preferred Stock are paid their liquidation preference, the liquidation preference for each share of Series A-1 Preferred Stock is equal to the greater of the original issuance price for such share ($1.806775) plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted to common stock. After payment of the liquidation preferences, if any, the holders of Preferred Stock and common stock will share ratably in the Company’s net assets.
The holders of the Preferred Stock have the option to convert their shares into shares of common stock at any time at a conversion rate determined by a fraction in which the numerator is the original issue price of such Preferred Stock and the denominator is the conversion price, which is initially set at the original issue price of such Preferred Stock, subject to future adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. The resulting conversion rate for such Preferred Stock is on a one-for-one basis. The conversion price may be later adjusted for the effects of subsequent sales of common shares at a price less than the existing conversion price. The Company evaluated the conversion feature, determining a beneficial conversion feature is not present.
The Preferred Stock shall automatically be converted into shares of common stock based on the effective conversion price upon a majority vote of the Preferred Stockholders or immediately upon the closing of a firmly underwritten public offering in which the price per share is at least $36.082 and the cash proceeds, net of underwriting discount and commission, to the Company are at least $50,000.
Holders of Preferred Stock are entitled to the number of votes equal to the number of common shares that each holder of Preferred Stock would receive upon conversion, based on the conversion price in effect on the record date of the meeting. Additionally, at least 50 percent of the Preferred Stock outstanding must approve, voting together as a single class, changes in authorized capital, changes in the option pool allocation, and certain other matters.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 10 — Stockholders’ Equity
Common Stock
During the three months ended September 30, 2021 and 2020, stock options were exercised for 71,200 and 274,500 shares of common stock, respectively. During the nine months ended September 30, 2021 and 2020, stock options were exercised for 315,954 shares of common stock and 297,879 shares of common stock, respectively.
Warrants
During 2015, the Company issued warrants to a third party in conjunction with a licensing agreement to purchase 276,000 shares of common stock at an exercise price of $0.00001088 per share, which expire in October 2025. The warrants may be exercised at the earliest of the 10-year anniversary of the grant date, a change in control of the Company, or an initial public offering. Management has determined that equity classification is appropriate for these warrants. The Company recognized expense totaling $18 on the date of the grant that has been included as a component of additional paid-in capital within the Condensed Statement of Stockholders’ Equity. During 2020, the Company issued additional warrants for the right to purchase 45,730 shares of common stock at an exercise price of $0.53 per share, which expire in December 2030. The Company recognized expense totaling $16 on the date of the grant.
In May 2021, the Company issued 1,755,557 warrants in connection with the Series B Financing. Each warrant allows the holder to purchase one share of common stock for $0.01 prior to May 5, 2031.The 2021 warrants are detachable from the Series B Preferred Stock and in all cases will physically settle or net share settle; therefore, the Company determined that the warrants represent equity in the Company. As the Series B Preferred Stock is subsequently measured at the greater of fair value or the ultimate redemption amount, as discussed in Note 9, the Company first allocated fair value to the Series B Preferred Stock. No value was allocated to the warrants as all value from the proceeds was recognized with the Series B Financing. As of September 30, 2021, 1,486,971 warrants have been exercised and exchanged for common stock, and 268,586 warrants remained outstanding.
Note 11 — Stock Options
The fair value of stock options and other equity-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The Company recognized compensation costs totaling $758 and $49 for the three months ended September 30, 2021 and 2020, respectively, and $975 and $113 for the nine months ended September 30, 2021 and 2020, respectively, which are charged to Operating Expenses based on personnel costs incurred within the accompanying Condensed Statements of Operations.
As of September 30, 2021, the Company’s 2014 equity incentive plan (the “Plan”) permitted the grant of 13,005,464 shares of common stock to its employees, directors, and consultants, as designated by the board of directors. Awards may be issued in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on four years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the plan agreements).
The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 11 — Stock Options (Continued)
When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.
The fair value of each option grant during the nine months ended September 30, 2021 and 2020, was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used:
	2021	2020
Approximate risk-free rate	0.88%	1.26%
Volatility	42.47%	41.34%
Average expected life (years)	6 years	6 years
Dividend yield	0%	0%
Weighted-average grant date fair value per share	$14.71	$0.53
Estimated fair value of total options granted	$14,484	$113
A summary of option activity under the Plan for the nine months ended September 30, 2021 and 2020, is presented below:
Options	Number of Shares	Weighted-average Exercise Price Per Share	Weighted-average Remaining Contractual Term (in years)
Outstanding on December 31, 2020	7,377,807	0.22	6.53
Granted	2,409,596	14.71
Exercised	(315,954)	0.32
Forfeited or expired	(42,673)	0.51
Outstanding on September 30, 2021	9,428,776	3.92	6.79
Outstanding on December 31, 2019	7,234,813	0.20	7.06
Granted	540,468	0.53
Exercised	(297,879)	0.07
Forfeited or expired	(31,172)	0.47
Outstanding on September 30, 2020	7,446,230	0.23	6.78
Exercisable on September 30, 2021	6,054,186	0.17	5.39
Exercisable on September 30, 2020	5,331,932	0.14	6.12
Cash received from options exercised under all share-based payment arrangements for the three months ended September 30, 2021 and 2020 was $32 and $18, respectively, and for the nine months ended September 30, 2021 and 2020 was $102 and $20, respectively.
Future compensation costs related to the unvested portion of stock options at September 30, 2021 and 2020 was $14,189 and $613, respectively.
Note 12 — Earnings Per Share
The table below reconciles basic weighted average common shares outstanding to diluted weighted average shares outstanding for three and nine months ended September 30, 2021 and 2020. Basic earnings per share is based on the weighted average number of common shares outstanding for the period. Diluted earnings per share also includes the dilutive effect of additional potential common shares issuable from stock-based awards and are determined using the treasury stock method. Basic earnings per share represents

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 12 — Earnings Per Share (Continued)
net earnings or loss attributable to common stock divided by the basic weighted average number of common shares outstanding during the period. Diluted earnings per share represents net earnings divided by diluted weighted average number of common shares, which includes the average dilutive effect of all potentially dilutive securities that are outstanding during the period. The Preferred Stock, unvested stock awards, warrants and options are included in the number of shares outstanding for diluted earnings per share calculations, unless a net loss is reported, in which situation preferred shares, unvested stock awards, warrants and options are excluded from the number of shares outstanding for diluted earnings per share calculations.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss (attributable to common stockholders)	$(55,440)	$(3,003)	$(291,636)	$(6,329)
Weighted average shares outstanding – basic and diluted	9,330,805	7,414,098	8,410,583	7,296,365
Basic and fully diluted loss per share	$(5.94)	$(0.40)	$(34.67)	$(0.87)
Due to the net loss to common stockholders in each of the periods presented above, diluted loss per share was computed without consideration to potentially dilutive instruments as their inclusion would have been anti-dilutive. As of September 30, 2021 and 2020, potentially dilutive securities excluded from the diluted loss per share calculation are as follows:
	September 30, 2021	September 30, 2020
Series A-1 Preferred Stock	14,069,187	14,404,018
Series B Preferred Stock	8,777,812	—
Warrant Common Stock	590,316	276,000
2014 Equity Incentive Plan	9,428,776	7,446,230
Total potentially dilutive securities	32,866,091	22,126,248
Note 13 — Operating Leases
The Company leases its primary office space under a noncancelable operating lease with an expiration date of September 2024. The lease requires the Company to pay certain taxes, insurance, utilities, and maintenance costs. In 2019, the Company amended the lease, agreeing to sublease additional space in the building, which sublease expires in December 2024. In connection with this operating lease, the Company was granted an allowance for tenant improvements as a lease incentive. Deferred lease incentive is included in Other Long-term Liabilities on the Condensed Balance Sheets and is being amortized on a straight-line basis over the term of the lease ending in September 2024. Deferred lease incentive totaled $195 and $246 as of September 30, 2021, and December 31, 2020, respectively.
On September 1, 2021, the Company entered into an Industrial Lease Agreement with the initial term through March 31, 2029 and which contains one option to renew for five years. The Company is responsible for its proportionate share of common area maintenance, taxes, and insurance.
Total rent expense under these leases was $173 and $119 for the three months ended September 30, 2021 and 2020, respectively, and $375 and $363 for the nine months ended September 30, 2021 and 2020, respectively, and are charged to Operating Expenses based on personnel costs incurred in the accompanying Condensed Statements of Operations.

Notes to Financial Statements
Three and Nine Months Ended September 30, 2021 and 2020
Note 14 — Related Party Transactions
Albemarle U.S. Inc. (Albemarle) is a limited partner investor of Volta SPV SPW, LLC, a Preferred Stock investor in the Company. Albemarle is a significant supplier of the Company’s lithium sulfide and other lithium-based materials. The Company purchases raw material from Albemarle to be used in the Company’s research and development and salable goods production processes. Related party expense with Albermarle totaled $0 and $51, for the three months ended September 30, 2021 and 2020, respectively, and $60 and $173 for the nine months ended September 30, 2021 and 2020, respectively, and were included in Research and development on the Condensed Statements of Operations. There were no amounts due to or from Albemarle as of September 30, 2021 and December 31, 2020.
During 2020, the Company entered into a subcontractor agreement with Roccor, LLC, which was a related party until October 30, 2020. Under the subcontractor agreement, the Company provides technical support to Roccor on a government research contract. The total value of the subcontract is $331 to the Company; the period of performance commenced during 2020 and extends to late 2021. Related party revenue from Roccor was $70 and $91 for the three and nine months ended September 30, 2020.
Umicore South Korea provides production materials to the Company and is considered a supplier of raw materials. Umicore Marketing Services Belgium and Umicore Holdings Belgium are Company stockholders due to their holdings of Series A-1 Preferred Stock and Series B Preferred Stock. Related party expense with Umicore companies totaled $24 and $9 for the three months ended September 30, 2021 and 2020, respectively, and $75 and $41 for the nine months ended September 30, 2021 and 2020, respectively, and were included in Research and development on the Condensed Statements of Operations. There were no amounts due to or from Umicore companies as of September 30, 2021 or December 31, 2020.
Note 15 — Retirement Plans
The Company sponsors a 401(k) plan for all employees, subject to an initial eligibility waiting period. The plan provides for the Company to make a discretionary matching contribution. Contributions to the plan totaled $77 and $56 for the three months ended September 30, 2021 and 2020, respectively, and $226 and $168 for the nine months ended September 30, 2021 and 2020, respectively.
Note 16 — Income Taxes
The Company’s effective tax rate for the three and nine months ended September 30, 2021 and 2020 differs from the federal statutory tax rate due to permanent differences, state taxes, and changes in the Company’s valuation allowance. The effective tax rate was 0.55% and (0.84%) for the three months ended September 30, 2021 and 2020, respectively, and 0.35% and (0.83%) for the nine months ended September 30, 2021 and 2020, respectively.
Note 17 — Contingencies
In the normal course of business, the Company may be party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.
Note 18 — Subsequent Events
The Condensed Financial Statements and related disclosures include evaluation of events up through and including November 18, 2021, which is the date the Condensed Financial Statements were available to be issued.
On October 28, 2021, the Company entered into a joint development agreement and memorandum of understanding (the “JDA”) with SK Innovation Co., Ltd. (“SKI”). The JDA provides that SKI and the Company will jointly produce the Company’s Silicon EV Cells as part of the Company’s automotive qualification process and, subject to certain milestones set forth in the JDA, concurrently negotiate a commercial agreement for the sale of the Company’s sulfide-based solid electrolyte materials and licensing of the Company’s all-solid-state cell designs.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Decarbonization Plus Acquisition Corporation III
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Decarbonization Plus Acquisition Corporation III (the “Company”) as of June 30, 2021, the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 29, 2021 (inception) through June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the period from January 29, 2021 (inception) through June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
September 20, 2021

DECARBONIZATION PLUS ACQUISITION CORPORATION III
BALANCE SHEET
June 30, 2021
ASSETS:
Current Assets:
Cash	$—
Short term prepaid insurance	560,596
Total Current Assets	560,596
Cash equivalents held in Trust Account	350,005,400
Long term prepaid insurance	411,616
Total assets	$350,977,612
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$625,004
Franchise tax payable	83,288
Total current liabilities	708,292
Warrant liabilities	48,166,668
Deferred underwriting fee payable	12,250,000
Total liabilities	61,124,960
Commitments and Contingencies
Class A common stock subject to possible redemption, 35,000,000 shares at $10.00 per share	350,000,000
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 8,750,000 shares issued and outstanding	875
Additional paid-in capital	—
Accumulated deficit	(60,148,223)
Total stockholders’ equity (deficit)	(60,147,348)
Total liabilities and stockholders’ equity (deficit)	$350,977,612
The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III
STATEMENT OF OPERATIONS
For the period from January 29, 2021 (inception) to June 30, 2021
Operating expenses:
General and administrative expenses	$1,998,954
Franchise tax expense	83,288
Loss from operations	(2,082,242)
Other income (expense):
Interest earned on cash equivalents held in Trust Account	5,400
Offering costs allocated to warrant liabilities	(956,584)
Change in fair value of warrant liabilities	(21,166,668)
Net Loss	$(24,200,094)
Weighted average shares outstanding of Class A common stock, basic and diluted	35,000,000
Basic and diluted net income per common share, Class A redeemable common stock	$—
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	8,750,000
Basic and diluted net loss per common share, Class B non-redeemable common stock	$(2.77)
The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) TO JUNE 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of January 29, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Class B Common Stock issued to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Forfeiture of Founder Shares	—	—	(1,312,500)	(131)	131	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(24,125)	(35,948,129)	(35,972,254)
Net loss	—	—	—	—	—	(24,200,094)	(24,200,094)
Balance as of June 30, 2021	—	—	8,750,000	$875	—	$(60,148,223)	$(60,147,348)
The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) TO JUNE 30, 2021
Cash flow from operating activities:
Net loss	$(24,200,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	21,166,668
Offering costs allocated to warrant liabilities	956,584
Interest earned on cash equivalents held in Trust Account	(5,400)
Changes in operating assets and liabilities:
Accounts payable	625,004
Franchise tax payable	83,288
Prepaid insurance	(972,212)
Net cash used in operating activities	(2,346,162)
Cash flows from investing activities:
Investment of cash in Trust Account	(350,000,000)
Net cash used in investing activities	(350,000,000)
Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	343,000,000
Proceeds from sale of Private Placement Warrants	10,000,000
Proceeds from sale of Class B Common Stock to Sponsor	25,000
Payment of offering costs	(678,838)
Net cash provided by financing activities	352,346,162
Net decrease in cash	—
Cash at beginning of period	—
Cash at end of period	$—
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	12,250,000
The accompanying notes are an integral part of these financial statements.

DECARBONIZATION PLUS ACQUISITION CORPORATION III
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
Decarbonization Plus Acquisition Corporation III (the “Company”) was incorporated in Delaware on January 29, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
At June 30, 2021, the Company had not commenced any operations. All activity for the period from January 29, 2021 (inception) to June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, as well as the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on March 23, 2021. On March 26, 2021, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 6,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Decarbonization Plus Acquisition Sponsor III LLC (the “Sponsor”) and certain of the Company’s independent directors, generating gross proceeds of $10,000,000, which is described in Note 5.
Transaction costs amounted to $20,12 8,838 consisting of $7,000,000 of underwriting fees, $12,250,000 of deferred underwriting fees and $878,838 of other offering costs. In addition, at June 30, 2021, no cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on March 26, 2021, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) being sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Going Concern Considerations
As of June 30, 2021, the Company had a cash balance of $0. In connection with the Company’s assessment of going concern considerations in accordance with ASU2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of June 30, 2021, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company.
If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor, which is described in Note 4, and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Business Combination and one year from the date of issuance of these financial statements.
These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the period from January 29, 2021 (inception) to June 30, 2021 are not necessarily indicative of the results that may be expected for the period from January 29, 2021 (inception) to December 31, 2021 or any future period.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Net Loss Per Common Share
Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.
The Company’s statement of operations includes a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding for the period or since original issuance. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net loss, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares (as defined below) as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
January 29, 2021 (inception) to June 30, 2021
Class A Redeemable Common Stock
Numerator: Earnings allocable to Class A Redeemable Common Stock
Interest Income	5,400
Franchise Taxes	(5,400)
Net Income (Loss)	—
Denominator: Weighted Average Class A Redeemable Common Stock
Class A Redeemable Common Stock, Basic and Diluted	35,000,000
Earnings/Basic and Diluted Class A Redeemable Common Stock	—
Class B Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income (Loss)	(24,200,094)
Redeemable Net Income	—
Non-Redeemable Net Loss	(24,200,094)
Denominator: Weighted Average Class B Non-Redeemable Common Stock
Class B Non-Redeemable Common Stock, Basic and Diluted	8,750,000
Loss/Basic and Diluted Class B Non-Redeemable Common Stock	$(2.77)
Note: As of June 30, 2021, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.
For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period, and utilizes a Black-Scholes model to value the Private Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statement of Operations (see Note 8).

Fair Value of Financial Instruments
The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 8 for additional information on assets and liabilities measured at fair value.
Use of Estimates
The preparation of the financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of this financial statement. Actual results could differ from those estimates.
Cash and cash equivalents
Cash includes amounts held at banks with an original maturity of less than three months. As of June 30, 2021, the Company held no cash.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, 35,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
The Company’s Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
The Company revised the presentation in these financial statements for the classification of Class A redeemable stock from the historical presentation of classifying a portion of the Class A common stock in permanent equity to maintain minimum stockholders’ equity of $5,000,001 to classifying all of the Class A common stock subject to redemption in temporary equity.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. The Company incurred offering costs amounting to $20,128,838 upon the completion of the Initial Public Offering.
The Company complies with the requirements of ASC 825-10. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company recorded $19,172,254 of offering costs as a reduction of temporary equity in connection with the Public Shares included in the Units. The Company immediately expensed $956,584 of offering costs in connection with the Public Warrants included in the Units that were classified as liabilities.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The deferred tax assets are de minimis after accounting for the net effect of the valuation allowance.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company had no tax liability as of June 30, 2021.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the

ASU on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.
Note 3 — Public Offering
Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
Note 4 — Related Party Transactions
Founder Shares
On February 4, 2021, the Company issued an aggregate of 10,062,500 shares of Class B common stock (the “Founder Shares”) in exchange for a $25,000 payment from the Sponsor to cover certain expenses on behalf of the Company (approximately $0.002 per share). As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor has agreed to forfeit up to an aggregate of 1,312,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As of June 30, 2021, the underwriters’ over-allotment option had not been exercised. On March 23, 2021, the Company, the Sponsor and the Company’s independent directors entered into several Securities Agreements, pursuant to which the Company issued an aggregate of 400,000 Founder Shares and the Sponsor agreed to forfeit 400,000 Founder Shares at no cost, which were cancelled by the Company. The Sponsor will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the Sponsor will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them.
The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Company’s independent directors and an affiliate of the Company’s chief executive officer purchased 6,666,667 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,000,000 (see Note 3 for further information regarding the accounting treatment of the Private Placement Warrants). The Sponsor has agreed to purchase up to an additional 700,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or an aggregate additional $1,050,000, to the extent the underwriter’s over-allotment option is exercised in full. As of June 30, 2021, the underwriters’ over-allotment option had not been exercised.

Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to partially fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
The Sponsor and certain of the Company’s independent directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Loans
On February 4, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of August 3, 2021 or the completion of the Initial Public Offering (the “Maturity Date”). As of June 30, 2021, no amount has been drawn down or is outstanding under the Note.
During the period ending June 30, 2021, the Company paid the Sponsor $1.5 million for additional expenses paid on its behalf.
Administrative Support Agreement
On March 23, 2021 the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 29, 2021 (Inception) to June 30, 2021, the Company had incurred and paid $31,935 of monthly fees to the affiliate of the Sponsor which were paid in full at June 30, 2021.
Working Capital Loans
In addition, in order to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be converted into warrants of the post business combination entity at the price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2021, the Company had no borrowings under the Working Capital Loans.
Note 5 — Commitments and Contingencies
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less applicable underwriting discounts and commissions. As of June 30, 2021, the underwriters’ over-allotment option had not been exercised.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,250,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
The Company continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In the normal course of business, the Company may be party to litigation from time to time. As of June 30, 2021, the Company was not party to any litigation.
Note 6 — Stockholders’ Equity (Deficit)
Common Stock
The authorized common stock of the Company includes up to 250,000,000 shares of Class A common stock (no shares issued and outstanding) with a par value of $0.0001 per share and 20,000,000 shares of Class B common stock (8,750,000 shares issued and outstanding) with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2021, there were 35,000,000 shares of Class A common stock issued and outstanding, of which all shares were subject to possible redemption. At June 30, 2021, there were 8,750,000 shares of Class B common stock issued and outstanding.
The Sponsor agreed to forfeit up to an aggregate of 1,312,500 Founder Shares depending on the extent to which the over-allotment option is not exercised by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to not exercise their over-allotment option, 1,312,500 Founder Shares were forfeited.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021, there were no shares of preferred stock issued or outstanding.
Warrants
Each whole Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Company has also granted the underwriters a 45-day option to purchase up to an additional 5,250,000 Units to cover over-allotments, if any.

Each whole Warrant is exercisable to purchase one share of our Class A common stock and only whole Warrants are exercisable. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.
The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Warrants will become exercisable on the later of:
•
30 days after the completion of the Initial Business Combination or,

•
12 months from the closing of the Initial Public Offering;

provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).
The Company is not registering the shares of Class A common stock issuable upon exercise of the Warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):
•
In whole and not in part;

•
At a price of $0.01 per Warrant;

•
Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•
if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise below;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders; and

•
if the last sale price of the Company’s Class A common stock on the trading day prior to the date on which the Company send the notice of redemption to the warrantholders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the average reported last sale price of the Company’s Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
As of June 30, 2021, there were 11,666,667 Public Warrants and 6,666,667 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.
The Warrant liabilities are initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized gains (losses) in connection with changes in the fair value of warrant liabilities of $(21,283,334) and $(21,166,668) within change in fair value of warrant liabilities in the Statement of Operations during the three months ended June 30, 2021 and the period from January 29, 2021 (inception) to June 30, 2021, respectively.
Note 7 — Income Tax
The Company’s net deferred tax assets are as follows:
June 30, 2021
Deferred tax asset
Organizational costs/Startup expenses	$385,893
Net operating loss carryforward	50,244
Total deferred tax asset	436,137
Valuation allowance	(436,137)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:
June 30, 2021
Federal
Current	$—
Deferred	(436,137)
State
Current	$—
Deferred	—
Change in valuation allowance	436,137
Income tax provision	$—
As of June 30, 2021, the Company had $50,244 of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended June 30, 2021, the change in the valuation allowance was $436,137.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at June 30, 2021 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liabilities	(18.4)%
Non-deductible transaction costs	(0.8)%
Change in valuation allowance	(1.8)%
Income tax provision	0.0%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
Note 8 — Fair Value Measurements
At June 30, 2021, assets held in the Trust Account were comprised of $350,005,400 in money market funds which are invested in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any interest earned on the Trust Account to pay its franchise and income tax obligations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2021
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund		$350,005,400	$350,005,400	$—	$—
Liabilities:
Warrant liability – Public Warrants		$29,633,334	$29,633,334	$—	$—
Warrant liability – Private Placement Warrants		$18,533,334	$—	$—	$18,533,334
The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering, and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period. The Company utilizes a Black-Scholes model to value the Private Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statement of Operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S.
Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The significant unobservable inputs used in the Monte Carlo simulation model to value the Public Warrants at the date of the Initial Public Offering and the Black-Scholes model to measure the Private Warrant liabilities that are categorized within Level 3 of the fair value hierarchy are as follows:
As of June 30, 2021
Stock price	$10.37
Strike price	$11.50
Term (in years)	5.3
Volatility	32.0%
Risk-free rate	0.92%
Dividend yield	0.0%
Fair value of warrants	2.54 – 2.78
The following table provides a summary of the changes in fair value of the Level 3 warrant liabilities:
Level 3 Private Placement
Beginning balance as of January 29, 2021 (inception)	$—
Initial measurement at March 26, 2021	10,200,000
Change in value inputs or other assumptions	8,333,334
Fair value as of June 30, 2021	$18,533,334

The Company transferred the public warrants from Level 3 to Level 1 in the amount of $16,800,000 at the Initial Public Offering Date during the period from January 29, 2021 (inception) to June 30, 2021.
Note 9 — Subsequent Events
Management has evaluated the impact of subsequent events through the date the financial statements were issued. All subsequent events required to be disclosed are included in these financial statements except for the following.
On June 15, 2021, DCRC filed Form 8-K announcing the definitive agreement for which DCRC, DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DCRC (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), entered into a business combination agreement and plan of reorganization, pursuant to which Merger Sub will be merged with and into Solid Power, with Solid Power surviving the Merger as a wholly owned subsidiary of DCRC.

PART I — FINANCIAL INFORMATION
Item 1.   Financial Statements
DECARBONIZATION PLUS ACQUISITION CORPORATION III
UNAUDITED BALANCE SHEET AS OF SEPTEMBER 30, 2021
September 30, 2021
ASSETS:
Current Assets:
Cash	$—
Short term prepaid insurance	560,596
Total Current Assets	560,596
Cash equivalents held in Trust Account	350,010,686
Long term prepaid insurance	270,315
Total assets	$350,841,597
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,389,025
Franchise tax payable	133,699
Total current liabilities	3,522,723
Warrant liabilities	39,429,306
Deferred underwriting fee payable	12,250,000
Total liabilities	55,202,030
Commitments and Contingencies
Class A common stock subject to possible redemption, 35,000,000 shares at $10.00 per share	350,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding (excluding 35,000,000 shares subject to redemption)	—
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 8,750,000 shares issued and outstanding	875
Additional paid-in capital	131
Accumulated deficit	(54,361,439)
Total stockholders’ deficit	(54,360,433)
Total liabilities and stockholders’ deficit	$350,841,597
The accompanying notes are an integral part of these financial statements

DECARBONIZATION PLUS ACQUISITION CORPORATION III
UNAUDITED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2021 AND FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
	Three Months ending September 30, 2021	For the period from January 29, 2021 (inception) to September 30, 2021
Operating expenses:
General and administrative expenses	$2,905,322	$4,904,276
Franchise tax expense	50,411	133,699
Loss from operations	(2,955,733)	(5,037,975)
Other income (expense):
Interest earned on cash equivalents held in Trust Account	5,286	10,686
Offering costs allocated to warrant liabilities	—	(956,584)
Change in fair value of warrant liabilities	8,737,362	(12,429,306)
Net Income (Loss)	$5,786,915	$(18,413,179)
Weighted average number of Class A redeemable common stock, basic and diluted	35,000,000	26,967,213
Basic and diluted net income (loss) per common share, Class A redeemable common stock	$0.13	$(0.52)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	8,750,000	8,750,000
Basic and diluted net income (loss) per common share, Class B non- redeemable common stock	$0.13	$(0.52)
The accompanying notes are an integral part of these financial statements

DECARBONIZATION PLUS ACQUISITION CORPORATION III
UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 29, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Accretion for Class A common stock to redemption	—	—	—	—	(23,994)	(35,948,260)	(35,972,254)
Net loss	—	—	—	—	—	(1,045,232)	(1,045,232)
Balance as of March 31, 2021 (as restated see Note 2)	—	—	10,062,500	1,006	—	(36,993,492)	(36,992,486)
Forfeiture of Founder Shares	—	—	(1,312,500)	(131)	131	—	—
Net loss	—	—	—	—	—	(23,154,862)	(23,154,862)
Balance as of June 30, 2021 (as restated see Note 2)	—	—	8,750,000	875	131	(60,148,354)	(60,147,348)
Net income	—	—	—	—	—	5,786,915	5,786,915
Balance as of September 30, 2021	—	$—	8,750,000	$875	$131	$(54,361,439)	$(54,360,433)
The accompanying notes are an integral part of these financial statements

DECARBONIZATION PLUS ACQUISITION CORPORATION III
UNAUDITED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) TO SEPTEMBER 30, 2021
Cash flow from operating activities:
Net loss	$(18,413,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	12,429,306
Offering costs allocated to warrant liabilities	956,584
Interest earned on cash held in Trust Account	(10,686)
Changes in operating assets and liabilities:
Accounts payable	3,389,025
Franchise tax payable	133,699
Prepaid insurance	(830,911)
Net cash used in operating activities	(2,346,162)
Cash flows from investing activities:
Investment of cash in Trust Account	(350,000,000)
Net cash used in investing activities	(350,000,000)
Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	343,000,000
Proceeds from sale of Private Placement Warrants	10,000,000
Proceeds from sale of Class B common stock to Sponsor	25,000
Payment of offering costs	(678,838)
Net cash provided by financing activities	352,346,162
Net change in cash	—
Cash at beginning of period	—
Cash at end of period	$—
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$12,250,000
The accompanying notes are an integral part of these financial statements

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
Decarbonization Plus Acquisition Corporation III (the “Company”) was incorporated in Delaware on January 29, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
At September 30, 2021, the Company had not commenced any operations. All activity for the period from January 29, 2021 (inception) to September 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, as well as the identification and evaluation of prospective acquisition targets for an Initial Business Combination and ongoing administrative and compliance matters.The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on March 23, 2021. On March 26, 2021, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of 6,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Decarbonization Plus Acquisition Sponsor III LLC (the “Sponsor”) and certain of the Company’s independent directors, generating gross proceeds of $10,000,000, which is described in Note 5.
Transaction costs amounted to $19,928,838 consisting of $7,000,000 of underwriting fees, $12,250,000 of deferred underwriting fees and $678,838 of other offering costs. In addition, at September 30, 2021, no cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on March 26, 2021, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any of the Public Shares being sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under the NASDAQ Capital Market rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Going Concern
As of September 30, 2021, the Company had a cash balance of $0. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)
2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of September 30, 2021 (“ASU 2014-15”), the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company.
If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of an Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, management has determined that the Company has access to funds from the Sponsor, which is described in Note 5, and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Business Combination and one year from the date of issuance of these financial statements.
These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Restatement of Previously Issued Financial Statements
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined it should restate its previously reported financial statements. The Company determined, at the closing of the Company’s Initial Public Offering and expiration of the underwriters’ over-allotment option, it had improperly valued its Class A common stock subject to possible redemption. The

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued in the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
In connection with the change in presentation for the Class A common stock subject to redemption, the Company also restated its earnings per share calculation to allocate net income (loss) pro rata to Class A and Class B common stock. This presentation contemplates an Initial Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.
There has been no change in the Company’s total assets, liabilities or operating results.
The impact of the restatement on the Company’s financial statements is reflected in the following tables:
BALANCE SHEETS
	March 26, 20211	March 31, 2021	June 30, 2021
		Unaudited	Unaudited
Class A common stock subject to possible redemption
As Previously Reported	$307,899,890	$308,007,510	$284,852,650
Adjustment	$42,100,110	$41,992,490	$65,147,350
As Restated	$350,000,000	$350,000,000	$350,000,000
Class A common stock
As Previously Reported	$421	$420	$652
Adjustment	$(421)	$(420)	$(652)
As Restated	$—	$—	$—
Additional paid-in capital
As Previously Reported	$6,165,789	$6,043,810	$29,198,438
Adjustment	$(6,165,789)	$(6,043,810)	$(29,198,438)
As Restated	$—	$—	$—
Accumulated deficit
As Previously Reported	$(1,167,215)	$(1,045,232)	$(24,200,094)
Adjustment	$(35,933,900)	$(35,948,260)	$(35,948,260)
As Restated	$(37,101,115)	$(36,933,492)	$(60,148,354)
Total stockholders’ (deficit) equity
As Previously Reported	$5,000,001	$5,000,004	$5,000,002
Adjustment	$(42,100,110)	$(41,992,490)	$(65,147,350)
As Restated	$(37,100,109)	$(36,992,486)	$(60,147,348)

1
As Revised in the March 31, 2021 Form 10-Q — Note 2.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS
	Period from January 29, 2021 (Inception) to March 31, 2021	Three Months Ended June 30, 2021	Period from January 29, 2021 (Inception) to June 30, 2021
	Unaudited	Unaudited	Unaudited
Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption
As Previously Reported	2,868,852	35,000,000	35,000,000
Adjustment	—	—	(12,810,458)
As Restated	2,868,852	35,000,000	22,189,542
Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption
As Previously Reported	$0.00	$0.00	$0.00
Adjustment	$(0.09)	$(0.53)	$(0.78)
As Restated	$(0.09)	$(0.53)	$(0.78)
Basic and diluted weighted average shares outstanding, Class B non-redeemable common stock
As Previously Reported	9,072,746	10,062,500	9,613,014
Adjustment	(322,746)	(1,312,500)	(863,014)
As Restated	8,750,000	8,750,000	8,750,000
Basic and diluted net income (loss) per share, Class B non-redeemable common stock
As Previously Reported	$(0.12)	$(2.30)	$(2.52)
Adjustment	$0.03	$1.77	$1.74
As Restated	$(0.09)	$(0.53)	$(0.78)
STATEMENTS OF CASH FLOWS
	Period from January 29, 2021 (Inception) to March 31, 2021	Period from January 29, 2021 (Inception) to June 30, 2021
	Unaudited	Unaudited
Initial classification of common stock subject to possible redemption
As Previously Reported	$307,899,890	$307,899,890
Adjustment	$(307,899,890)	$(307,899,890)
As Restated	$—	$—
Change in value of common stock subject to possible redemption
As Previously Reported	$117,620	$(23,037,240)
Adjustment	$(117,620)	$23,037,240
As Restated	$—	$—

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended September 30, 2021 and for the period from January 29, 2021 (inception) to September 30, 2021 are not necessarily indicative of the results that may be expected for the period from January 29, 2021 (inception) to December 31, 2021 or any future period.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.
The Company has two classes of shares, which are referred to as Class A common stock and Founder Shares. Earnings and losses are shared pro rata between the two classes of shares as long as a business combination is consummated. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance.
For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company utilized a Monte Carlo simulation model to value the Public Warrant (as defined below) liabilities at the date of the Initial Public Offering and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period, and utilizes a Black-Scholes model to value the Private Placement Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statement of Operations (see Note 8).
Fair Value of Financial Instruments
The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 8 for additional information on assets and liabilities measured at fair value.
Use of Estimates
The preparation of the financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of this financial statement. Actual results could differ from those estimates.
Cash and cash equivalents
Cash includes amounts held at banks with an original maturity of less than three months. As of September 30, 2021, the Company held no cash.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, 35,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. This method would view the end of the reporting period as if it were also the redemption date for the security.
The Class A common stock subject to possible redemption reflected on the balance sheet as of September 30, 2021 are reconciled in the following table:
Gross Proceeds	$350,000,000
Proceeds allocated to Public Warrants	$(16,800,000)
Class A shares offering costs	$(19,172,254)
Accretion of carrying value to redemption value	$35,972,254
Class A common stock subject to possible redemption	$350,000,000
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. The Company incurred offering costs amounting to $20,128,838 upon the completion of the Initial Public Offering.
The Company complies with the requirements of ASC 825-10. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company recorded $19,172,254 of offering costs as a reduction of equity in connection with the Public Shares

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
included in the Units. The Company immediately expensed $956,584 of offering costs in connection with the Public Warrants (as defined below) included in the Units that were classified as liabilities.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The deferred tax assets are de minimis after accounting for the net effect of the valuation allowance.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company’s deferred tax assets and provision for income taxes were deemed to be de minimis as of September 30, 2021 and for the period from January 29, 2021 (inception) to September 30, 2021.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted ASU 2020-06 on January 1, 2021. Adoption of ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.
Note 4 — Public Offering
Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each whole redeemable warrant included in the Units, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 5 — Related Party Transactions
Founder Shares
On February 4, 2021, the Company issued an aggregate of 10,062,500 Founder Shares in exchange for a $25,000 payment from the Sponsor to cover certain expenses on behalf of the Company (approximately

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
$0.002 per share). As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Initial Public Offering except that the Founder Shares convert into shares of Class A common stock at the election of the holder at any time prior to the Initial Business Combination or automatically at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to an aggregate of 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On May 7, 2021, the underwriters’ over-allotment option expired unexercised, and the Sponsor forfeited 1,312,500 Founder Shares.
On March 23, 2021, the Company, the Sponsor and the Company’s independent directors entered into several securities agreements, pursuant to which the Company issued an aggregate of 400,000 Founder Shares and the Sponsor agreed to forfeit 400,000 Founder Shares at no cost, which were cancelled by the Company. In April 2021, Michael Warren, in connection with his resignation from the Company’s board of directors, forfeited 40,000 Founder Shares and 40,000 Founder Shares were issued to the Sponsor. The Sponsor and independent directors will not be entitled to redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the Sponsor and the independent directors will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them.
The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Company’s independent directors and an affiliate of the Company’s chief executive officer purchased 6,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $10,000,000 (see Note 7 for further information regarding the accounting treatment of the Private Placement Warrants). The Sponsor agreed to purchase up to an additional 700,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, or an aggregate additional $1,050,000, to the extent the underwriter’s over-allotment option was exercised in full. On May 7, 2021, the underwriters’ over-allotment option expired unexercised.
Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to partially fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
The Sponsor and the Company’s independent directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (as defined below), if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on March 23, 2021. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Loans
On February 4, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of August 3, 2021 or the completion of the Initial Public Offering (the “Maturity Date”).
During the period ending June 30, 2021, the Company paid the Sponsor $1.5 million for additional expenses paid on its behalf.
Administrative Support Agreement
On March 23, 2021 the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 29, 2021 (Inception) to September 30, 2021, the Company had incurred and paid $61,935 of monthly fees to the affiliate of the Sponsor which were paid in full at September 30, 2021.
Working Capital Loans
In addition, in order to finance transaction costs in connection with the Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity at the price of $1.50 per warrant at the option of the lender (“Working Capital Warrants”). Such Working Capital Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of September 30, 2021, the Company had no borrowings under any Working Capital Loans.
On October 14, 2021, the Company issued an unsecured promissory note in the principal amount of $1,500,000 to the Sponsor to cover working capital requirements. The Company has not drawn upon the promissory note. Upon the consummation of an Initial Business Combination, the Sponsor shall have the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the promissory note into that number of Working Capital Warrants. The promissory note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the promissory and all other sums payable with regard to the promissory note becoming immediately due and payable.
Note 6 — Commitments and Contingencies
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
less applicable underwriting discounts and commissions. On May 7, 2021, the underwriters’ over-allotment option expired unexercised.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,250,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On June 15, 2021, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”) with DCRC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Solid Power, Inc., a Colorado corporation (“Solid Power”), pursuant to which Merger Sub will be merged with and into Solid Power (the “Merger” and together with the other transactions related thereto, the “Proposed Transactions”), with Solid Power surviving the Merger as a wholly owned subsidiary of the Company. The parties expect the Proposed Transactions to be completed in the fourth quarter of 2021, subject to, among other things, the approval of the Proposed Transactions by the Company’s stockholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions. For additional information on the Business Combination, please see the Form 8-K filed with the SEC on June 15, 2021 and the registration statement on Form S-4 filed with the SEC on August 10, 2021 and the amendments thereto. In connection with the proposed business combination, the Company will pay approximately $2.4 million in success fees to third parties for services incurred related to the successful completion of the business combination.
Risks and Uncertainties
The Company continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 7 — Stockholders’ Deficit
Common Stock
The authorized common stock of the Company includes up to 250,000,000 shares of Class A common stock (35,000,000 shares issued and outstanding ) with a par value of $0.0001 per share and 20,000,000 shares of Class B common stock (8,750,000 shares issued and outstanding) with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At September 30, 2021, there were 35,000,000 shares of Class A common stock issued and outstanding, of which 35,000,000 of the Class A shares issued and outstanding are included in temporary equity . At September 30, 2021, there were 8,750,000 shares of Class B common stock issued and outstanding.
The Sponsor agreed to forfeit up to an aggregate of 1,312,500 Founder Shares depending on the extent to which the over-allotment option was not exercised by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to not exercise their over-allotment option, 1,312,500 Founder Shares were forfeited on May 7, 2021.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021, there were no shares of preferred stock issued or outstanding.
Warrants
Each whole warrant (the Public Warrants, Private Placement Warrants and Working Capital Warrants, collectively, the “Warrants”) entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.
The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Warrants will become exercisable on the later of:
•
30 days after the completion of the Initial Business Combination or,

•
12 months from the closing of the Initial Public Offering;

provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).
The Company has not registered the shares of Class A common stock issuable upon exercise of the Warrants. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):
•
In whole and not in part;

•
At a price of $0.01 per Warrant;

•
Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•
if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise below;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders; and

•
if the last sale price of the Company’s Class A common stock on the trading day prior to the date on which the Company send the notice of redemption to the warrantholders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the average reported last sale price of the Company’s Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
As of September 30, 2021, there were 11,666,667 Public Warrants and 6,666,667 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
The Warrant liabilities are initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized gains (losses) in connection with changes in the fair value of warrant liabilities of $8,737,362 and $(12,429,306) within change in fair value of warrant liabilities in the Statement of Operations during the three months ended September 30, 2021 and the period from January 29, 2021 (inception) to September 30, 2021, respectively.
Note 8 — Fair Value Measurements
At September 30, 2021, assets held in the Trust Account were comprised of $350,010,686 in money market funds which are invested in U.S. Treasury Securities. Through September 30, 2021, the Company has not withdrawn any interest earned on the Trust Account to pay its franchise and income tax obligations.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2021
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	$350,010,686	$350,010,686	$—	$—
Liabilities:
Warrant liability – Public Warrants	$24,539,764	$24,539,764	$—	$—
Warrant liability – Private Placement Warrants	$14,889,542	$—	$—	$14,889,542
The Company utilized a Monte Carlo simulation model to value the Public Warrant liabilities at the date of the Initial Public Offering, and then the unadjusted, quoted price listed on the NASDAQ Capital Market for each subsequent reporting period. The Company utilizes a Black-Scholes model to value the Private Placement Warrant liabilities that are categorized within Level 3 at each reporting period, with changes in fair value recognized in the Statement of Operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The significant unobservable inputs used in the Monte Carlo simulation model to value the Public Warrants at the date of the Initial Public Offering and the Black-Scholes model to measure the Private Placement Warrant liabilities that are categorized within Level 3 of the fair value hierarchy are as follows:

Decarbonization Plus Acquisition Corporation III
NOTES TO FINANCIAL STATEMENTS
As of September 30, 2021
Stock price	$10.05
Strike price	$11.50
Term (in years)	5.2
Volatility	28.3%
Risk-free rate	1.00%
Dividend yield	0.0%
Fair value of warrants	2.10 – 2.23
The following table provides a summary of the changes in fair value of the Level 3 warrant liabilities:
Level 3 Private Placement
Beginning balance as of January 29, 2021 (inception)	$—
Initial measurement at March 26, 2021	27,000,000
Transfer Public Warrants to Level 1	(16,800,000)
Change in value inputs or other assumptions	4,689,542
Fair value as of September 30, 2021	$14,889,542
The Company transferred the Public Warrants from Level 3 to Level 1 in the amount of $16,800,000 at the Initial Public Offering Date during the period from January 29, 2021 (inception) to September 30, 2021.
Note 9 — Subsequent Events
Management has evaluated the impact of subsequent events through the date the financial statements were issued. All subsequent events required to be disclosed are included in these financial statements except for the following:
On October 12, 2021, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment revises the Company’s proposed second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”), to become effective upon the consummation of the Proposed Transactions, to clarify that, immediately upon the effectiveness of the filing of the Proposed Second A&R Charter, both the Company’s Class A common stock and Class B common stock issued and outstanding or held as treasury stock immediately prior to such filing shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of common stock of the post-combination company.
On October 25, 2021 the Sponsor and certain of the Company’s independent directors converted an aggregate of 8,710,000 of their shares of the Company’s Class B common stock to shares of Class A common stock. The converted Class A common stock are not registered and are not subject to redemption.